Exhibit 10.1

$630,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 31, 2005

Amended and Restated as of April 13, 2005

Further Amended and Restated as of June 7, 2006

among

ENERGYSOLUTIONS, LLC

as Borrower

ENV HOLDINGS LLC

as Guarantor

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

INITIAL ISSUING BANKS NAMED HEREIN

as Lenders and Initial Issuing Banks

CITIGROUP GLOBAL MARKETS INC.

as Sole Lead Arranger and Sole Bookrunner

CITICORP NORTH AMERICA, INC.

as Administrative Agent and Collateral Agent

and

CALYON NEW YORK BRANCH

as Syndication Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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-ii-

-iii-

-iv-

EXHIBITS

Exhibit A	-	Form of EnergySolutions/Subsidiary Pledge Agreement
Exhibit B	-	Form of Assumption Agreement
Exhibit C	-	Form of Performance Certificate
Exhibit D	-	Form of Request for Loan
Exhibit E	-	Form of Revolving Note
Exhibit F	-	Form of EnergySolutions Security Agreement
Exhibit G	-	Form of Request for Term Loan Eurodollar Basis
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Holdco Pledge Agreement
Exhibit J	-	Form of Holdco/Subsidiary Security Agreement
Exhibit K	-	Form of Term Note
Exhibit L	-	Form of EnergySolutions Loan Certificate
Exhibit M	-	Form of Subsidiary Loan Certificate (Corporation)
Exhibit N	-	Form of Subsidiary Loan Certificate (Partnership)
Exhibit O	-	Form of Subsidiary Loan Certificate (Limited Liability Company)
Exhibit P	-	Form of Assignment and Acceptance
Exhibit Q	-	Form of Subordination Agreement
Exhibit R	-	Form of Perfection Certificate

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SCHEDULES

Schedule 1-A	-	Duratek Indebtedness
Schedule 1	-	Subsidiaries and Investments of EnergySolutions
Schedule 2	-	Licenses
Schedule 2.17(b)	-	Existing Letters of Credit
Schedule 3	-	Liens of Record as of the Second Amendment Effective Date
Schedule 4-A	-	Revolving Commitments of the Revolving Lenders and Such Lenders’ Addresses for Notice
Schedule 4-B	-	Term Loan Commitments of the Term Lenders and Such Lenders’ Addresses for Notice
Schedule 4-C	-	Synthetic Deposit Percentages of the Synthetic Lenders and such Lenders’ Addresses for Notice
Schedule 5	-	Members of Holdco as of the Second Amendment Effective Date
Schedule 6	-	Consents, Applicable Law, Conflicts and Liens
Schedule 7	-	Issues Pertaining to Necessary Authorizations and Licenses
Schedule 8	-	Litigation
Schedule 9	-	Liabilities
Schedule 10	-	Agreements with Affiliates, Management Agreements
Schedule 11	-	Real Estate
Schedule 12	-	[Reserved]
Schedule 13	-	Employee Relations, Collective Bargaining Agreements, Labor Unions
Schedule 14	-	Existing Indebtedness
Schedule 15	-	[Reserved]
Schedule 16	-	Taxes
Schedule 17	-	Existing Investments
Schedule 18	-	Restructuring Costs

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 31, 2005, as first amended and restated as of April 13, 2005 and as further amended on February 1, 2006 and further amended and restated as of June 7, 2006, is made by and among ENERGYSOLUTIONS, LLC, a Utah limited liability company (“EnergySolutions”), ENV HOLDINGS LLC (“Holdco”), the Lenders party hereto from time to time, CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger (the “Arranger”), Citicorp North America, Inc. (“CNAI”), as administrative agent (the “Administrative Agent”), as collateral agent (the “Collateral Agent”), as the initial revolving issuing bank (the “Initial Revolving Issuing Bank”) and as the initial synthetic issuing bank (the “Initial Synthetic Issuing Bank”) and Calyon New York Branch (“Calyon”), as syndication agent (the “Syndication Agent”).

WITNESSETH:

WHEREAS, EnergySolutions, Holdco, certain lenders party thereto (the “Original Lenders”), and Calyon, as administrative agent, syndication agent, documentation agent and sole lead arranger entered into that certain credit agreement, dated as of January 31, 2005 and first amended and restated as of April 13, 2005 and as further amended on February 1, 2006 (the “Original Credit Agreement”);

WHEREAS, EnergySolutions requested various Commitments and Loans on January 31, 2005 and the First Amendment Effective Date, which occurred on such dates;

WHEREAS, on the First Amendment Effective Date, EnergySolutions, Holdco, certain lenders and agents party thereto entered into the Second Lien Credit Agreement, pursuant to which the lenders made term loans to EnergySolutions in an aggregate principal amount of $170,000,000;

WHEREAS, on the Second Amendment Effective Date, EnergySolutions shall acquire, directly or indirectly (the “Duratek Acquisition”), all of the equity interests of Duratek, Inc., a Delaware corporation (“Target”, and (x) after the Merger (as defined below) and (y) for the purposes of the representations and warranties made pursuant to the Loan Documents on the Second Amendment Effective Date, “Duratek”), in accordance with a merger agreement dated as of February 6, 2006 among EnergySolutions, Dragon Merger Corporation (“Dragon”, and before the Merger, “Duratek”) and Target (the “Duratek Acquisition Agreement”) pursuant to which Dragon will merge (the “Merger”) on the Second Amendment Effective Date with and into Target, with Target surviving the Merger;

WHEREAS, in connection with the Duratek Acquisition, EnergySolutions shall repay all existing indebtedness of the Acquired Business (as defined below) (the “Duratek Refinancing”), other than such indebtedness set forth on Schedule 1-A hereto;

WHEREAS, simultaneously herewith, Duratek shall enter into a credit agreement (the “Duratek Loan Agreement”), between Duratek, the Collateral Agent and the other agents and lenders party thereto, pursuant to which the lenders shall make term loans to Duratek in an aggregate principal amount of $240,000,000 (the “Duratek Loans”);

WHEREAS, the Obligations (as defined in the Original Credit Agreement, hereinafter the “Original Obligations”) of EnergySolutions and the other Loan Parties under the Original Credit Agreement and the Security Documents (as defined in the Original Credit Agreement, such Security Documents hereinafter the “Original Security Documents”) are secured by certain collateral (hereinafter the “Original Collateral”) and are guaranteed or supported or otherwise benefited by the Original Security Documents;

WHEREAS, immediately prior to the Second Amendment Effective Date, Term Loans (as defined in the Original Credit Agreement) in the aggregate principal amount of $360,000,000 were outstanding under the Original Credit Agreement (the “Original Term Loans”) and term loans in the aggregate principal amount of $170,000,000 were outstanding under the Second Lien Credit Agreement;

WHEREAS, in connection with the Duratek Acquisition, the parties hereto wish to amend and restate the Original Credit Agreement in its entirety to allow for transactions (collectively, the “Amendment Transactions”) which (a) provide for the repayment in full of the Original Term Loans and the making of the Term Loans hereunder, (b) provide for additional commitments to make Revolving Loans to EnergySolutions in an aggregate principal amount of $72,500,000 and commitments to issue Synthetic Letters of Credit (as defined herein) after the Synthetic Facility Availability Date (as defined herein) to EnergySolutions in an aggregate principal amount of $25,000,000, (c) allow for the Duratek Acquisition and the Duratek Loans, (d) extend the Maturity Date (as defined in the Original Credit Agreement) of the Revolving Loans to June 7, 2011, (e) amend and restate the Security Documents and (f) appoint CNAI as Administrative Agent and Collateral Agent hereunder, in each case, on and subject to the terms and conditions of this Agreement; and

WHEREAS, the parties hereto intend that (a) the Original Obligations which remain unpaid and outstanding as of the Second Amendment Effective Date shall continue to exist under this Agreement on the terms set forth herein and (b) the Original Collateral and the Original Security Documents, as amended and restated on the date hereof, shall continue to secure, guarantee, support and otherwise benefit the Original Obligations, the other Secured Obligations of EnergySolutions and the other Loan Parties under this Agreement and the other Loan Documents and the Secured Obligations under and as defined in the Duratek Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE 1.

Definitions

Section 1.1 Defined Terms.

For the purposes hereof, the following terms shall have the following meanings:

“Acquired Business” shall mean Duratek, Inc. and its subsidiaries.

“Acquisition” shall mean (whether by purchase, exchange, issuance of capital stock, limited partnership interests, general partnership interests or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by EnergySolutions or any of the Subsidiaries of all or substantially all of any other Person, which Person shall then become consolidated with EnergySolutions or any such

Subsidiary in accordance with GAAP, or (b) any acquisition by EnergySolutions or any of the Subsidiaries of all or substantially all of the assets of any other Person; provided that Acquisition shall not mean or include any acquisition of any interest in real property, either individually or together with the acquisition of other property or assets.

“Acquisition Entity” shall mean in respect of any Acquisition of any entity, collectively, and on a consolidated basis, such entity and all of the other entities, if any, that are Affiliates or Subsidiaries of such entity and that are acquired with such entity in one transaction or a series of two or more related transactions.

“Additional Permitted Debt” shall mean Indebtedness of EnergySolutions and, after an IPO Reorganization, Duratek, that (i) is unsecured, (ii) is not guaranteed by Holdco, Parent, EnergySolutions or any of their Subsidiaries, (iii) matures no earlier than 180 days after the Maturity Date, (iv) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) to be made and (v) does not require Parent, EnergySolutions, Duratek or any of the Subsidiaries to maintain any specified financial condition.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent maintained by the Administrative Agent at its office at 390 Greenwich Street, New York, NY 10013, Account No. 36852248 Attention: Christina Quezon, or such other account as the Administrative Agent shall specify from time to time in writing to the Lender Parties.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, “control” when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of more than ten percent (10%) of the voting securities or voting equity of such Person, or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless otherwise specified, “Affiliate” shall mean an Affiliate of EnergySolutions, and shall include the Subsidiaries.

“Agent Parties” shall have the meaning set forth in Section 11.23.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agreement” shall mean this Credit Agreement, dated as of January 31, 2005, as first amended and restated as of April 13, 2005, as amended as of February 1, 2006 and as further amended and restated as of June 7, 2006, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall mean January 31, 2005.

“Amendment Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Loans and Synthetic Deposits hereunder as determined in accordance with Section 2.3(f) hereof.

“Approved Fund” shall mean, with respect to any Lender Party, any fund that invests in commercial loans and is managed or advised by such Lender Party or an Affiliate of such Lender Party, or by the same investment advisor as such Lender Party or by an Affiliate of such investment advisor.

“Arranger” shall have the meaning set forth in the preamble to this Agreement.

“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form attached hereto as Exhibit P.

“Assumption Agreement” shall mean an Assumption Agreement substantially in the form attached hereto as Exhibit B.

“Authorized Signatory” shall mean such officers of each Loan Party as may be duly authorized and designated in writing by such Loan Party to execute documents, agreements and instruments on behalf of such Loan Party.

“Available Amount” of any Letter of Credit shall mean, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced by CNAI, from time to time, as its prime rate in effect at its principal office in the city of New York; and

(b) a rate of interest that is  1/2 of 1% above the Federal Funds Rate.

The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to customers in connection with extensions of credit or to other banks.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (a) the Base Rate and (b) the Applicable Margin. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change and shall also be changed to reflect adjustments in the Applicable Margin.

“Base Rate Option Loan(s)” shall mean either or both of a Base Rate Term Loan and a Base Rate Revolving Loan, as the context may require.

“Base Rate Revolving Loan” shall mean the portion of the Revolving Loans as to which EnergySolutions has elected the Base Rate Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which, except in the case of a Base Rate Revolving Loan the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Loans, shall be in a principal amount of at least $500,000 and in an integral multiple of $100,000.

“Base Rate Term Loan” shall mean the portion of the Term Loans as to which EnergySolutions has elected the Base Rate Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000 and in an integral multiple of $1,000,000.

“Base Return” means an amount equal to the Eurodollar Basis for the applicable Investment Period as if such deposit were deemed to be a Eurodollar Option Loan hereunder for such Investment Period (exclusive of any Applicable Margin that would be applicable thereto).

“Business Day” shall mean a day of the year on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Option Loans, on which dealings are carried on in the London interbank market.

“Calyon” shall have the meaning set forth in the preamble to this Agreement.

“Capital Expenditures” shall mean, in respect of any Person, without duplication, expenditures for (i) the purchase of tangible assets of long-term use which are capitalized in accordance with GAAP and (ii) Real Property Acquisitions, to the extent not otherwise included in clause (i); provided that Capital Expenditures shall not include any expenditures that (a) constitute Permitted Acquisitions, (b) are made with casualty insurance proceeds to the extent such proceeds are permitted to be reinvested pursuant to the terms of this Agreement, (c) are deemed to occur by virtue of the trade-in or other exchange of existing assets permitted under this Agreement or (d) are made with the cash proceeds of an asset disposition permitted under this Agreement to purchase an asset of like kind or function.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean the Investments described in Section 7.6(a).

“Cash Interest Expense” shall mean, for any period, for EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries, on a consolidated basis, cash interest paid in respect of Indebtedness for Money Borrowed (including, without duplication, any net obligations owing under Hedge Agreements), as determined in accordance with GAAP, and shall also include the interest component of payments for such period in respect of Capitalized Lease Obligations.

“CGMI” shall have the meaning set forth in the recitals to this Agreement.

“Change of Control” shall mean:

(a) prior to the IPO Reorganization, (i) in respect of EnergySolutions, (A) that any Person other than Holdco has an economic or voting interest in EnergySolutions or (B) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of EnergySolutions to any Person, excluding transfers or conveyances to or among EnergySolutions’ Subsidiaries, and (ii) in respect of Holdco, (A) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Holdco, excluding transfers or conveyances to EnergySolutions, in one transaction or series of related transactions, or (B) LGB, together with Affiliates of LGB that are controlled by LGB, shall cease to own and control at least 51%, on a fully diluted basis, of both the economic and voting interests in Holdco (for purposes of this clause (b)(ii) Management Participation Rights shall be deemed owned and controlled by LGB); provided that any transaction or series of related transactions whereby EnergySolutions becomes a corporation organized under the laws of the State of Delaware or the State of Utah shall not constitute a “Change of Control” for the purposes of this agreement so long as, following such transaction or transactions, no Person other than Holdco has an economic or voting interest in EnergySolutions; or

(b) at any time after the IPO Reorganization, (i) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Equity Sponsors, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding or (y) the percentage of the then outstanding voting stock owned beneficially by the Equity Sponsors directly or indirectly of, in each case, Parent, or (ii) any Person other than Parent or any Subsidiary that is a Loan Party has an economic or voting interest in EnergySolutions or Duratek; or

(c) at any time after the IPO Reorganization, occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not Continuing Directors.

For the avoidance of doubt, the transactions required to consummate the IPO Reorganization, when completed in accordance with this Agreement, shall not constitute a “Change of Control” hereunder.

“CNAI” shall have the meaning set forth in the preamble to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any property of any kind provided as collateral for the Secured Obligations under any of the Security Documents.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collateralized Letter of Credit” shall mean any Revolving Letter of Credit as to which an amount of cash not less than the Available Amount thereof has been deposited in an L/C Collateral Account in respect thereof.

“Commitment” shall mean the Term Commitment, the Revolving Commitment, the Revolving Letter of Credit Commitment and the Synthetic Letter of Credit Commitment.

“Commitment Letter” shall mean that certain Commitment Letter from CNAI and CGMI to Holdco, dated as of February 6, 2006, including the annexes thereto.

“Communications” shall have the meaning set forth in Section 11.23.

“Conduit Lender” shall have the meaning set forth in Section 11.5(h).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated May 2006 used by the Arranger and the Syndication Agent, based upon information supplied by Holdco and EnergySolutions, in connection with the syndication of the Commitments. The term “Confidential Information Memorandum,” as used herein, has the same meaning as the term “Syndication Memorandum,” as used in the Commitment Letter.

“Consolidated Subsidiary” shall mean any Subsidiary the income or loss of which is included in the computation of consolidated Net Income of EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries.

“Continuing Directors” shall mean the directors of Parent upon consummation of the IPO Reorganization and each other director, if, in each case, such other directors’ nomination for election to the board of directors is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Equity Sponsors in his or her election by the stockholders of Parent.

“Covered Taxes” shall have the meaning set forth in Section 2.14.

“Cure Amount” shall have the meaning set forth in Section 8.5(a).

“Cure Right” shall have the meaning set forth in Section 8.5(a).

“Debt Service” shall mean, for any period, the amount of Cash Interest Expense, together with scheduled principal repayments (excluding any repayments made or required to be made in accordance with Section 2.8 hereof) in respect of Indebtedness for Money Borrowed, of EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries on a consolidated basis. For purposes of this definition, “principal” shall include the principal component of payments for such period in respect of Capitalized Lease Obligations.

“Deed of Trust” shall mean that certain Utah Deed of Trust and Fixture Filing, dated as of the Agreement Date, executed by EnergySolutions in favor of the Administrative Agent, as amended through the date hereof.

“Deed of Trust Amendment” shall mean the Fourth Amendment to Utah Deed of Trust and Fixture Filing, dated as of the Second Amendment Effective Date, from EnergySolutions, as trustor, to the Collateral Agent, as beneficiary, in respect of the Deed of Trust, in form and substance reasonably satisfactory to the Collateral Agent and as the same may be further amended from time to time.

“Default” shall mean any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of the otherwise applicable Interest Rate Basis plus two percent (2%). With respect to amounts (other than principal) bearing interest at the Default Rate, for purposes of the foregoing sentence, the words “otherwise applicable Interest Rate Basis” shall be deemed to mean the Base Rate Basis.

“Defaulting Lender” shall have the meaning set forth in Section 2.2(e)(iv).

“Derivatives Contract” shall mean any forward contract (other than a contract to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), futures contract, option (other than an option to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), swap, notional principal contract, synthetic position or other financial contract similar to any of the foregoing.

“Disbursement” shall have the meaning set forth in Section 2.17(d).

“Dollars” or “$” shall mean the basic unit of the lawful currency of the United States of America.

“Duratek” shall have the meaning set forth in the recitals to this Agreement.

“Duratek Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Duratek Acquisition Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Duratek Guaranty” shall mean that certain Duratek Guaranty, dated as of the Second Amendment Effective Date, in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, given by Duratek.

“Duratek Loan Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Duratek Loan Documents” shall mean the Duratek Loan Agreement, the Security Agreements, the Pledge Agreements, the guarantees, notes, security documents and all other material documents and agreement executed or delivered in connection with the Duratek Loans, as each such document may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Duratek Loans” shall have the meaning set forth in the recitals to this Agreement.

“Duratek Payoff” shall mean any time when the Duratek Loans have been repaid in full and no Indebtedness remains outstanding pursuant to Section 7.1(o) hereof.

“Duratek Refinancing” shall have the meaning set forth in the recitals to this Agreement.

“EnergySolutions” shall have the meaning set forth in the preamble to this Agreement.

“EnergySolutions Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Agreement Date, as amended and restated as of the Second Amendment Effective Date, between EnergySolutions and the Collateral Agent.

“EnergySolutions Security Agreement” shall mean that certain Security Agreement, dated as of the Agreement Date, amended and restated as of the Second Amendment Effective Date, between EnergySolutions and the Collateral Agent.

“Environmental Claim” shall mean any administrative, regulatory or judicial action (whether by a private party, governmental authority or any other Person) or cause of action, suit, obligation, liability, loss, proceeding, decree, judgment, penalty, fine, fee, demand, order, directive, claim (including any claim involving liability in tort, strict, absolute or otherwise), lien, accusation, allegation, abatement, notice of noncompliance or violation or legal or consultant fee or cost of investigation or proceeding (hereinafter “Claim”), resulting from or based on any Environmental Law or Environmental Permit, or arising from the actual or alleged presence, Release or threatened Release of any Hazardous Material, including and regardless of the merit of such Claim, any Claim for enforcement, clean-up, removal, response, mitigation, remedial or other activities or damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law or any alleged injury or threat of injury to property, health, safety, natural resources or the environment.

“Environmental Clean-up Activities” shall have the meaning set forth in Section 5.15(d) hereof.

“Environmental Law” shall mean any applicable federal, state or local law, statute, treaty, convention, rule, regulation, ordinance, code, decree, injunction, criterion, guideline, directive, Environmental Permit, writ, order or judgment (including common law), and any applicable requirement thereunder, relating to human health or safety, Hazardous Materials, pollution, noise, the environment or natural resources, as such laws (and all other items indicated above) have been or may be amended from time to time. Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Atomic Energy Act, the Energy Reorganization Act, the Uranium Mill Tailings Radiation Control Act, the Hazardous Waste Transportation Act, the Energy Policy Act, the Low-level Radioactive Waste Policy Act, the Nuclear Waste Policy Act, the Utah Radiation Control Act, the Utah Air Conservation Act, the Utah Solid and Hazardous Waste Act, the Utah Water Quality Act, the Tennessee Radiological Health Service Act, the South Carolina Radiation Control Act, the South Carolina Radioactive Waste Transportation and Disposal Act, the Tennessee Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Oil Pollution Act of 1990 and the Occupational Safety and Health Act; each as from time to time amended, and the regulations promulgated thereunder, and all analogous state and local statutes in any state in which EnergySolutions or any of the Subsidiaries is engaged in a Permitted Business, including any environmental transfer of ownership notification or approval statutes.

“Environmental Permit” shall mean any permit, authorization, approval, license, registration, consent, order, certificate, waiver, exception, variance, exemption or filing with or issued by any court or governmental or regulatory agency, authority, entity, department, commission or board relating to or required by any Environmental Law.

“Environmental Testing” shall have the meaning set forth in Section 5.15(d) hereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Sponsors” shall mean, collectively, the Primary Equity Sponsors and the Local Investors.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of EnergySolutions, that is a member of any group of organizations (within the meaning of Code Section 414(b), 414(c), 414(m) or 414(o)) of which EnergySolutions is a member.

“ERISA Affiliate Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code maintained by an ERISA Affiliate or to which an ERISA Affiliate contributed, contributes or is obligated to contribute.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent) equal to the sum of (a) the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin. The Eurodollar Basis shall apply to Interest Periods of one (1), two (2), three (3), six (6) and, if available to all applicable Lenders, nine (9) and twelve (12) months (each, a “Eurodollar Period”), and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage and the Applicable Margin pursuant to Section 2.3(f) hereof.

“Eurodollar Option Loan(s)” shall mean either or both of a Eurodollar Term Loan and a Eurodollar Revolving Loan, as the context may require.

“Eurodollar Period” shall have the meaning set forth in the definition of “Eurodollar Basis.”

“Eurodollar Rate” shall mean, for any Interest Period, an interest rate per annum equal to (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) or as soon thereafter as possible, two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for any Eurodollar Option Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Market Service as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) or as soon thereafter as possible, two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered Dollar deposits at or about 11:00 A.M. (London time) two Business

Days prior to the beginning of such Interest Period in the interbank eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein and in the amount requested to be outstanding.

“Eurodollar Reserve Percentage” for any Interest Period, shall mean the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Option Loans is determined) having a term equal to such Interest Period.

“Eurodollar Revolving Loan” shall mean any portion of the Revolving Loans as to which EnergySolutions has elected the Eurodollar Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $1,000,000 and in an integral multiple of $500,000.

“Eurodollar Term Loan” shall mean any portion of the Term Loans as to which EnergySolutions has elected the Eurodollar Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000 and in an integral multiple of $1,000,000.

“Event of Default” shall mean any of the events set forth in Section 8.1, provided that any requirement for notice or lapse of time or both has been satisfied.

“Excess Cash Flow” shall mean (y) for the first three quarters of each fiscal year, based upon the unaudited financial statements for such fiscal quarter required to be provided under Section 6.1 hereof, and (z) for the fourth quarter of each fiscal year, based on the audited financial statements for such fiscal year required to be provided under Section 6.2 hereof and calculated, for such fourth quarter, by subtracting from the annual amount of each element of the determination of Excess Cash Flow, the aggregate amount of such element utilized in determining Excess Cash Flow for any of the preceding fiscal periods during such fiscal year, the remainder, if any, without duplication, of (a) the Operating Cash Flow (calculated by excluding from Operating Cash Flow (x) the net income of Duratek and its Subsidiaries on a consolidated basis determined in accordance with GAAP, (y) any items that would be added to the net income of Duratek and its Subsidiaries in the calculation of the operating cash flow of Duratek and its Subsidiaries (calculated in the same manner, and with the same adjustments, as “Operating Cash Flow” of EnergySolutions and its Subsidiaries) and (z) the costs, expenses and charges identified in clauses (f) and (g) of the definition of “Operating Cash Flow”) for such fiscal quarter minus (b) the sum of the following: (i) Capital Expenditures by EnergySolutions and its Subsidiaries (other than Duratek and its Subsidiaries) during such fiscal quarter (other than Capital Expenditures that are financed with the proceeds of Indebtedness); (ii) Tax Distributions made by EnergySolutions and cash Taxes paid by EnergySolutions and its Subsidiaries (other than Duratek and its Subsidiaries) during such fiscal quarter; (iii) Debt Service paid by EnergySolutions and its Subsidiaries (other than Duratek and its Subsidiaries) for such fiscal quarter; (iv) to the extent not included in the calculation of Operating Cash Flow, legal fees and expenses of, or the payment of any judgment against, any Loan Party paid by EnergySolutions and Permitted Advisory Fees for such fiscal quarter and (v) cash paid by EnergySolutions or any of the Subsidiaries (other than Duratek and its Subsidiaries) in respect of a Permitted Acquisition during such fiscal quarter; provided that (i) after the IPO Reorganization, all references to EnergySolutions in this definition of “Excess Cash Flow” (other than in clause (x)) shall be deemed to be references to Parent and (ii) “Duratek and its Subsidiaries” shall not include EnergySolutions and its Subsidiaries if EnergySolutions is a Subsidiary of Duratek.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Asset Sales” shall mean (i) sales, leases or other dispositions of inventory in the ordinary course of business and obsolete or worn-out assets, (ii) any sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction, (iii) any transfer of assets by any Consolidated Subsidiary of EnergySolutions to EnergySolutions (and, after the IPO Reorganization, by any consolidated subsidiary of Duratek to Duratek) and any transfer of assets by EnergySolutions (or, after the IPO Reorganization, Parent) to any of its Consolidated Subsidiaries, or between any of such Consolidated Subsidiaries, so long as the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and remain perfected and of the same priority (to at least the same extent as in effect immediately prior to such transfer), (iv) personal property with a fair market value in the aggregate of less than $1,000,000 per year, (v) dispositions of personal property to the extent that (x) such personal property is exchanged for credit against the purchase price of replacement personal property performing the same function or (y) the proceeds of any such disposition are promptly applied to the purchase price of similar replacement personal property or (vi) after the IPO Reorganization, a disposition by Holdco of its Equity Interests in Parent.

“Existing Letter of Credit” shall have the meaning set forth in Section 2.17(b).

“Federal Funds Rate” shall mean, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent or its Affiliate from three (3) federal funds brokers of recognized standing selected by the Administrative Agent or its Affiliate.

“Fee Letter” shall mean that certain agreement dated as of February 6, 2006 setting forth the applicable fees to be paid by EnergySolutions to the Administrative Agent in connection with certain of the Loans and the Commitments created hereunder.

“Financial Condition Covenants” shall have the meaning set forth in Section 8.5(a).

“First Amendment Effective Date” shall mean April 13, 2005.

“GAAP” shall have the meaning set forth in Section 1.4.

“Granting Lender” shall have the meaning set forth in Section 11.5(h).

“Guarantees” shall mean the Holdco Guaranty, the Subsidiary Guaranty, the Duratek Guaranty and any other Guaranty of the Secured Obligations whether now or hereafter in existence.

“Guarantors” shall mean Holdco (until the consummation of the IPO Reorganization), Parent, each Subsidiary Guarantor and any other Person that Guarantees the Secured Obligations.

“Guaranty” or “Guaranteed,” as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations with respect to outstanding letters of credit.

“Hazardous Material” shall mean any (a) petroleum or petroleum product, explosive, radioactive material, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, dioxins, furans or lead, or (b) substance, material, product, derivative, compound, mixture, mineral, chemical, waste, solid, liquid or gas, in each case whether naturally occurring, human made or the by-product of any process, (i) that is now or hereafter becomes defined as or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “radioactive waste,” “mixed waste,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous chemical,” “extremely hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” or any other words of similar meaning under any Environmental Law, or (ii) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is now or hereafter prohibited, limited, restricted or regulated under any Environmental Law or by any governmental or regulatory authority.

“Hedge Agreements” shall mean interest rate cap, collar or similar agreements, provided that such agreements are intended to and reasonably would be expected to reduce EnergySolutions’, Parent’s or Holdco’s (as the case may be) interest rate risk with respect to its Obligations permitted under this Agreement.

“Holdco” shall have the meaning set forth in the recital of parties to this Agreement.

“Holdco Guaranty” shall mean that certain Holdco Guaranty, dated as of the Agreement Date, amended and restated as of the Second Amendment Effective Date, in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, given by Holdco; provided that such agreement shall terminate upon the consummation of the IPO Reorganization.

“Holdco Pledge Agreement” shall mean that certain Holdco Pledge Agreement, dated as of the Agreement Date, amended and restated as of the Second Amendment Effective Date, between Holdco and the Collateral Agent; provided that such agreement shall terminate upon the closing of the consummation of the IPO Reorganization.

“Holdco Security Agreement” shall mean that certain Holdco Security Agreement, dated as of the Agreement Date, amended and restated as of the Second Amendment Effective Date, between Holdco and the Collateral Agent; provided that such agreement shall terminate upon the consummation of the IPO Reorganization.

“Increase Effective Date” shall have the meaning set forth in Section 2.15(a).

“Incremental Commitments” shall have the meaning set forth in Section 2.15(a).

“Incremental Commitment Cap” shall mean $50,000,000 less the sum of (i) Incremental Commitments and (ii) Incremental Term Commitments.

“Incremental Term Commitment” shall have the meaning set forth in Section 2.15(a).

“Incremental Term Loans” shall have the meaning set forth in Section 2.15(c).

“Indebtedness” of any Person shall mean without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; provided that the amount of Indebtedness under this clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby, (f) all Guarantees by such Person of Indebtedness, (g) all Capital Lease Obligations of such Person and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Money Borrowed” shall mean, as of any date with respect to any Person, Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, any net obligations of such Person owing under Hedge Agreements, all Indebtedness upon which interest charges are customarily paid, all Capitalized Lease Obligations, all unsatisfied reimbursement obligations as of such date in respect of a draw made on or prior to such date under any letter of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represents Indebtedness for money borrowed, and, without duplication, Guaranties of any of the foregoing; provided Synthetic Letters of Credit shall be included only to the extent of any unreimbursed Disbursements. For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness for Money Borrowed.

“Indemnified Costs” shall have the meaning set forth in Section 9.11 hereof.

“Indemnitee” shall have the meaning set forth in Section 5.11 hereof.

“Initial Revolving Issuing Bank” shall have the meaning set forth in the preamble to this Agreement.

“Initial Synthetic Issuing Bank” shall have the meaning set forth in the preamble to this Agreement.

“Intercompany Loans” shall have the meaning set forth in Section 7.6(c) hereof.

“Interest Coverage Ratio” shall mean, as of any calculation date and for the four fiscal-quarter period then ended, on a consolidated basis for EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries, the ratio of Operating Cash Flow to Cash Interest Expense for such period.

“Interest Period” shall mean (a) in connection with any Base Rate Option Loan, the period beginning on the date such Loan is made or deemed continued and ending on the last Business Day of the calendar quarter in which such Loan is made or deemed continued; provided, however, that if a Base Rate Option Loan is made or deemed continued on the last day of any calendar quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following calendar quarter, and (b) in connection with any Eurodollar Option Loan, the term of the related Eurodollar Period selected by EnergySolutions or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Option Loans only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to Eurodollar Option Loans only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the Term Loan Maturity Date or the Revolving Maturity Date with respect to Interest Periods applicable to Revolving Loans and Term Loans or such earlier date as would interfere with EnergySolutions’ repayment obligations hereunder. Interest shall be due and payable with respect to any Loan as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the Eurodollar Basis, as appropriate.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any Indebtedness, capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests of any such other Person, other than an Acquisition. “Investment” shall also include the total cost of any future commitment or other obligation binding on any Person to make an Investment or any subsequent Investment.

“Investment Period” means, relative to any Synthetic Deposits earning a Participation Fee, the period beginning on (and including) the date on which such Synthetic Deposit is deposited or on the last day of the preceeding Investment Period and ending on (but excluding) the day which numerically corresponds to such date three months thereafter; provided, however, that if any such Investment Period would otherwise end on a day which is not a Business Day, such Investment Period shall end on the next following

Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Investment Period shall end on the Business Day next preceding such numerically corresponding day).

“IPO Reorganization” shall mean a series of substantially contemporaneous transactions in connection with or in contemplation of an initial public offering of the shares of common stock of Parent whereby (i) Holdco becomes the direct owner of 100% of the economic and voting interest in Parent and (ii) Parent becomes the direct or indirect owner of 100% of the economic and voting interests in each of EnergySolutions and Duratek to the extent Parent does not theretofore own, directly or indirectly, 100% of the economic and voting interests in Duratek. For the avoidance of doubt, the IPO Reorganization may include, without limitation, (a) the distribution of shares of capital stock of Parent by Holdco to its direct or indirect owners, (b) the contribution of shares of capital stock of Parent to Holdco, (c) the contribution of all the outstanding equity interests in EnergySolutions to Parent and/or to a wholly owned subsidiary of Parent that is a Loan Party and (d) one or more indirect corporate investors in Holdco merges with and into, or transfers all or substantially all its assets (subject to its liabilities) to Parent, in connection with or in contemplation of an initial public offering of the shares of common stock of Parent.

“Issuing Banks” shall mean the Revolving Issuing Bank and the Synthetic Issuing Bank.

“L/C Collateral Account” shall mean an interest bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.

“L/C Disbursement” shall mean a payment or disbursement made by the Revolving Issuing Bank pursuant to a Revolving Letter of Credit.

“L/C Related Documents” shall have the meaning set forth in Section 2.4(c)(ii)(A).

“Lender Party” shall mean any Lender or any Issuing Bank.

“Lenders” shall mean each financial institution party to the Original Credit Agreement or listed on the signature page hereto as a Lender, and any other Person that has become a party to the Original Credit Agreement in accordance with Section 11.5 thereof or which becomes a Lender hereunder pursuant to Section 11.5 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit” means, as the context may require, a Revolving Letter of Credit and/or a Synthetic Letter of Credit.

“Letter of Credit Agreement” means, as the context may require, a Revolving Letter of Credit Agreement and/or a Synthetic Letter of Credit Agreement.

“Letter of Credit Loan” shall mean a funding made by the Revolving Issuing Bank or any Revolving Lender pursuant to Section 2.2(f)(ii).

“Leverage Ratio” shall mean, as of any calculation date and for the relevant period then ended, on a consolidated basis for EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries, the ratio of Indebtedness for Money Borrowed as of such calculation date to the Operating Cash Flow for such period.

“LGB” shall mean Lindsay Goldberg & Bessemer L.P. and its Affiliates.

“Licenses” shall mean any permits or licenses held by EnergySolutions, Parent or any of the Subsidiaries, all of which are listed as of the Second Amendment Effective Date on Schedule 2 hereto.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected; provided, however, that “Lien” shall not include any license, sublicense, lease or sublease of or with respect to any personal property.

“Loan Documents” shall mean this Agreement (including the Original Credit Agreement, as amended and restated hereby), the Assumption Agreement, any Notes, the Security Documents, the Guarantees, each Letter of Credit Agreement, the Fee Letter, all Requests for Loans and all other material documents and agreements executed or delivered by a Loan Party in connection with this Agreement.

“Loan Parties” shall mean, collectively, EnergySolutions, each Subsidiary Guarantor, Holdco and, upon its formation, Parent.

“Loans” shall mean, collectively, the Revolving Loans, the Letter of Credit Loans and the Term Loans.

“Local Investors” shall mean, collectively, Peterson Partners IV, L.P. and its Affiliates.

“Majority Lenders” shall mean, at any time, lenders owed or holding at least a majority in interest of the sum, without duplication, of (a) the aggregate principal amount of the Loans outstanding at such time, (b) the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time (c) the aggregate amount of Synthetic Deposits at such time, (d) the aggregate Unused Revolving Commitments at such time and (e) the aggregate principal amount of the Duratek Loans outstanding at such time; provided, however, that (I) if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time (i) the aggregate principal amount of the Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (iii) the Unused Revolving Commitment of such Lender at such time and (II) if any lender shall be a “Defaulting Lender” (as defined in the Duratek Loan Agreement) at such time, there shall be excluded from the determination of Majority Lenders at such time the aggregate principal amount of the Duratek Loans owing to such lender (in its capacity as a lender) and outstanding at such time. For purposes of this definition, the aggregate principal amount of (x) Letter of Credit Loans owing to the Revolving Issuing Bank and (y) the Available Amount of each Revolving Letter of Credit shall be deemed “owed to” the Revolving Lenders ratably in accordance with their respective Revolving Commitments.

“Majority Revolving Lenders” shall mean, at any time, Revolving Lenders owed or holding at least a majority in interest of the sum, without duplication, of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, (b) the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Commitments at such time; provided, however, that if any Revolving Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Revolving Lenders at such time (i) the aggregate principal amount of the Revolving Loans owing to such Lender (in its capacity as a Revolving Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (iii) the Unused Revolving Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of (x) Letter of Credit Loans owing to the Revolving Issuing Bank and (y) the Available Amount of each Revolving Letter of Credit shall be deemed “owed to” the Revolving Lenders ratably in accordance with their respective Revolving Commitments.

“Management Participation Rights” shall mean, as of any date, all of the Management Units, as defined in that certain Amended and Restated Limited Liability Company Agreement of Holdco, dated as of January 31, 2005, outstanding on such date.

“Material Adverse Change” shall mean (A) on the Second Amendment Effective Date, any effect on, or change, event, occurrence or state of facts that (i) is material and adverse to the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of EnergySolutions and its Subsidiaries taken as a whole, or (ii) prevents EnergySolutions from performing its obligations under the Duratek Acquisition Agreement or from consummating the Transactions (as defined in the Duratek Acquisition Agreement); provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Change on the Second Amendment Effective Date: (w) conditions affecting any of the industries in which EnergySolutions operates generally (provided that any such condition does not disproportionately affect EnergySolutions or its Subsidiaries), (x) conditions affecting the economy or capital markets (provided that any such condition does not disproportionately affect EnergySolutions or its Subsidiaries), (y) any failure, in and of itself, by EnergySolutions to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Change), or (z) any effect, change, event, occurrence or state of facts resulting from, or attributable to, the announcement or consummation of the Merger (as defined in the Duratek Acquisition Agreement) and (B) thereafter, any act, omission, event, development or circumstance that in the Administrative Agent’s reasonable judgment has had or could reasonably be expected to have a material adverse effect on or affecting (a) the Amendment Transactions and the Duratek Acquisition, (b) the business, assets, property, liabilities (fixed or contingent), condition (financial or otherwise), operations, business or prospects of Holdco, EnergySolutions, Parent and their Subsidiaries, taken as a whole, or (c) the validity, enforceability or priority of any of the Loan Documents or the liens thereunder or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, a subsidiary of Moody’s Corporation.

“Mortgage” shall have the meaning set forth in Section 5.10.

“Mortgage Policy” shall have the meaning set forth in Section 3.1(b)(xiv)(B).

“Mortgaged Property” shall mean (a) as of the Second Amendment Effective Date, the real property listed on Schedule 11 hereto and designated as “Mortgaged Property” and (b) each real property, if any, which shall be subject to a Mortgage delivered after the Second Amendment Effective Date pursuant to Section 5.10.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all grants, approvals, licenses, filings and registrations necessary in order to enable EnergySolutions or any of the Subsidiaries to own, construct, maintain and operate its Permitted Business and to make and hold Investments in other Persons who own, construct, maintain and operate their respective Permitted Businesses.

“Net Income” shall mean, for EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries on a consolidated basis, for any period, net income determined in accordance with GAAP.

“Net Proceeds” shall mean, with respect to any sale, lease, transfer, swap or other disposition of assets or securities by any of the Loan Parties or any of their Subsidiaries, the aggregate amount of cash received for such assets or securities (including, without limitation, any payments received for non-competition covenants, consulting or management fees, and any portion of the amount received evidenced by a buyer promissory note or other evidence of Indebtedness), net of (a) amounts reserved, if any, for taxes payable with respect to any such sale (after application of any available losses, credits or other offsets), (b) reasonable and customary transaction fees, commissions, discounts, costs and out-of-pocket expenses properly attributable to such transaction and payable by such Loan Party or any of its Subsidiaries (other than to an Affiliate if not on an arms’-length basis) in connection with such sale, lease, transfer or other disposition of assets or securities, (c) until actually received by such Loan Party or any of its Subsidiaries, any portion of the amount received held in escrow or evidenced by a buyer promissory note, or a non-compete agreement or covenant, management agreement or consulting agreement, for which compensation is paid over time, (d) the principal amount of any Indebtedness for Money Borrowed (other than the Loans) that is secured by the asset subject to such sale, lease, transfer, swap or other disposition and that is repaid in connection therewith, and (e) any reserve for adjustments in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any pension and other post-employment benefit liabilities associated with such asset or assets and retained by such Loan Party or any of its Subsidiaries after such sale, lease, transfer, swap or other disposition so long as such reserve is required by law. Upon receipt by the Loan Parties or any of their Subsidiaries of amounts referred to in clause (c) of the preceding sentence or to the extent the amounts referred to in clause (a) and clause (e) of the preceding sentence exceed the amounts actually so required, such amounts shall then be deemed to be “Net Proceeds.” With respect to any incurrence of Indebtedness for Money Borrowed incurred by, or any issuance or sale of equity interests issued by, any Loan Party, “Net Proceeds” shall mean the aggregate amount of such Indebtedness for Money Borrowed or the aggregate cash received in connection with such issuance or sale of equity interests net of any reasonable fees, commissions, discounts, costs and out-of-pocket expenses associated with the incurrence of such Indebtedness for Money Borrowed or such issuance or sale of equity interests.

“Non-Consenting Lender” shall have the meaning set forth in Section 11.12.

“Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of EnergySolutions, Parent or Holdco other than the United States (or any State thereof) or the District of Columbia.

“Non-U.S. Subsidiary” means any Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.

“Notes” shall mean, collectively, the Revolving Notes and the Term Notes.

“Notice of Issuance” shall have the meaning set forth in Section 2.2(f)(i).

“Obligations” shall mean (a) all payment and performance obligations of every kind, nature and description of the Loan Parties (including any interest on the Loans accruing after commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party regardless of whether such interest is allowed in such proceeding) to the Administrative Agent, any other Agents, the Lender Parties, Affiliates of the Lender Parties in connection with this Agreement and the other Loan Documents (including any Letter of Credit commissions, interest, fees and other charges on the Loans or Synthetic Deposits or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to any Loan Party, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, or as a result of making the Loans or Synthetic Deposits, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and (b) the obligation of any Loan Party to pay an amount equal to the amount of any and all damages which the Lender Parties, the Administrative Agent or any other Agent or any of them may suffer by reason of a breach by any Loan Party of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

“Operating Cash Flow” shall mean, for any fiscal period, for EnergySolutions and its Subsidiaries on a consolidated basis, or for any Acquisition Entity, as applicable, Net Income for such period (after eliminating any extraordinary gains and losses, including gains and losses from the sale of assets, and minority interests, and equity in earnings (losses) of non-consolidated entities), plus, to the extent deducted or accrued in determining Net Income, the sum of each of the following for such period: (a) depreciation, amortization and other non-cash charges (including, without limitation, accretion charges) (but excluding non-cash charges that constitute an accrual of a reserve for future cash payments), (b) Cash Interest Expense, (c) Permitted Advisory Fees, (d) Tax Distributions, (e) fees and expenses incurred by EnergySolutions and its Subsidiaries in connection with the Amendment Transactions and the Duratek Acquisition, (f) costs and expenses relating to unrealized synergies expected to be achieved by EnergySolutions and the Subsidiaries, incurred in connection or as a result of the Duratek Acquisition, not to exceed the Restructuring Cost Cap in any four-quarter fiscal period and (g) cash charges incurred to effectuate the savings identified in clause (f) not to exceed $15,000,000 in the aggregate from the Second Amendment Effective Date through September 30, 2008; provided that (i) for purposes of the covenants set forth in Section 7.7 hereof, if either EnergySolutions or any Subsidiary makes any Acquisition during a period in which Operating Cash Flow is to be determined hereunder, such Operating Cash Flow will be determined on a pro forma basis as if such Acquisition were consummated on the first day of the relevant period and (ii) after the IPO Reorganization, all references to EnergySolutions in this definition of “Operating Cash Flow” shall be deemed to be references to Parent.

“Original Collateral” shall have the meaning set forth in the recitals to this Agreement.

“Original Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Original Lenders” shall have the meaning set forth in the recitals to this Agreement.

“Original Obligations” shall have the meaning set forth in the recitals to this Agreement.

“Original Security Documents” shall have the meaning set forth in the recitals to this Agreement.

“Original Term Loans” shall have the meaning set forth in the recitals to this Agreement.

“Other Taxes” shall have the meaning set forth in Section 2.14.

“Parent” shall mean a Person formed prior to, on or after the Second Amendment Effective Date that Guarantees the Secured Obligations and (i) prior to the IPO Reorganization, is a Subsidiary of EnergySolutions and which holds 100% of the equity interests of Duratek and (ii) after the IPO Reorganization, is a direct Subsidiary of Holdco and the direct or indirect owner of 100% of the Equity Interests of EnergySolutions and Duratek. All representations, warranties and covenants herein applicable to Parent shall apply upon the formation of Parent.

“Participation Fees” shall have the meaning set forth in Section 2.5(d)(i).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law on October 26, 2001.

“Payment Date” shall mean, with respect to any Loan, the last day of any Interest Period applicable to such Loan and the date of payment in full of such Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Certificate” shall mean a certificate of an executive officer of EnergySolutions as to its financial performance, in substantially the form attached as Exhibit C hereto.

“Permitted Acquisition” means an Acquisition by EnergySolutions or any of the Subsidiaries of any Person (i) primarily engaged in a Permitted Business and (ii) who Guarantees the Secured Obligations.

“Permitted Advisory Fees” shall mean management fees to be paid to some or all of the Equity Sponsors in an annual amount up to the greater of (a) $3 million, or (b) 3% of Operating Cash Flow, if and to the extent that before and after giving effect to any such payment, EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries are in current and pro forma covenant compliance with the financial covenants set forth in Section 7.7 hereof.

“Permitted Asset Sale” shall mean the sale by EnergySolutions, Parent or any of the Subsidiaries of any part of its or their assets as and to the extent permitted under Section 7.4(a) hereof.

“Permitted Business” shall mean (i) all existing business operations of EnergySolutions and its Subsidiaries (including, without limitation, Duratek and its Subsidiaries) conducted prior to or as of the

Second Amendment Effective Date, as well as those reasonably related thereto (in the discretion of EnergySolutions), including environmental services and (ii) any reasonably related business in respect of the use and management of radioactive material and radioactive waste in accordance with Applicable Law, the Licenses and the Necessary Authorizations.

“Permitted Investments” shall mean Investments described in and permitted to be made under Section 7.6(c) hereof.

“Permitted Liens” shall mean, as applied to any Person:

(a) Any Lien in favor of the Administrative Agent (for itself and for the ratable benefit of the Secured Parties) given to secure the Secured Obligations;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims not overdue for a period of not more than thirty (30) days or the nonpayment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;

(c) Liens of landlords, carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet overdue by more than thirty (30) days or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and social security insurance;

(e) Restrictions on the transfer of assets imposed by any of the Licenses as now in effect or by any Environmental Laws, any state laws and any regulations thereunder;

(f) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(g) Purchase money security interests which are perfected automatically by operation of law, only for the period (not to exceed twenty (20) days) of automatic perfection under the law of the applicable jurisdiction, and limited to Liens on assets so purchased;

(h) Cash collateralization of the mark-to-market value of the Obligations under Secured Hedge Agreements in an aggregate amount not to exceed $2,000,000;

(i) Any Liens of record listed on Schedule 3 attached hereto;

(j) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(k) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Loan Parties or any of their Subsidiaries in the ordinary course of business;

(1) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof) and (iii) the Indebtedness secured thereby is permitted under Section 7.1 hereof;

(m) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business and not interfering in any material respect with the business of EnergySolutions or the Subsidiaries;

(n) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement granted in the ordinary course of business;

(o) other Liens securing Indebtedness outstanding in an aggregate amount not to exceed $5,000,000; and

(p) Liens on the Collateral securing obligations under the Duratek Loan Agreement; provided that such Liens are pari passu to the Liens securing the Secured Obligations in accordance with the terms of the Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by EnergySolutions or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Restricted Payments” shall include (i) Permitted Advisory Fees , (ii) Tax Distributions, (iii) Restricted Payments that do not exceed $15,000,000, in the aggregate, from the Second Amendment Effective Date and (iv) distributions of equity interests between Loan Parties in connection with the IPO Reorganization.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code maintained by EnergySolutions, Parent or any Subsidiary or to which EnergySolutions, Parent or any Subsidiary contributed, contributes or is obligated to contribute.

“Platform” shall have the meaning set forth in Section 11.23.

“Pledge Agreements” means the EnergySolutions Pledge Agreement, the Holdco Pledge Agreement, the Subsidiary Pledge Agreement and any additional pledge agreement substantially in the form of Exhibit A attached hereto that secures the Secured Obligations whether now or hereafter in existence.

“Post-Increase Revolving Lenders” shall have the meaning set forth in Section 2.15(d).

“Pre-Increase Revolving Lenders” shall have the meaning set forth in Section 2.15(d).

“Primary Equity Sponsors” shall mean LGB and WPG.

“Pro Rata Share” of any amount shall mean, with respect to any Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time.

“Property” shall mean property now or hereafter owned, operated or leased by EnergySolutions or the Subsidiaries.

“Real Property Acquisition” shall mean (whether by purchase, exchange, issuance of capital stock, limited partnership interests, general partnership interests or other equity or debt securities, merger, reorganization or any other method), the acquisition by EnergySolutions or any of the Subsidiaries of any interest in real property, whether done and made individually or as part of a transaction including assets or property other than real property.

“Register” shall have the meaning set forth in Section 11.5(c) hereof.

“Release” shall mean the release, deposit, disposal or leakage at, into, upon or under any land, water or air, or otherwise into the environment or into the indoor air, including by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, migrating, placement and the like (including the disposal of barrels, containers and other closed receptacles containing Hazardous Materials).

“Remedial Action” shall mean all actions, including, without limitation, any capital expenditures, undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by the Loan Parties and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

“Reportable Event” shall have the meaning set forth in Section 4043 of ERISA and any regulations promulgated thereto.

“Request for Loan” shall mean a certificate designated as a “Request for Loan,” signed by an Authorized Signatory requesting a Revolving Loan hereunder, which shall be in substantially the form of Exhibit D attached hereto and shall, among other things, (a) specify the date of the Revolving Loan, which shall be a Business Day, the amount of the Revolving Loan, the Type of Loan, and, with respect to a Eurodollar Revolving Loan, the Interest Period selected by EnergySolutions, and (b) state that there shall not exist, on the date of the requested Revolving Loan both before and after giving effect thereto, a Default.

“Request for Term Loan Eurodollar Basis” shall mean a certificate designated as a “Request for Term Loan Eurodollar Basis signed by an Authorized Signatory requesting that a portion of the Term Loans complying with the requirements of this Agreement applicable to Eurodollar Term Loans bear interest at the Eurodollar Basis, which shall be in substantially the form of Exhibit G attached hereto and shall, among other matters, (a) specify the applicable Interest Period and the requested commencement date thereof, and (b) state that there shall not exist, on the first day of the requested Interest Period, both before and after giving effect to such request, a Default.

“Restricted Payment” shall mean (a) any direct or indirect cash distribution, cash dividend or other cash payment by Holdco, EnergySolutions, Parent or any of their Subsidiaries to any Person (other than to EnergySolutions or any other Subsidiary) on account of any general or limited partnership interest in, membership interest in, or ownership of any shares of capital stock or other securities of, EnergySolutions, Parent or any of their Subsidiaries; or (b) any payment by Holdco, EnergySolutions, Parent or any of their Subsidiaries to a Person other than EnergySolutions, Parent or any of their Subsidiaries under any management or consulting agreement, or other similar agreement or arrangement not entered into in the ordinary course of business.

“Restructuring Cost Cap” shall mean $20,000,000 for the four-quarter period ended September 30, 2006. For each successive four-quarter period thereafter, “Restructuring Cost Cap” shall be reduced by $2,500,000. For the avoidance of doubt, the “Restructuring Cost Cap” shall be $17,500,000 for the four-quarter period ended December 31, 2006 and $0 for the four-quarter period ended September 30, 2008.

“Revolving Commitment” shall mean, with respect to any Revolving Lender at any time, the amount set forth opposite such Lender’s name on Schedule 4-A hereto under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.5(c) as such Lender’s “Revolving Commitment.”

“Revolving Issuing Bank” shall mean (i) the Initial Revolving Issuing Bank and any assignee to which a Revolving Letter of Credit Commitment hereunder has been assigned pursuant to Section 11.5 so long as each such assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Revolving Issuing Bank and notifies the Administrative Agent of the amount of its Revolving Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as the Initial Revolving Issuing Bank or assignee, as the case may be, shall have a Revolving Letter of Credit Commitment and (ii) with respect to the existing letters of credit set forth on Schedule 1-B hereto, each Lender identified as a “Revolving Issuing Bank” on such schedule.

“Revolving Lender” shall mean a Lender that has a Revolving Commitment.

“Revolving Letter of Credit” shall have the meaning set forth in Section 2.1(c), but shall include those letters of credit existing on the Second Amendment Effective Date set forth on Schedule 1-B hereto.

“Revolving Letter of Credit Agreement” shall have the meaning set forth in Section 2.2(f)(i).

“Revolving Letter of Credit Commitment” shall mean, with respect to the Revolving Issuing Bank, an amount equal to (i) prior to the deposit of the Synthetic Deposits in the Synthetic Deposit Account pursuant to Section 2.16(b)(i) $35,000,000 and (ii) after such deposit, $10,000,000.

“Revolving Loans” shall mean, collectively, the amount advanced by the Revolving Lenders to EnergySolutions under the Revolving Commitment, not to exceed the aggregate amount of the Revolving Commitments.

“Revolving Maturity Date” shall mean June 7, 2011.

“Revolving Notes” shall mean those certain revolving promissory notes in the aggregate original principal amount of (i) prior to the deposit of the Synthetic Deposits in the Synthetic Deposit Account pursuant to Section 2.16(b)(i) $100,000,000 and (ii) after such deposit, $75,000,000, one issued by EnergySolutions to each of the Revolving Lenders issuing a Revolving Commitment that requests a promissory note, in accordance with each such Revolving Lender’s Revolving Commitment, each one substantially in the form of Exhibit E attached hereto, and any extensions, modifications, renewals, endorsements or replacements of or amendments to any of the foregoing.

“Revolving Notice of Renewal” shall have the meaning set forth in Section 2.1(c)

“Revolving Notice of Termination” shall have the meaning set forth in Section 2.1(c).

“Rollover Letter of Credit” shall have the meaning set forth in Section 2.17(b).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Second Amendment Effective Date” means June 7, 2006.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the First Amendment Effective Date, among EnergySolutions, Holdco, CGMI, Calyon as administrative agent and collateral agent thereunder, and the lenders party thereto, as amended as of February 1, 2006.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Loan Party and any Secured Party.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of EnergySolutions and the other Loan Parties under each Hedge Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, each other Agent, the Lenders and each counterparty to a Hedge Agreement if at the date of entering into such Hedge Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.2 and 11.9 as if it were a Lender.

“Security Agreements” shall mean the EnergySolutions Security Agreement, the Subsidiary Security Agreement, the Holdco Security Agreement and any additional security agreement substantially in the form of Exhibit J attached hereto that secures the Secured Obligations whether now or hereafter in existence.

“Security Documents” shall mean the Pledge Agreements, the Guarantees, the Security Agreements, the Deed of Trust, the Mortgages, any other agreement or instrument providing collateral for the Secured Obligations whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto or to this Agreement and providing the Collateral Agent, for itself and for the benefit of the Secured Parties, with collateral for the Secured Obligations.

“Security Interest” shall mean all Liens in favor of the Collateral Agent, for itself and for the benefit of the Secured Parties, created hereunder or under any of the Security Documents to secure the Secured Obligations.

“Solvent” shall mean, with respect to any Loan Party, that as of the date of determination, both (i)(a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Second Amendment Effective Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Second Amendment Effective Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due

(whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Subordination Agreement” shall mean a Subordination Agreement in the form attached hereto as Exhibit Q.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which more than fifty percent (50%) of the outstanding partnership interests, are at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. “Subsidiaries” as used herein, unless otherwise indicated, shall mean, (i) on the Second Amendment Effective Date, all Subsidiaries of EnergySolutions (including Target), including Subsidiaries of any Subsidiaries of EnergySolutions and (ii) upon consummation of the IPO Reorganization and at all times thereafter, all Subsidiaries of Parent (including EnergySolutions), including Subsidiaries of any Subsidiaries of Parent. The Subsidiaries of EnergySolutions as of the Second Amendment Effective Date are set forth on Schedule 1 attached hereto.

“Subsidiary Guarantor” shall mean each domestic Subsidiary that Guarantees the Secured Obligations in accordance with the terms of this Agreement.

“Subsidiary Guaranty” shall mean each subsidiary guaranty given by each Subsidiary Guarantor, substantially in the form of Exhibit H attached hereto.

“Subsidiary Pledge Agreement” shall mean (i) that certain Subsidiary Pledge Agreement, dated as of February 27, 2006, as amended and restated as of the Second Amendment Effective Date, between the Subsidiaries of EnergySolutions party thereto and the Collateral Agent and (ii) any additional pledge agreement substantially in the form of Exhibit A attached hereto executed by a new Subsidiary in accordance with Section 5.13.

“Subsidiary Security Agreement” shall mean (i) that certain Subsidiary Security Agreement, dated as February 27, 2006, as amended and restated as of the Second Amendment Effective Date, between the Subsidiaries party thereto and the Collateral Agent and (ii) each additional subsidiary security agreement executed by a new Subsidiary in accordance with Section 5.13, substantially in the form of Exhibit J attached hereto.

“Successor Agent Agreement” shall mean that certain agreement, dated as of June 7, 2006, between Calyon and CNAI, pursuant to which CNAI assumed all the rights and obligations of Calyon as Collateral Agent hereunder.

“Syndication Agent” shall have the meaning set forth in the recitals to this Agreement.

“Syndication Date” shall have the meaning set forth in Section 11.5(b).

“Synthetic Deposit” shall mean, with respect to each Synthetic Lender at any time, amounts actually on deposit in the Synthetic Deposit Account to the credit of such Lender’s Synthetic Deposit Sub-Account at such time.

“Synthetic Deposit Account” shall mean the account established by the Administrative Agent at Citibank, N.A. with the title “Synthetic Lenders (EnergySolutions) Credit-Linked Deposit Account” pursuant to Section 2.16(a).

“Synthetic Deposit Amount” shall mean, with respect to any Synthetic Lender, an amount equal to the product of (a) such Lender’s Synthetic Deposit Percentage and (b) the Synthetic Facility Available Amount.

“Synthetic Deposit Percentage” shall mean, with respect to any Synthetic Lender, the percentage of the total Synthetic Deposits represented by such Lender’s Synthetic Deposit. If the Synthetic Deposits have been reduced to zero, the Synthetic Deposit Percentages shall be determined based upon the Synthetic Deposits most recently in effect, giving effect to any assignments. Each Synthetic Lender’s Synthetic Deposit Percentage on the Second Amendment Effective Date is set forth opposite it’s name on Schedule 4-C hereto under the caption “Synthetic Deposit Percentage” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.5(c).

“Synthetic Deposit Sub-Account” shall have the meaning set forth in Section 2.16(a).

“Synthetic Deposit Return” shall have the meaning set forth in Section 2.16(d).

“Synthetic Facility Availability Date” shall mean any Business Day on or after the establishment of the Synthetic Deposit Account pursuant to Section 2.16(a). On such date, after giving effect to any Rollover Letters of Credit being deemed Synthetic Letter of Credit hereunder, the Available Amount for all Revolving Letters of Credit shall not exceed $10,000,000.

“Synthetic Facility Available Amount” shall mean $25,000,000 less (i) the aggregate amount of all Synthetic Deposits returned to Lenders pursuant to Section 2.7 and (ii) the amount of unreimbursed Disbursements in accordance with Section 2.16(c)(i).

“Synthetic Issuing Bank” shall mean the Initial Synthetic Issuing Bank and any other Person deemed to be a Synthetic Issuing Bank pursuant to Section 2.17(b) and any assignee (i) consented to by the Administrative Agent and EnergySolutions (each such consent not to be unreasonably withheld or delayed) and (ii) to which a Synthetic Deposit hereunder has been assigned pursuant to Section 11.5 so long as each such assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Synthetic Issuing Bank and notifies the Administrative Agent of the amount of its Synthetic Deposit (which information shall be recorded by the Administrative Agent in the Register), for so long as the Initial Synthetic Issuing Bank or assignee, as the case may be, shall have a Synthetic Deposit.

“Synthetic Lender” shall mean, as of any time of determination, any Lender which has a Synthetic Deposit Percentage greater than 0%.

“Synthetic Letter of Credit” shall have the meaning set forth in Section 2.17(a).

“Synthetic Letter of Credit Agreement” shall have the meaning set forth in Section 2.2(f)(i).

“Synthetic Letter of Credit Commitment” shall mean the Synthetic Issuing Bank’s obligation to issue Synthetic Letters of Credit pursuant to Section 2.17(a) and, with respect to each Synthetic Lender, such Lender’s Synthetic Letter of Credit Participation Obligation.

“Synthetic Letter of Credit Maturity Date” shall mean June 7, 2013.

“Synthetic Letter of Credit Outstandings” shall mean, at any time of determination, the sum of (i) the aggregate Available Amount of all issued and outstanding Synthetic Letters of Credit plus (ii) all outstanding Synthetic Reimbursement Obligations.

“Synthetic Letter of Credit Participation Obligation” shall have the meaning set forth in Section 2.17(c).

“Synthetic Notice of Renewal” shall have the meaning set forth in Section 2.17(a).

“Synthetic Notice of Termination” shall have the meaning set forth in Section 2.17(a).

“Synthetic Reimbursement Obligation” shall have the meaning set forth in Section 2.17(d).

“Taxes” shall have the meaning set forth in Section 2.14.

“Tax Distributions” shall mean, for any period in which EnergySolutions is treated as a disregarded entity or a partnership for federal, applicable state and/or local income tax purposes, distributions paid to direct or indirect members of EnergySolutions for the purpose of funding each such member’s income tax liability attributable to such Person’s direct or indirect distributive share of the taxable income of EnergySolutions for such period, in an aggregate amount (for all such members) equal to the product of (a) the taxable income allocable to the members for such period less the cumulative amount of net taxable loss allocated to members of EnergySolutions for all prior taxable periods (as if such periods were one combined period), to the extent such prior net losses are of a character (i.e., ordinary or capital) that would have allowed such losses to be offset against the current period’s income and (b) the Assumed Tax Rate (as defined below), plus any previously undistributed amounts permitted under the foregoing formula. If EnergySolutions is a corporation for U.S. federal, applicable state and/or local income tax purposes and a member of a group filing consolidated, combined or unitary tax returns of which EnergySolutions is not the common parent, EnergySolutions may make payments to the parent of such group in respect of EnergySolutions’ share of taxable income, provided, however, that the amount of such payments in respect of any tax period does not exceed the lesser of (i) the actual tax liability of the consolidated group or (ii) the amount that EnergySolutions would have been required to pay in respect of federal, state or local income taxes (as the case may be) for such year if EnergySolutions paid such taxes directly as a stand-alone taxpayer at the Assumed Tax Rate, less, in each case, any such taxes payable directly by EnergySolutions. Each Tax Distribution shall be designated as such, and with respect to a particular fiscal quarter of EnergySolutions’ fiscal year, in such EnergySolutions’ books and records. “Assumed Tax Rate” means the highest hypothetical combined marginal effective U.S. federal, state and local income tax rate prescribed for an individual or corporation resident of New York, New York or Salt Lake City, Utah applicable to the character of the net taxable income (i.e., capital gains, dividends and/or ordinary income) allocable to the direct or indirect members of EnergySolutions in the relevant taxable year (taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes).

“Term Commitment” shall mean, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule 4-B hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.5(c).

“Term Facility” shall mean, at any time, the aggregate amount of the Term Loans at such time.

“Term Lender” shall mean any Lender that has a Term Commitment.

“Term Loan Maturity Date” shall mean the earlier of (a) June 7, 2013 or (b) the date on which the payment of all outstanding Obligations shall be due (whether by acceleration or otherwise).

“Term Loans” shall mean, collectively, the amounts advanced by the Term Lenders to EnergySolutions in an aggregate amount of $530,000,000, as set forth on Schedule 4-B attached hereto.

“Term Notes” shall mean those certain term promissory notes in the aggregate original principal amount of $530,000,000, one issued to each of the Lenders listed on Schedule 4-B hereto that requests a promissory note, by EnergySolutions in the amount of each of such Lenders’ Term Loan to EnergySolutions, each one substantially in the form of Exhibit K attached hereto, and any extensions, modifications, renewals, endorsements or replacements of or amendments to any of the foregoing.

“Type” refers to the distinction (a) between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate, (b) among the Revolving Loans, the Letter of Credit Loans and the Term Loans or (c) between the Revolving Commitment and the Revolving Letter of Credit Commitment.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unused Revolving Commitment” shall mean, with respect to any Lender at any time, an amount equal to (a) such Lender’s Revolving Commitment at such time minus (b) the sum (without duplication) of (i) the aggregate principal amount of all Revolving Loans and Letter of Credit Loans made by such Lender (in its capacity as a Lender) and outstanding at such time and (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Loans made by the Revolving Issuing Bank pursuant to Section 2.2(f)(ii) and outstanding at such time.

“WPG” shall mean Western Pacific Group, L.C., Creamer Investments, Inc. and/or any of their respective Affiliates.

Section 1.2 Defined Agreements as Modified.

Each definition of an agreement or instrument in this Article 1 shall include such agreement or instrument as amended, modified, renewed or restated from time to time in accordance herewith.

Section 1.3 Computation of Time Periods; Other Definitional Provisions.

In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. All notices shall be required to be in writing.

Section 1.4 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.1(k) (“GAAP”).

Section 1.5 Pro Forma Calculations.

For purposes of computing each of the Leverage Ratio and the Interest Coverage Ratio for any purpose hereunder, such ratio (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant period, after giving pro forma effect to the Duratek Acquisition, each Permitted Acquisition and disposition of a Person, line of business or division consummated during such period (including, in each case, any incurrence, assumption, refinancing or repayment of Indebtedness for Money Borrowed), as if such Duratek Acquisition, Permitted Acquisition, disposition or related transactions had been consummated on the first day of such period, in each case, either (i) prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, or (ii)(a) that have been certified by a financial officer of EnergySolutions as having been prepared in good faith based upon reasonable assumptions and (b) are reasonably acceptable to the Administrative Agent.

ARTICLE 2.

Loans and Letters of Credit

Section 2.1 The Loans and the Letters of Credit.

(a) The Revolving Loans. The Revolving Lenders agree, severally in accordance with their respective Revolving Commitments and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and relend to EnergySolutions, on and after the Agreement Date and prior to the Revolving Maturity Date, amounts requested by EnergySolutions which, in the aggregate, do not exceed at any time the aggregate Revolving Commitments; provided that no Loan may be made at any time under this Section 2.1(a) in an amount that shall exceed the aggregate Unused Revolving Commitments at such time. Loans under the Revolving Commitment may be repaid and reborrowed as provided in Section 2.2 hereof.

(b) The Term Loans. The Lenders who have agreed to make Term Loans agree, severally in accordance with their respective Term Commitments as set forth on Schedule 4-B hereof and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to EnergySolutions, on the Second Amendment Effective Date, an aggregate amount equal to $530,000,000. After the Second Amendment Effective Date, the Term Loans will bear interest at the Eurodollar Basis or the Base Rate Basis as provided in Section 2.2 hereof. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

(c) Revolving Letters of Credit. The Revolving Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause any of its Affiliates that is a commercial bank to issue on its behalf) standby letters of credit (each a “Revolving Letter of Credit”) in Dollars for the account of EnergySolutions or any of the Subsidiaries from time to time on any Business Day during the period from the Agreement Date until 5 days before the Revolving Maturity Date in an aggregate Available Amount (i) for all Revolving Letters of Credit not to exceed at any time the Revolving Letter of Credit Commitment at such time and (ii) for each such Revolving Letter of Credit not to exceed the aggregate Unused Revolving Commitments as of the date of issuance thereof. No Revolving Letter of Credit shall have an expiration date later than the earlier of (i) one year after the date of issuance thereof, or (ii) five (5) days before the Revolving Maturity Date, but may by its terms be renewable annually upon written notice (a “Revolving Notice of Renewal”) given to the Revolving Issuing Bank that issued such Revolving Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Revolving Letter of Credit but in any event at least 10 Business Days prior to the date of the proposed renewal of such Revolving Letter of Credit and upon fulfillment of the applicable conditions set forth in Article 3 unless the Revolving Issuing Bank has notified EnergySolutions (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Revolving Letter of Credit but in any event at least 5 Business Days prior to the date of automatic renewal of its election not to renew such Revolving Letter of Credit (a “Revolving Notice of Termination”); provided that the terms of each Revolving Letter of Credit that is automatically renewable annually shall (x) require the Revolving Issuing Bank that issued such Revolving Letter of Credit to give the beneficiary named in such Revolving Letter of Credit notice of any Revolving Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Revolving Letter of Credit prior to the date such Revolving Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Revolving Letter of Credit in any event to be extended to a date later than 5 days before the Revolving Maturity Date. If either a Revolving Notice of Renewal is not given by EnergySolutions or a Revolving Notice of Termination is given by the Revolving Issuing Bank pursuant to the immediately preceding sentence, such Revolving Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Revolving Letter of Credit Commitment, and subject to the limits referred to above, EnergySolutions may request the issuance of Revolving Letters of Credit under this Section 2.1(c), repay any Letter of Credit Loans resulting from drawings thereunder pursuant to Section 2.2(f) and request the issuance of additional Revolving Letters of Credit under this Section 2.1(c). EnergySolutions shall be liable for all obligations in respect of each Revolving Letter of Credit issued for the account of any of the Subsidiaries, including, without limitation, the obligations to repay any Letter of Credit Loan in respect thereof under Section 2.4(c).

Section 2.2 Manner of Borrowing and Disbursement.

(a) Choice of Interest Rate, Etc. (i) Any Loan under the Revolving Commitment or made as a Term Loan shall, at the option of EnergySolutions, bear interest as a Base Rate Option Loan, or, subject to Section 2.2(a)(ii) and Article 10 hereof, and except for the first five (5) Business Days after the Second Amendment Effective Date, a Eurodollar Revolving Loan or Eurodollar Term Loan, as the case may be. Any notice given to the Administrative Agent in connection with a requested Loan hereunder shall be given to the Administrative Agent prior to 12:30 p.m. (New York time) in order for such Business Day to count toward the minimum number of Business Days required.

(ii) (A) On the date on which the aggregate unpaid principal amount of any Eurodollar Revolving Loan or Eurodollar Term Loan shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000 or $5,000,000, respectively, such Eurodollar Option Loan shall automatically, on the last day of the then existing Interest Period therefor, be (1) reborrowed as a Base Rate Revolving Loan, in the case of any Eurodollar Revolving Loan, or (2) continued as a Base Rate Term Loan, in the case of any Eurodollar Term Loan.

(B) If EnergySolutions shall fail to select the duration of any Interest Period for any Eurodollar Revolving Loan or Eurodollar Term Loan in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify EnergySolutions and the Lenders which have made such Eurodollar Option Loan, whereupon each such Eurodollar Option Loan shall automatically, on the last day of the then existing Interest Period therefor, be (1) reborrowed as a Base Rate Revolving Loan, in the case of a Eurodollar Revolving Loan, or (2) continued as a Base Rate Term Loan, in the case of a Eurodollar Term Loan.

(C) Upon the occurrence and during the continuance of any Default, (1) each Eurodollar Option Loan will automatically, on the last day of the then existing Interest Period therefor, be (i) reborrowed as a Base Rate Revolving Loan, in the case of a Eurodollar Revolving Loan, or (ii) continued as a Base Rate Term Loan, in the case of a Eurodollar Term Loan, and (2) the obligation of the Lenders to make any Eurodollar Revolving Loan or continue any Eurodollar Term Loan shall be suspended.

(b) Base Rate Option Loans.

(i) Initial Loans. EnergySolutions shall give the Administrative Agent in the case of initial Base Rate Option Loans at least one (1) Business Day’s irrevocable prior written notice in the form of a Request for Loan, or telephonic notice followed immediately by a Request for Loan; provided, however, that EnergySolutions’ failure to confirm any telephonic notice with a Request for Loan shall not invalidate any notice so given.

(ii) Repayments and Reborrowings of Base Rate Revolving Loans. Upon at least one (1), with respect to items (B) and (C) of this sentence, or three (3), with respect to item (A) of this sentence, Business Days’ irrevocable prior written notice to the Administrative Agent, EnergySolutions may repay or prepay a Base Rate Revolving Loan without regard to its Payment Date and (A) reborrow all or a portion of the principal amount thereof as one or more Eurodollar Revolving Loans for the Interest Period(s) selected, (B) reborrow all or a portion of the principal amount thereof as one or more Base Rate Revolving Loans, or (C) not reborrow all or any portion of such Base Rate Revolving Loan at that time. On the date indicated by EnergySolutions, such Base Rate Revolving Loan, subject to the provisions hereof, shall be so repaid and, as applicable, reborrowed.

(iii) Continuations of Base Rate Term Loans. Upon at least one (1), with respect to items (B) and (C) of this sentence, or three (3), with respect to item (A) of this sentence, Business Days’ irrevocable prior written notice to the Administrative Agent, EnergySolutions shall specify whether all or a portion of each Base Rate Term Loan outstanding on the related Payment Date (A) is to be continued in whole or in part as one or more Eurodollar Term Loans for the Interest Period(s) selected, (B) is to be continued in whole or in part as one or more Base Rate Term Loans, or (C) is to be repaid and not reborrowed.

(c) Eurodollar Option Loans.

(i) Initial Loans. EnergySolutions shall give the Administrative Agent in the case of any initial Eurodollar Option Loan at least three (3) Business Days’ irrevocable prior written notice in the form of a Request for Loan or Request for Term Loan Eurodollar Basis, or telephonic notice followed immediately by a Request for Loan or Request for Term Loan Eurodollar Basis; provided, however, that EnergySolutions’ failure to confirm any telephonic notice with a Request for Loan or Request for Term Loan Eurodollar Basis shall not invalidate any notice so given. The Administrative Agent, whose determination shall be conclusive absent manifest error, shall determine the available Eurodollar Basis and shall notify EnergySolutions of such Eurodollar Basis. EnergySolutions shall promptly notify the Administrative Agent by telephone or telecopy, and shall immediately confirm any such telephonic notice in writing, of its selection of a Eurodollar Basis and Interest Period for such Loan; provided, however, that EnergySolutions’ failure to confirm any such telephonic notice in writing shall not invalidate any notice so given.

(ii) Repayments and Reborrowings of Eurodollar Revolving Loans. Upon at least one (1), with respect to items (B) and (C) of this sentence, or three (3), with respect to item (A) of this sentence, Business Days’ irrevocable prior written notice to the Administrative Agent, EnergySolutions shall specify whether all or a portion of each Eurodollar Revolving Loan outstanding on the Payment Date (A) is to be repaid and then reborrowed in whole or in part as one or more Eurodollar Revolving Loans for the Interest Period(s) selected, (B) is to be repaid and then reborrowed in whole or in part as one or more Base Rate Revolving Loans, or (C) is to be repaid and not reborrowed at that time.

(iii) Continuations of Eurodollar Term Loans. Upon at least one (1), with respect to items (B) and (C) of this sentence, or three (3), with respect to item (A) of this sentence, Business Days’ irrevocable prior written notice to the Administrative Agent, EnergySolutions shall specify whether all or a portion of each Eurodollar Term Loan outstanding on the related Payment Date (A) is to be continued in whole or in part as one or more Eurodollar Term Loans for the Interest Period(s) selected, (B) is to be continued in whole or in part as a Base Rate Term Loan, or (C) is to be repaid and not reborrowed.

(d) Notification of Lenders. Upon receipt of a Request for Loan, or a notice from EnergySolutions with respect to a selection of an Interest Period for a Revolving Loan, or a notice from

EnergySolutions with respect to any outstanding Revolving Loan prior to the Payment Date for such Revolving Loan, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of such Lender’s portion of the related Revolving Loan. Each Lender shall, not later than 2:30 p.m. (New York time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Account, or at such account as the Administrative Agent shall designate, the amount of its portion of any Revolving Loan which represents an additional borrowing hereunder in immediately available funds.

(e) Disbursement.

(i) Prior to 3:00 p.m. (New York time) on the date of the making of a Revolving Loan hereunder, the Administrative Agent shall, subject to the satisfaction of any applicable conditions set forth in Article 3 hereof, disburse the amounts made available to it by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to EnergySolutions’ instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of EnergySolutions maintained with the Administrative Agent; provided, however, that the Administrative Agent shall first make the applicable portion of such funds equal to the aggregate principal amount of any Letter of Credit Loans made by the Revolving Issuing Bank and by any other Revolving Lender and outstanding on the date of such Revolving Loan, plus interest accrued and unpaid thereon to and as of such date, available to the Revolving Issuing Bank and such other Revolving Lender for repayment of such Letter of Credit Loans.

(ii) Unless the Administrative Agent shall have received notice from a Lender prior to 2:30 p.m. (New York time) on the date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Loan, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Loan and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to EnergySolutions on such date a corresponding amount. If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to EnergySolutions until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first three (3) days and thereafter at the Federal Funds Rate plus one percent (1%).

(iii) If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Loan for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify EnergySolutions and EnergySolutions shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon. The failure of any Lender to fund its portion of any Loan shall not relieve any other Lender of its obligation hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(iv) In the event that, at any time when EnergySolutions is not in Default and has satisfied all applicable conditions set forth in Article 3 hereof, a Lender for any reason fails, refuses, or has given notice to the Administrative Agent and/or EnergySolutions that it refuses, to fund its portion of a Loan or, in accordance with Section 2.2(f)(ii) below, a disbursed amount (a “Defaulting Lender”), then, until such time as such Defaulting Lender has funded its portion of such Loan, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Loan, such Defaulting Lender shall not have the right (i) to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and such Lender’s Unused Revolving Commitment and interest in any Loans or Revolving Letters of Credit shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder or (ii) to receive payments of (A) principal, interest or fees from EnergySolutions in respect of its unfunded portion of Loans, (B) any commitment fee in respect of its Revolving Commitment or (C) any portion of Revolving Letter of Credit fees or interests or amounts in respect of any Letter of Credit Loans. In addition to the foregoing, and notwithstanding Section 2.1(c), if any Lender shall become a Defaulting Lender, the Revolving Letter of Credit Commitment shall be reduced by an amount equal to such Defaulting Lender’s Pro Rata Share of the Revolving Letter of Credit Commitment unless and until arrangements reasonably satisfactory to the Revolving Issuing Bank have been entered into (the Revolving Issuing Bank having made a good faith effort to enter into such arrangements) to eliminate the Revolving Issuing Bank’s risk with respect to the Defaulting Lender’s Pro Rata Share of the Revolving Letter of Credit Commitment, including cash collateralizing the Revolving Issuing Bank’s Revolving Letter of Credit Commitment with respect to such Defaulting Lender’s Pro Rata Share. The provisions of this Section 2.2(e)(iv) are not in lieu of any other claim EnergySolutions may have against such Defaulting Lender.

(f) Issuance of and Drawings and Reimbursement Under Letters of Credit.

(i) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:30 p.m. (New York time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by EnergySolutions to the applicable Issuing Bank, which shall give to the Administrative Agent and each Revolving Lender (in the case of a request for a Revolving Letter of Credit) or each Synthetic Lender (in the case of a request for a Synthetic Letter of Credit) prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit (which amount shall not be less than $100,000), (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for Letter of Credit as the Issuing Bank may specify to EnergySolutions for use in connection with such requested Letter of Credit (a “Revolving Letter of Credit Agreement” or a “Synthetic Letter of Credit Agreement,” as applicable). If (x) the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its sole discretion, (y) as of the requested date of issuance, the requirements of Section 2.1(c) or 2.17(a) hereof have been satisfied as to such Letter of Credit, and (z) the applicable Issuing Bank has not received notice of objection to such issuance from the Majority Lenders, the applicable Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3, make such Letter of Credit available to EnergySolutions at its office referred to in Section 11.1 or as otherwise agreed with EnergySolutions in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii) Participations. Upon the issuance of a Revolving Letter of Credit by the Revolving Issuing Bank, the Revolving Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each such Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Revolving Issuing Bank, a participation in such Revolving Letter of Credit in an amount for each Revolving Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Revolving Letter of Credit, effective upon the issuance of such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by the Revolving Issuing Bank and not reimbursed by EnergySolutions forthwith on the date due as provided in Section 2.4(c) (or which has been so reimbursed but must be returned or restored by the Revolving Issuing Bank because of the occurrence of an event specified in Section 8.1(f) or (g) or otherwise) by making available to the Administrative Agent for the account of the Revolving Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2(f)(ii) in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.4(c) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Revolving Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Revolving Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Loan made by the Revolving Issuing Bank shall be reduced by such amount on such Business Day.

(iii) Drawing and Reimbursement. The payment by the Revolving Issuing Bank of a draft drawn under any Revolving Letter of Credit shall constitute for all purposes of this Agreement the making by the Revolving Issuing Bank of a Letter of Credit Loan, which shall be a Base Rate Option Loan, in the amount of such draft.

(iv) Letter of Credit Reports. The Issuing Banks shall furnish (A) to the Administrative Agent on or about the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Revolving Lender and Synthetic Lender on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to the Administrative Agent and each Revolving Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Revolving Letters of Credit.

(v) Failure to Make Letter of Credit Loans. The failure of any Lender to make the Letter of Credit Loan to be made by it on the date specified in Section 2.4(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Loan to be made by such other Lender on such date.

(vi) Applicability of ISP98. Unless otherwise expressly agreed by the applicable Issuing Bank and EnergySolutions when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

Section 2.3 Interest.

(a) On Base Rate Option Loans. Interest on each Base Rate Option Loan shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Base Rate Option Loan, in arrears on the applicable Payment Date for the period through the date immediately preceding such Payment Date. Interest on Base Rate Option Loans then outstanding shall also be due and payable on the Revolving Maturity Date or Term Loan Maturity Date, as applicable, with respect to Revolving Loans and Term Loans.

(b) On Eurodollar Option Loans. Interest on each Eurodollar Option Loan shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the Eurodollar Basis for such Eurodollar Option Loan, in arrears on the applicable Payment Date for the period through the day immediately preceding such Payment Date, and, in addition, if the Interest Period for a Eurodollar Option Loan exceeds three (3) months, interest on such Eurodollar Option Loan shall also be due and payable in arrears on every three-month anniversary of the first day of such Interest Period. Interest on Eurodollar Option Loans then outstanding shall also be due and payable on the Revolving Maturity Date or Term Loan Maturity Date, as applicable, with respect to Revolving Loans and Term Loans.

(c) Interest if No Notice of Selection of Interest Rate Basis. With respect to any Loan, if EnergySolutions fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Loan is not timely concluded, the Base Rate Basis shall apply to such Loan.

(d) Interest upon Default. Immediately upon the occurrence of an Event of Default hereunder, all overdue principal in respect of the Loans, together with accrued and unpaid overdue interest, premium and other unpaid sums, shall bear interest at the Default Rate. Such interest shall be payable on demand and shall accrue until the earliest of (a) waiver or cure (to the satisfaction of the Lenders required under Section 11.12 hereof to waive or cure) of such Event of Default, or (b) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations.

(e) Eurodollar Option Loans. At no time may the number of outstanding Eurodollar Option Loans exceed eight (8).

(f) Applicable Margin. With respect to any Loan hereunder, the Applicable Margin shall be (i) with respect to any Term Loan, (x) 2.25% for Eurodollar Term Loans (or 2.00% when the Leverage Ratio as of the most recently completed fiscal quarter is less than 2.0 to 1.0) and (y) 0.75% for Base Rate Term Loans (or 0.50% when the Leverage Ratio as of the most recently completed fiscal quarter is less than 2.0 to 1.0), (ii) with respect to any Revolving Loan, (x) 2.25% for Eurodollar Option Loans

and (y) 0.75% for Base Rate Options Loans, (iii) with respect to any Synthetic Deposit and unreimbursed Disbursements in accordance with Section 2.17(d), 2.25% (or 2.00% when the Leverage Ratio as of the most recently completed fiscal quarter is less than 2.0 to 1.0).

Section 2.4 Repayment.

(a) Any unpaid principal and interest of the Revolving Loans and any other outstanding Obligations under the Revolving Commitment shall be due and payable in full on the Revolving Maturity Date. All Synthetic Deposits shall be refunded and any unpaid interest and participation fees in respect of such Synthetic Deposits, any unreimbursed Disbursements and any other outstanding Obligations relating to the Synthetic Deposits or the Synthetic Letter of Credit Commitment shall be due and payable in full on June 7, 2013.

(b) Commencing September 30, 2006 and at the end of each calendar quarter for the next 26 calendar quarters, the outstanding principal balance of the Term Loans shall be repaid in an amount equal to the product of the outstanding principal balance of the Term Loans as of the opening of business on September 30, 2006 multiplied by 0.25%. On June 7, 2013, the outstanding principal balance of the Term Loans, if any, shall be repaid in full.

Notwithstanding anything to the contrary in this Section 2.4(b), any unpaid principal and interest of the Term Loans shall be due and payable in full on the Term Loan Maturity Date.

(c) Letter of Credit Loans.

(i) EnergySolutions shall repay to the Administrative Agent for the account of the Revolving Issuing Bank and each other Revolving Lender that has made a Letter of Credit Loan on the earlier of (1) the Business Day when such Letter of Credit Loan is made, if made on or prior to 2:00 p.m. (New York time), or the succeeding Business Day, if made after 2:00 p.m. (New York time), and (2) the Revolving Maturity Date, the outstanding principal amount of each Letter of Credit Loan made by each of them.

(ii) The Obligations of EnergySolutions and the Revolving Lenders with respect to Revolving Letters of Credit under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Revolving Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of EnergySolutions in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that EnergySolutions may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations of EnergySolutions in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, EnergySolutions or a guarantor.

Section 2.5 Fees.

(a) Fees Payable Under the Fee Letter. EnergySolutions agrees to pay such fees as are mutually agreed upon and as are described in the Fee Letter.

(b) Commitment Fee. In addition, EnergySolutions agrees to pay to the Administrative Agent, for the benefit of each of the Revolving Lenders in accordance with their respective Revolving Commitments, a commitment fee on the aggregate Unused Revolving Commitments, for each day from the Second Amendment Effective Date until the Revolving Maturity Date calculated at the rate of 0.50% per annum.

The aggregate Available Amount of all Revolving Letters of Credit outstanding shall count as usage for purposes of computing the foregoing commitment fees. Such commitment fee shall be computed on the basis of a year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on September 30, 2006, and on the Revolving Maturity Date, shall be fully earned when due, and shall be non-refundable when paid.

(c) Letter of Credit Fees.

(i) EnergySolutions shall pay to the Administrative Agent for the account of each Revolving Lender a commission on such Revolving Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Revolving Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Option Loans under the Revolving Commitments in effect from time to time, if any, payable in arrears quarterly on the last Business Day of each calendar quarter, commencing on September 30, 2006, and on the Revolving Maturity Date and thereafter from time to time on demand, shall be fully earned when due, and shall be non-refundable when paid.

(ii) EnergySolutions shall pay to the Revolving Issuing Bank, for its own account, a Revolving Letter of Credit fronting fee in respect of each Revolving Letter of Credit, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Revolving Maturity Date, of such Revolving Letter of Credit, computed at 0.25% per annum of the face amount of such Revolving Letter of Credit, and shall also pay to the Revolving Issuing Bank customary commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance, administration, amendment, payment and negotiation of each Revolving Letter of Credit. EnergySolutions shall pay to the Synthetic Issuing Bank, for its own account, a Synthetic Letter of Credit fronting fee in respect of each Synthetic Letter of Credit, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Synthetic Letter of Credit Maturity Date, of such Synthetic Letter of Credit, computed at 0.25% per annum of the face amount of such Letter of Credit, and shall also pay to the Synthetic Issuing Bank customary commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance, administration, amendment, payment and negotiation of each Synthetic Letter of Credit. Letter of Credit commissions shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(d) Participation Fees.

(i) Upon the deposit of the Synthetic Deposits in the Synthetic Deposit Account, the fees (“Participation Fees”) relative to the Synthetic Deposits shall accrue at a rate per annum equal to the sum of the Eurodollar Rate for the relevant Investment Period plus the Applicable Margin; provided that the amount due and payable by EnergySolutions under this clause shall be the amount set forth above less the Synthetic Deposit Return payable by the Administrative Agent to the Synthetic Lenders pursuant to Section 2.16(d) for the applicable period. All Synthetic Deposits shall accrue fees at all times that they are on deposit in the Synthetic Deposit Account.

(ii) Participation Fees accrued on each Synthetic Deposit shall be payable, without duplication: (a) on the Synthetic Letter of Credit Maturity Date, (b) on the date of any return of a Synthetic Deposit pursuant to Section 2.7, on the amount of such deemed Synthetic Deposits so returned and (c) on the last day of each Investment Period.

Section 2.6 Optional Prepayments and Application of Prepayments.

(a) Optional Prepayment of Loans. Subject to Section 2.6(b), the principal amount of any Base Rate Option Loan may be prepaid in full or in part at any time, without penalty or premium and without regard to the Payment Date for such Loan, upon not less than one (1) Business Day’s prior written notice to the Administrative Agent of such prepayment. Subject to Section 2.6(b) and Section 2.11, Eurodollar Option Loans may be prepaid prior to the due date thereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent. Partial prepayments shall be in a principal amount of not less than $1,000,000 and in an integral multiple of $500,000. A notice of prepayment shall be irrevocable.

(b) Application of Prepayment. Each prepayment of the Term Loans shall be applied (i) first, in direct order of maturities, to the next four scheduled principal repayment installments of the Term Facility and (ii) second, to the other principal repayment installments of the Term Facility on a pro rata basis. Any prepayment of Revolving Loans shall be applied (A) first, to prepayment of the Letter of Credit Loans then outstanding until such Loans are paid in full, (B) second, to prepayment of Revolving Loans then outstanding until such Loans are paid in full and (C) third, to be deposited in the L/C Collateral Account to cash collateralize the aggregate Available Amount of the Revolving Letters of Credit then outstanding. Any prepayment of the Term Facility may not be reborrowed. Any prepayment of Revolving Loans pursuant to this Section 2.6 shall not reduce the Revolving Commitment. The prepayment of any principal amount of Loans shall be made with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and EnergySolutions shall reimburse the Lenders and the Administrative Agent, on demand, for any loss or out-of-pocket expense incurred by any Lender Party or the Administrative Agent in connection with such prepayment, as set forth in Section 2.11 hereof. Any prepayment under this Agreement shall not affect EnergySolutions’ obligation to continue making payments under any Secured Hedge Agreements, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Secured Hedge Agreements.

Section 2.7 Synthetic Deposit Reductions.

From time to time on any Business Day, EnergySolutions may cause the Synthetic Deposits to be returned ratably to the Synthetic Lenders; provided that (A) all such voluntary reductions shall require at least one but no more than five Business Days’ prior telephonic notice (promptly confirmed by facsimile) to the Administrative Agent; (B) all such voluntary partial returns shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000, and (C) such reductions shall be accompanied by reimbursement for losses or out-of-pocket expenses in accordance with Section 2.11, if any.

Section 2.8 Mandatory Prepayments.

(a) In addition to the scheduled repayments provided for in Section 2.4 hereof, EnergySolutions shall prepay the Term Loans in an amount equal to 100% of the Net Proceeds (w) from any sale or disposition by Holdco, Parent or any of their Subsidiaries of any interest in any Loan Party (other than from a sale to another Loan Party), (x) except as set forth below, from any Permitted Asset Sales (other than any Excluded Asset Sales) and (y) except as set forth in Section 5.5(e) hereof, received as a result of a casualty or condemnation. Such amount shall be applied on the third Business Day following receipt thereof by EnergySolutions or the affected Subsidiary in accordance with Section 2.6(b). EnergySolutions shall also prepay the Term Loans, with application thereto in accordance with Section 2.6(b), in respective amounts equal to the after-Tax amount of any refund, purchase price adjustment, claim or credit arising under any agreement governing or relating to any acquisition of any assets or business. Notwithstanding the foregoing, with respect to any Net Proceeds realized or received with respect to any Permitted Asset Sales (other than any Excluded Asset Sales), at the option of EnergySolutions, and so long as no Default or Event of Default shall have occurred and be continuing, EnergySolutions may reinvest all or any portion of such Net Proceeds in assets used or useful for its business within three hundred sixty-five (365) days following receipt of such Net Proceeds; provided, however, that (i) if the property subject to such asset sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for the benefit of the Secured Parties and (ii) if any Net Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Proceeds shall be immediately applied to the prepayment of the

Loans in accordance with Section 2.6(b). For the purposes of calculating the mandatory prepayment required by this Section 2.8(a), “Net Proceeds” shall exclude all Net Proceeds received by Duratek and its Subsidiaries; provided that “Duratek and its Subsidiaries” shall not include EnergySolutions and its Subsidiaries if EnergySolutions is a Subsidiary of Duratek.

(b) In addition to the scheduled repayments provided for in Section 2.4 hereof, EnergySolutions shall prepay the Term Loans in an amount equal to one hundred percent (100%) of the Net Proceeds received after the Second Amendment Effective Date from any Indebtedness for Money Borrowed incurred by Holdco, EnergySolutions, Parent or any of their Subsidiaries, except for Indebtedness for Money Borrowed (i) permitted by Section 7.1 hereof or (ii) incurred in connection with any Permitted Investments or Permitted Acquisitions permitted under Section 7.6 hereof (including any Indebtedness assumed by EnergySolutions or the Subsidiaries in connection with any such Permitted Investment or Permitted Acquisition), to the extent that upon consummation of any such Permitted Investment or Permitted Acquisition such Net Proceeds were invested in, or used to acquire, such Permitted Investment or Permitted Acquisition. Such amount shall be applied on the third Business Day following receipt thereof by EnergySolutions, Parent or the affected Subsidiary in accordance with Section 2.6(b). For the purposes of calculating the mandatory prepayment required by this Section 2.8(b), “Net Proceeds” shall exclude all Net Proceeds received from any Indebtedness for Money Borrowed incurred by Duratek and its Subsidiaries; provided that “Duratek and its Subsidiaries” shall not include EnergySolutions and its Subsidiaries if EnergySolutions is a Subsidiary of Duratek.

(c) In addition to the scheduled repayments provided for in Section 2.4 hereof, for each fiscal quarter during the term hereof (commencing with the fiscal quarter ended September 30, 2006), on or prior to the fifth Business Day following delivery of the financial statements required by Sections 6.1 and 6.2 hereof for the most recently completed fiscal quarter, (x) so long as the Leverage Ratio as of the end of the most recently completed fiscal quarter is equal to or greater than 3.0 to 1.0, EnergySolutions shall prepay the Term Loans in an amount equal to the difference between (i) fifty percent (50%) of Excess Cash Flow for the most recently completed fiscal quarter and (ii) an amount equal to the optional prepayments made pursuant to Section 2.6 in such fiscal period, (y) if the Leverage Ratio as of the end of the most recently completed fiscal quarter is less than 3.0 to 1.0 and greater than 1.0 to 1.0, EnergySolutions shall prepay the Term Loans in an amount equal to the difference between (i) twenty-five percent (25%) of Excess Cash Flow for the most recently completed fiscal quarter and (ii) an amount equal to the optional prepayments made pursuant to Section 2.6 in such fiscal period and (z) if the Leverage Ratio as of the end of the most recently completed fiscal quarter is less than or equal to 1.0 to 1.0, EnergySolutions shall not be required prepay the Term Loans.

(d) On each date when the aggregate amount of all Synthetic Letter of Credit Outstandings exceeds the Synthetic Facility Available Amount, EnergySolutions shall cash collateralize all Synthetic Letter of Credit Outstandings in an aggregate amount equal to such excess.

(e) Any prepayment pursuant to this Section 2.8 shall be made in the manner set forth in Section 2.6(b).

Section 2.9 Evidence of Debt.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein. Upon the request of any Lender, Notes shall be issued by EnergySolutions and payable to the order of such Lender reflecting such Lender’s Revolving Commitment and Term Loans. The Notes issued by EnergySolutions to the Lenders shall be duly executed and delivered by one or more Authorized Signatories.

(b) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of EnergySolutions to such Lender Party resulting from each Loan owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.

(c) The Register maintained by the Administrative Agent pursuant to Section 11.5(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Loan made hereunder, the Type of such Loan and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from EnergySolutions to each Lender Party hereunder, (iv) the amount of any sum received by the Administrative Agent from EnergySolutions hereunder and each Lender Party’s share thereof and (v) the amount of such Lender Party’s Synthetic Deposits.

(d) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.9(c) above, and by each Lender Party in its account or accounts pursuant to Section 2.9(b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from EnergySolutions to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of EnergySolutions under this Agreement.

Section 2.10 Manner of Payment.

(a) Each payment (including any prepayment) by EnergySolutions on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Lender Parties, the Administrative Agent or any of them under this Agreement shall be made not later than 2:00 p.m. (New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Account, for the account of the Lender Parties, or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds without set-off or counterclaim. Any payment received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment hereunder at or prior to 2:00 p.m. (New York time) on any Business Day shall be deemed to constitute receipt on such Business Day. In the case of a payment for the account of a Lender Party, the Administrative Agent will promptly thereafter (and, if such amount is received before 2:00 p.m. (New York time), on the same day) distribute the amount so received in like funds to such Lender Party. If the Administrative Agent shall not have received any payment from EnergySolutions as and when due, the Administrative Agent will promptly notify the Lender Parties accordingly. Only upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 11.5(c), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) EnergySolutions agrees to pay principal, interest, fees and all other Obligations due hereunder, under the Fee Letter, under any Notes or under the other Loan Documents without set-off or counterclaim or any deduction whatsoever (other than any deductions or withholdings required by law on account of Taxes).

(c) Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from EnergySolutions are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as the Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to each Issuing Bank (solely in its capacity as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the such Issuing Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of fees and the accrued and unpaid interest and any premiums on the Obligations of EnergySolutions under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, ratably to the payment of the principal amount of all of the outstanding Loans that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date and amounts payable under Secured Hedge Agreements with Lenders and/or their Affiliates (or Persons that were Lenders or Affiliates of Lenders at the time any such Secured Hedge Agreement was entered into);

(vi) sixth, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents or Secured Hedge Agreements that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(vii) seventh, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

(d) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, in the case of the Term Loans, for application to such principal repayment installments thereof, as the Administrative Agent shall direct, and in other cases, elect to, distribute such funds to each of the Lender Parties in accordance with such Lender Party’s pro rata share of the sum of (i) the aggregate principal amount of the Loans outstanding at such time, (ii) the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (iii) the aggregate amount of all unreimbursed Disbursements in respect of Synthetic Letters of Credit, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender Party.

(e) Subject to any contrary provisions in the definition of “Interest Period,” if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Option Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from EnergySolutions prior to the date on which any payment is due to any Lender Party hereunder that EnergySolutions will not make such payment in full, the Administrative Agent may assume that EnergySolutions has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent EnergySolutions shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11 Reimbursement.

(a) Whenever any Lender shall sustain or incur any losses or out-of-pocket expenses in connection with (i) failure by EnergySolutions to borrow any Eurodollar Option Loan after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of EnergySolutions’ election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), or (ii) payment of any Eurodollar Option Loan in whole or in part pursuant to Section 2.2(a)(ii), 2.6, 2.8 or 10.2, acceleration of the maturity of the Loans pursuant to Section 8.2 or for any other reason, EnergySolutions agrees to pay to such Lender, upon demand, an amount sufficient to compensate such Lender for all such losses and reasonable out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing pursuant to Section 2.11(b) hereof, and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct, absent manifest error.

(b) Losses subject to reimbursement hereunder shall be (i) any loss incurred by any Lender in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and the amount of such loss shall be the excess, if any, of (1) the interest or other cost to such Lender of the deposit or other source of funding used to make any such Eurodollar Option Loan (but specifically excluding any Applicable Margin) for the remainder of its Interest Period, over (2) the interest earned (or to be earned) by such Lender upon the re-lending or other redeployment of the amount of such Eurodollar Option Loan for the remainder of its putative Interest Period or (ii) any other expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be.

For the avoidance of doubt, nothing in this Section 2.11 shall be construed to apply to Taxes that are neither Covered Taxes nor Other Taxes.

Section 2.12 Pro Rata Treatment.

(a) Loans. Each Loan from the Lenders shall be made pro rata (i) on the basis of the respective Revolving Commitments of the Revolving Lenders as set forth on Schedule 4-A with respect to Loans made under the Revolving Commitment, and (ii) on the basis of the respective Term Commitments of the Term Lenders as set forth on Schedule 4-B hereof with respect to Term Loans.

(b) Payments. Except as specifically provided in Section 2.2(e)(iv) or Article 10 hereof or elsewhere in this Agreement, each payment and prepayment of principal of the Loans or refunding of the Lender’s Synthetic Deposit Account, and each payment of interest on the Loans, shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding immediately prior to such payment or prepayment. If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loans or Synthetic Deposits made by it in excess of its ratable share of such Loans or Synthetic Deposits, such Lender shall forthwith purchase from the other Lenders such interests (whether by purchasing a participation or by assignment) in the applicable Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery; provided further, however, that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Lender in respect of any Type of Loans or Synthetic Deposits shall be shared on a pro rata basis only with other Lenders to which Loans of such Type are owing. EnergySolutions agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of EnergySolutions in the amount of such participation.

Section 2.13 Capital Adequacy.

If, after the Second Amendment Effective Date, the adoption or effectiveness of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change or effectiveness in Applicable Law (whether adopted before or after the Second Amendment Effective Date) or any change in the interpretation or administration or effectiveness thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender Party with any directive issued or adopted after the Second Amendment Effective Date regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender Party’s capital, as a consequence of its obligations hereunder with respect to the Loans, such Lender Party’s Revolving Commitment or its obligations to issue or participate in any Revolving Letter of Credit hereunder, to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender Party’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender Party’s capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender Party to be material, then such Lender Party shall promptly notify EnergySolutions of such adoption, compliance or change. Upon demand by such Lender Party, EnergySolutions shall promptly pay to such Lender Party such additional amounts as shall be sufficient to compensate such Lender Party for such reduced return, together with interest on such amount from the fourth (4th) day after the date of demand until payment in full thereof at the Default Rate. A certificate of such Lender Party setting forth the amount to be paid to such Lender Party by EnergySolutions as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be conclusive, absent manifest error. For the avoidance of doubt, this Section 2.13 shall not apply to Taxes.

Section 2.14 Taxes.

(a) Subject to the exclusions and limitations of this Section 2.14 and subject to the Lenders’ compliance with Section 2.14(f), any and all payments by any Loan Party hereunder or under the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (“Taxes”) imposed or assessed on or with respect to payments made under this Agreement or the other Loan Documents by the United States of America or any political subdivisions thereof or therein or any other jurisdiction (including non-U.S. jurisdictions), and all liabilities with respect hereto or thereto (but excluding any tax imposed on or measured by the net income or profits of a Lender or franchise taxes imposed in lieu of net income taxes on overall gross receipts, or any other similar taxes imposed, in each case, as a result of such Lender being organized in, having its principal office or applicable lending office in, engaging in a trade or business in, or having a present or former connection with the jurisdiction imposing such Tax (other than any such trade or business, or connection arising or deemed to arise solely or primarily from any transactions contemplated by this Agreement) (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Covered Taxes”).

If any Loan Party shall be required by law to withhold or deduct any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings on account of Covered Taxes (including deductions applicable to additional sums payable under this Section 2.14(a)) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings of Covered Taxes been made, (ii) the applicable Loan Party shall make such deductions or withholdings, and (iii) the applicable Loan Party shall pay the full amount of Covered Taxes deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) EnergySolutions agrees to pay any present or future recordation, transfer, mortgage, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest and penalties related thereto) imposed by the United States of America or any political subdivision thereof or any other jurisdiction (including non-U.S. jurisdictions) that arise from the execution, delivery, registration of, performance under, or enforcement of, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Without duplication of its obligation to pay increased amounts on account of Covered Taxes and Other Taxes pursuant to Sections 2.14(a) and (b), respectively, EnergySolutions shall indemnify each Lender for the full amount of Covered Taxes and Other Taxes (including, without limitation, any Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally asserted. Payment by EnergySolutions pursuant to this indemnification shall be made within thirty (30) days from the date such Lender (as the case may be) makes written demand therefor (submitted through the Administrative Agent). A Lender’s failure to provide notice to EnergySolutions shall not relieve EnergySolutions of any of its obligations under this Section 2.14. Notwithstanding the foregoing, where notice is not given within one hundred twenty (120) days after the Lender has actual notice of the assertion of taxes and EnergySolutions does not otherwise have notice of such assertion, no indemnification shall be required for penalties, additions to tax, expenses, and interest accruing on such Covered Taxes or Other Taxes from the date one hundred twenty (120) days after the Lender has actual notice of the assertion of such taxes until the date such notice was actually received by EnergySolutions.

(d) Within thirty (30) days after the date of any payment of Covered Taxes or Other Taxes by the any Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 11.1 hereof, the original or a certified copy of a receipt evidencing payment thereof. The applicable Loan Party shall compensate each Lender to the extent that such Lender is required to pay any Covered Taxes or Other Taxes (or applicable penalties, interest and expenses) as a result of any failure by such Loan Party to so furnish such copy of such receipt.

(e) The agreements and obligations of the Loan Parties contained in this Section 2.14 shall survive the indefeasible payment in full of the Obligations.

(f) Notwithstanding any provision to the contrary in this Agreement, to the extent that such Person is at such time legally entitled to do so, on the date a Person becomes an Agent or Lender hereunder and at such other times as reasonably requested by EnergySolutions or the Administrative Agent in writing, such Person must provide to EnergySolutions and the Administrative Agent two properly completed and duly executed originals of each of the following, as applicable: (i) Form W-8ECI (in the case of a non-U.S. Person claiming exemption from withholding because the income is effectively connected with a U.S. trade or business), (ii) Form W-8BEN (in the case of a non-U.S. Person claiming exemption from, or reduction of, withholding tax under an income tax treaty or under the portfolio interest exemption), (iii) with respect to any interest in this Agreement in which a participation has been sold, a Form W-8IMY along with accompanying Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption), (iv) any other applicable form, certificate or document necessary to establish such non-U.S. Person’s entitlement to exemption from United States federal withholding tax or reduced rate with respect to all payments to be made to such non-U.S. Person under this Agreement, or

(v) Form W-9 (claiming exemption from backup withholding tax), or any successor forms. Each Agent and Lender agrees that from time to time after the Agreement Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Agent or Lender will, to the extent that such Agent or Lender is at such time legally entitled to do so, deliver to EnergySolutions and the Administrative Agent two new accurate and complete original signed copies of the applicable certification form. Notwithstanding anything to the contrary in this Section 2.14, a Lender shall not be entitled to payment on account of or indemnification for Covered Taxes that are U.S. federal withholding Taxes that are imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement, except, in the case of an assignee to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Loan Parties with respect to such Tax pursuant to Section 2.14(a) and a Lender shall not be entitled to a payment on account of or indemnification for such Covered Taxes to the extent such Taxes result from the failure of such Lender to comply with the documentation requirements of this Section 2.14(f).

(g) If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund of any Covered Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Covered Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Loan Party, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Loan Party to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Party or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Loan Party the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Covered Taxes or Other Taxes had never been paid.

(h) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 (a), Section 2.14(c) or Section 10.3 with respect to such Lender, it will, if requested by EnergySolutions, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the good faith sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.14 shall affect or postpone any of the obligations of the Loan Party or the rights of any Lender pursuant to Section 2.14(a), Section 2.14(c) or Section 10.3.

Section 2.15 Increase in Commitments.

(a) Borrower Request. EnergySolutions may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments (the “Incremental Commitments”) and/or (y) prior to the Term Loan Maturity Date, the establishment of one or more new Term Commitments (each, an “Incremental Term Commitment”), in each case, by an amount not in excess of the Incremental Commitment Cap in the aggregate and not less than $5,000,000 individually (or, if less, the amount of the Incremental Commitment Cap). Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which EnergySolutions proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of the financial institution to whom EnergySolutions proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 3.2 shall be satisfied;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date and the use of proceeds thereof;

(iii) EnergySolutions shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein, identical to the existing Term Loans (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);

(ii) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii) any such Incremental Term Loans shall not amortize (on a percentage basis) any faster than the existing Term Loans and shall not mature prior to the Term Loan Maturity Date;

(iv) in the event that the Applicable Margin for the Incremental Loans (inclusive of upfront fees and OID payable to such Lenders) is greater than the Applicable Margin for the existing Term Loans or the existing Revolving Loans, as applicable (inclusive of any upfront fees and OID paid to the existing Lenders), then the Applicable Margin for the corresponding class of existing Loans shall be increased to the extent necessary such that the Applicable Margin for the existing class of Loans is equal to the Applicable Margin for the Incremental Loans; and

(v) participation in the Incremental Term Commitments and Incremental Commitments shall be offered to banks, financial institutions and other entities reasonably acceptable to EnergySolutions and the Administrative Agent.

(d) Adjustment of Revolving Loans. In the case of Incremental Commitments, each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring an Incremental Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the Incremental Commitments.

(e) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to EnergySolutions in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Term Loans or Incremental Commitments.

Section 2.16 Synthetic Deposit Account.

(a) On or after to the Second Amendment Effective Date, the Administrative Agent shall establish the Synthetic Deposit Account. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Synthetic Lender in the Synthetic Deposit Account (the interest of each Synthetic Lender in the Synthetic Deposit Account, as evidenced by such records, being referred to as such Lender’s “Synthetic Deposit Sub-Account”). The Administrative Agent shall establish such additional Synthetic Deposit Sub-Accounts for assignee Lenders as shall be required pursuant to Section 11.5. No Person (other than the Administrative Agent or any of its sub-agents) shall have the right to make any withdrawals from the Synthetic Deposit Account or exercise any other right or power with respect thereto, except as expressly provided herein. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in the Synthetic Deposit Account (i) shall be the property of any Secured Party (other than the Administrative Agent for the benefit of the Synthetic Issuing Bank) and (ii) shall constitute “Collateral” under the Loan Documents other than in favor of the Synthetic Issuing Bank in respect of Synthetic Letter of Credit Participation Obligations. Each Synthetic Lender agrees that its right, title and interest with respect to the Synthetic Deposit Account shall be limited to the right to require amounts in its Synthetic Deposit Sub-Account to be used as expressly set forth herein and that it will have no right to require the return of its Synthetic Deposit other than as expressly provided herein (each Synthetic Lender hereby acknowledging that its Synthetic Deposit constitutes payment for its Synthetic Letter of Credit Participation Obligations and that the Synthetic Issuing Bank will be issuing, amending, renewing and extending Synthetic Letters of Credit in reliance on the availability of such Lender’s Synthetic Deposit to discharge such Lender’s obligations in accordance with clause (c) of this Section 2.16 and Section 2.17(c)). The funding of the Synthetic Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements solely among the Administrative Agent, the Synthetic Issuing Bank and the Synthetic Lenders with respect to the funding and reimbursement obligations of the Synthetic Lenders under this Agreement, and do not constitute loans, extensions of credit or other financial accommodations to any Loan Party.

(b) The following amounts will be deposited in the Synthetic Deposit Account at the following times:

(i) At any time after the Synthetic Facility Availability Date, upon the written request (the “Synthetic Request”) of EnergySolutions substantially in the form of Exhibit D hereto or as reasonably acceptable to the Administrative Agent, each Synthetic Lender shall deposit in the Synthetic Deposit Account (via the Administrative Agent) an amount in Dollars equal to such Lender’s Synthetic Deposit Amount. Thereafter, the Synthetic Deposits shall be available, on the terms and subject to the conditions set forth herein, for application pursuant to Section 2.16(d)(i), to reimburse such Lender’s Synthetic Deposit Percentage of Disbursements that are not reimbursed by EnergySolutions.

(ii) On any date prior to the Synthetic Letter of Credit Maturity Date on which the Administrative Agent or the Synthetic Issuing Bank receives any reimbursement payment from EnergySolutions in respect of a Disbursement, with respect to which amounts were withdrawn from the Synthetic Deposit Account to reimburse or pay such Disbursement, the Administrative Agent shall deposit in the Synthetic Deposit Account, and credit to the Synthetic Deposit Sub-Accounts of the Synthetic Lenders, the portion of such reimbursement or other payment to be deposited therein, in accordance with Section 2.17(d).

(iii) Concurrently with the effectiveness of any assignment by any Lender of all or any portion of its Synthetic Deposit, the Administrative Agent shall transfer into the Synthetic Deposit Sub-Account of the assignee the corresponding portion of the amount on deposit in the assignor’s Synthetic Deposit Sub-Account in accordance with Section 11.5(c).

(c) Each Synthetic Lender irrevocably and unconditionally agrees that its Synthetic Deposit in the Synthetic Deposit Account shall be withdrawn and distributed as follows:

(i) In the event EnergySolutions does not reimburse the Synthetic Letter of Credit Issuer pursuant to Section 2.17(d), the Administrative Agent shall withdraw from the Synthetic Deposit Account the amount of such unreimbursed Disbursement (and debit the Synthetic Deposit Sub-Account of each Synthetic Lender in the amount of such Synthetic Lender’s Synthetic Deposit Percentage of such unreimbursed Disbursement) and make such amount available to the Synthetic Issuing Bank and the Synthetic Facility Available Amount shall be reduced by such amount.

(ii) In the event EnergySolutions voluntarily decides to permanently reduce the Synthetic Facility Available Amount pursuant to Section 2.7(d), the Administrative Agent will withdraw from the Synthetic Deposit Account an amount equal to such reduction, and pay to each Synthetic Lender an amount equal to the product of (A) such Lender’s Synthetic Deposit Percentage multiplied by (B) the aggregate amount of such reduction. In no event shall the Synthetic Facility Available Amount be reduced to an amount that is less than the aggregate amount of the Synthetic Letter of Credit Outstandings.

(iii) Concurrently with the effectiveness of any assignment by any Synthetic Lender of all or any portion of its Synthetic Deposit, the corresponding portion of the assignor’s Synthetic Deposit Sub-Account shall be transferred from the assignor’s Synthetic Deposit Sub-Account to the assignee’s Synthetic Deposit Sub-Account in accordance with Section 11.5 and, if required by Section 11.5, the Administrative Agent shall close such assignor’s Synthetic Deposit Sub-Account.

(iv) Upon the reduction of the Synthetic Facility Available Amount and the Synthetic Letter of Credit Outstandings to zero, all amounts remaining in the Synthetic Deposit Account shall be returned to the Synthetic Lenders based on such Synthetic Lender’s Synthetic Deposit Percentage.

(d) Each of the Issuing Bank and each Synthetic Lender hereby acknowledges and agrees that the Administrative Agent has agreed to invest the Synthetic Deposits as determined by the Borrower and the Administrative Agent so as to earn a return (except during periods when such Synthetic Deposits are used to cover unreimbursed Disbursements) equal to the Base Return for the relevant Investment Period less an amount equal to 0.15% per annum on such Synthetic Deposits. On each day on which Participation Fees are required to be paid with respect to all or any portion of the Synthetic Deposits pursuant to Section 2.5(d)(ii), the Administrative Agent shall pay to each Synthetic Lender an amount (the “Synthetic Deposit Return”) equal to the Base Return for the relevant Investment Period less an amount equal to 0.15% per annum on such Synthetic Deposits multiplied by (ii) such Synthetic Lender’s Synthetic Deposit Percentage. Any amounts earned and received with respect to Synthetic Deposits during any applicable Investment Period in excess of the Base Return shall be for the account of the Administrative Agent. No Person other than the Administrative Agent shall have any obligation under or in respect of this clause.

(e) Notwithstanding anything to the contrary in this Agreement, EnergySolutions shall not be liable for any losses due to (i) the misappropriation of any Base Return or Synthetic Deposit or (ii) the failure of the Administrative Agent to pay the Synthetic Deposit Return to any Synthetic Lender (it being understood and agreed for greater certainty that this clause shall not limit any obligation of EnergySolutions hereunder to pay any Participation Fee). Neither the Administrative Agent, the Synthetic Issuing Bank, any Loan Party nor any other Person guarantees any rate of return on the investment of any Synthetic Deposit held in the Synthetic Deposit Account.

(f) If the Synthetic Issuing Bank is enjoined from taking any action referred to in clause (c) of this Section 2.16, or if the Synthetic Issuing Bank reasonably determines that, by operation of law, it may reasonably be precluded from taking any such action, or if any Loan Party or Synthetic Lender challenges in any legal proceeding any of the acknowledgements, agreements or characterizations set forth in any of clause (a) of this Section 2.16, then, in any such case (and so long as such event or condition shall be continuing), and notwithstanding anything contained herein to the contrary, the Synthetic Issuing Bank shall not be required to issue, renew or extend any Synthetic Letter of Credit.

(g) In the event any payment of a Synthetic Reimbursement Obligation shall be required to be refunded by the Synthetic Issuing Bank to EnergySolutions after the return of the Synthetic Deposits to the Synthetic Lenders as permitted hereunder, each Synthetic Lender agrees to acquire and fund a participation in such refunded amount equal to the lesser of its Synthetic Deposit Percentage hereof and the amount of its Synthetic Deposit that shall have been so returned.

Section 2.17 Synthetic Letters of Credit.

(a) The Synthetic Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause any Affiliate that is a commercial bank to issue on its behalf) standby letters of credit (each a “Synthetic Letter of Credit”) in Dollars for the account of EnergySolutions or any of its Subsidiaries from time to time on any Business Day during the period from the Synthetic Facility Availability Date until 5 days before the Synthetic Letter of Credit Maturity Date; provided that the Synthetic Issuing Bank shall not be permitted or required to issue any Synthetic Letter of Credit or increase the Available Amount of any existing Synthetic Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Synthetic Letter of Credit Outstandings would exceed the Synthetic Facility Available Amount or (ii) the aggregate amount of all Synthetic Letter of Credit Outstandings would exceed the amount on deposit in the Synthetic Deposit Account. No Synthetic Letter of Credit shall have an expiration date later than the earlier of (i) one year after the date of issuance thereof, or (ii) five (5) days before the Synthetic Letter of Credit Maturity Date, but may by its terms be renewable annually upon written notice (a “Synthetic Notice of Renewal”) given to the Synthetic Issuing Bank that issued such Synthetic Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Synthetic Letter of Credit but in any event at least 10 Business Days prior to the date of the proposed renewal of such Synthetic Letter of Credit and upon fulfillment of the applicable conditions set forth in Article 3 unless the Synthetic Issuing Bank has notified EnergySolutions (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Synthetic Letter of Credit but in any event at least 5 Business Days prior to the date of automatic renewal of its election not to renew such Synthetic Letter of Credit (a “Synthetic Notice of Termination”); provided that the terms of each Synthetic Letter of Credit that is automatically renewable annually shall (x) require the Synthetic Issuing Bank that issued such Synthetic Letter of Credit to give the beneficiary named in such Synthetic Letter of Credit notice of any Synthetic Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Synthetic Letter of Credit prior to the date such Synthetic Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Synthetic Letter of Credit in any event to be extended to a date later than 5 days before the Term Loan Maturity Date. If either a Synthetic Notice of Renewal is not given by EnergySolutions or a Synthetic Notice of Termination is given by the Synthetic Issuing Bank pursuant to the immediately preceding sentence, such Synthetic Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Synthetic Facility Available Amount, and subject to the limits referred to above, EnergySolutions may request the issuance of Synthetic Letters of Credit under this Section 2.17(a) and request the issuance of additional Synthetic Letters of Credit under this Section 2.17(a).

(b) Schedule 2.17(b) contains a description of certain letters of credit issued for the account of EnergySolutions and/or one or more of its Subsidiaries and outstanding on the Second Amendment Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Synthetic Letter of Credit” for all purposes of this Agreement issued on the Second Amendment Effective Date. In addition, on (i) any date after the Second Amendment Effective Date on which any financial institution or other Person becomes a Lender hereunder, with the consent of EnergySolutions, the Administrative Agent and such Lender, any letters of credit issued by such Lender for the account of EnergySolutions and/or one or more of its Subsidiaries may be designated as Existing Letters of Credit (ii) the date of deposit of Synthetic Deposits into the Synthetic Account pursuant to Section 2.16(b)(i), any Revolving Letters of Credit (such letters of credit, the “Rollover Letters of Credit”) may be designated by EnergySolutions as Existing Letters of Credit and, in each case, if any such letters of credit are so designated, Schedule 2.17(b) shall be deemed amended to include same and same shall constitute “Synthetic Letters of Credit” for all purposes of this Agreement, issued on the date of such designation. Any Lender hereunder to the extent it has issued a Rollover Letter of Credit or an Existing Letter of Credit shall constitute a “Synthetic Issuing Bank” for all purposes of this Agreement.

(c) Participations. Upon the issuance of each Synthetic Letter of Credit or an increase in the Available Amount thereof, and without further action, each Synthetic Lender shall be deemed to have irrevocably purchased, to the extent of its Synthetic Deposit Percentage, a participation interest in such Synthetic Letter of Credit, including any contingent liability or Synthetic Reimbursement Obligation created as a result of any issuance thereof or Disbursement with respect thereto (each, a “Synthetic Letter of Credit Participation Obligation”). Each Synthetic Lender’s Synthetic Letter of Credit Participation Obligation shall be cash collateralized (as provided in Section 2.16), in favor of the Synthetic Issuing Bank, by such Synthetic Lender’s Synthetic Deposit. Such Synthetic Lender’s Synthetic Deposit shall be available for withdrawal by the Administrative Agent, in the amounts contemplated by and otherwise in accordance with Section 2.16(c)(i), to reimburse the Synthetic Issuing Bank for Synthetic Reimbursement Obligations.

(d) Reimbursement. If any draft is paid under a Synthetic Letter of Credit (each such payment, a “Disbursement”), EnergySolutions shall reimburse the Synthetic Issuing Lender by payment to the Administrative Agent for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Synthetic Issuing Lender in connection with such payment, not later than 2:00 p.m., New York City time, on the Business Day on which EnergySolutions receives notice of such draft. Each such payment shall be made to the Administrative Agent in Dollars and in immediately available funds. If EnergySolutions fails to reimburse the Synthetic Issuing Lender at the time and place and in the manner described above in this Section 2.17(d), the Administrative Agent, on behalf of the Synthetic Issuing Lender, shall withdraw from the Synthetic Deposit Account an amount equal to the amount of such unreimbursed payment. Interest shall be payable on any such amounts from the date the relevant draft is paid until payment in full at the Eurodollar Basis (with a Eurodollar Period of one month). Drawings under a Synthetic Letters of Credit shall be deemed to be reimbursed to the extent funds on deposit in the Synthetic Deposit Account are withdrawn and applied thereto in accordance with Section 2.16(c)(i). The obligation (a “Synthetic Reimbursement Obligation”) of EnergySolutions under this Section 2.17(d) to reimburse, without duplication, the Synthetic Issuing Lender with respect to each Disbursement (including interest thereon) and the right of the Synthetic Issuing Lender to be paid with amounts on deposit in the Synthetic Deposit Account pursuant to Section 2.16(d)(i), shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any L/C Related Documents;

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of EnergySolutions in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that EnergySolutions may have at any time against any beneficiary or any transferee of a Synthetic Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Synthetic Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Synthetic Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Synthetic Issuing Bank under a Synthetic Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Synthetic Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations of EnergySolutions in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, EnergySolutions or any Guarantor.

Section 2.18 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Second Amendment Effective Date. The Revolving Commitments and the Revolving Letter of Credit Commitments shall automatically terminate on the Revolving Maturity Date. The Synthetic Letter of Credit Commitments shall automatically terminate on the Term Loan Maturity Date.

(b) Optional Terminations and Reductions. At its option, EnergySolutions may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided that (i) each reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.6, the aggregate amount of Revolving Commitments would be less than the sum (without duplication) of (i) the aggregate principal amount of all Revolving Loans and Letter of Credit Loans outstanding at such time and (ii) the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time.

(c) Borrower Notice. EnergySolutions shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitments under Section 2.18(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by EnergySolutions pursuant to this Section shall be irrevocable and any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

ARTICLE 3.

Conditions Precedent

Section 3.1 Conditions Precedent to Initial Loans.

(a) Agreement Date. The obligation of any Lender to make a Loan on the Agreement Date was subject to the satisfaction, or waiver in accordance with Section 11.12 of the Original Credit Agreement, of all of the conditions precedent set forth in Section 3.1 of the Original Credit Agreement.

(b) Second Amendment Effective Date. The obligation of any Lender to make a Loan or a Synthetic Deposit on the Second Amendment Effective Date is subject to the satisfaction of all conditions precedent set forth below:

(i) The Arranger shall have received:

(A) this Agreement, duly executed by (i) Holdco, EnergySolutions, the Administrative Agent and the other parties hereto, and (ii) such other documentation as the Arranger shall reasonably determine necessary to evidence the new Commitments and the guarantee and security thereof, in each case in form and substance satisfactory to the Arranger;

(B) a duly executed Request for Loan and (if applicable) Notice of Issuance and Request for Term Loan Eurodollar Basis;

(C) the loan certificate of EnergySolutions, in substantially the form attached hereto as Exhibit L, including a certificate of incumbency with respect to each Authorized Signatory, together with appropriate attachments which shall include without limitation, the following items: (A) a copy of the Articles of Organization of EnergySolutions, certified to be true, complete and correct by the Utah Department of Commerce, and a true, complete and correct copy of the operating agreement of EnergySolutions, (B) certificates of good standing for EnergySolutions issued by the Secretary of State or similar state official for each state in which EnergySolutions is required to qualify or has qualified to do business, (C) a true, complete and correct copy of the appropriate authorizing resolutions of EnergySolutions, authorizing EnergySolutions to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, and (D) a true, complete and correct copy of any agreement in effect with respect to the voting rights, ownership interests or management of EnergySolutions;

(D) the results of a recent lien search in each relevant jurisdiction (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) with respect to EnergySolutions and each Guarantor, and such search shall reveal no liens on any of the outstanding shares issued by EnergySolutions and no liens on any of the assets of EnergySolutions or any Guarantor, other than liens permitted by the Loan Documents or liens to be discharged on or prior to the Second Amendment Effective Date pursuant to documentation satisfactory to the Administrative Agent;

(E) legal opinions of (i) Weil, Gotshal & Manges LLP, counsel to EnergySolutions, (ii) Parr Waddoups Brown Gee & Loveless, Utah counsel to EnergySolutions, and (iii) Morgan, Lewis & Bockius LLP, special counsel to EnergySolutions and its Subsidiaries; each as counsel to EnergySolutions and its Subsidiaries, addressed to each Lender, the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Arranger and their counsel, and dated as of the Second Amendment Effective Date;

(F) reasonably satisfactory evidence that all indebtedness (other than indebtedness identified on Schedule 1-A hereto) of the Acquired Business shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated.

(G) not later than 20 days before the Second Amendment Effective Date, the Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of EnergySolutions and the Acquired Business for the three fiscal years ended at least 90 days before the Second Amendment Effective Date (without any qualified audit opinion thereon) and (b) to the extent available, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of EnergySolutions and the Acquired Business for each completed fiscal quarter since the date of the latest audited financial statements.

(H) a completed Perfection Certificate substantially in the form of Exhibit R to this Agreement, executed by an Authorized Signatory of each Loan Party, together with all attachments contemplated thereby;

(I) a loan certificate from Holdco and each other Loan Party, in substantially the form of Exhibit M, N or O, as applicable, including a certificate of incumbency with respect to each officer or partner authorized to execute Loan Documents on behalf of such Person, together with appropriate attachments which shall include, without limitation, the following items: (A) a copy of the certificate or articles of incorporation of such Person or certificate of formation of such Subsidiary, as applicable, certified to be true, complete and correct by the Secretary of State of the jurisdiction of incorporation or of formation of such Subsidiary, (B) certificates of good standing for such Person issued by the Secretary of State or similar state official of each state in which such Person is organized or required to qualify to do business, (C) a true, complete and correct copy of the by-laws, operating agreement or partnership agreement, as applicable, of such Person, and (D) a true, complete and correct copy of the resolutions of such Person authorizing it to execute, deliver and perform the Loan Documents to which it is a party;

(J) copies of reasonably satisfactory insurance brokers’ letters, binders or certificates covering the assets of EnergySolutions and its Subsidiaries, and otherwise meeting and covering the requirements of Section 5.5 hereof;

(K) duly executed Security Agreements and Pledge Agreements, together with proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreements, covering the Collateral described in the Security Agreements;

(L) evidence that all other recordings and filings of or with respect to each Security Document shall have been completed and that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Documents shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements) and the Administrative Agent shall have received such assurances, including, without limitation, title insurance and opinions of counsel, as the Administrative Agent may deem appropriate to establish the Loan Parties’ title to, and the due creation and perfection of the Administrative Agent’s liens on and security interests in, the Collateral and the absence of any unpermitted liens on or interests in the Collateral, in form and substance satisfactory to the Administrative Agent;

(M) duly executed Notes (to the extent requested by any Lenders); and

(N) all other documents and other instruments as were provided in connection with the closing of the Original Credit Agreement.

(ii) The sources and uses for the Duratek Acquisition will be reasonably satisfactory to the Arranger.

(iii) The Equity Sponsor shall have made a cash common equity investment in Holdco in an amount of at least $170.0 million on terms reasonably satisfactory to the Arranger.

(iv) The Duratek Acquisition and the Merger shall have been consummated or shall be consummated simultaneously with or immediately following the initial Loans hereunder in accordance with the Duratek Acquisition Agreement (without amendment, modification or waiver thereof which is materially adverse to the Lenders (as reasonably determined by the Arranger) without the prior consent of the Arranger).

(v) The ratio of Total Debt of the Loan Parties to the pro forma LTM EBITDA of the Loan Parties shall not be greater than 4.0 to 1. “Total Debt of the Loan Parties” means all indebtedness of the Loan Parties for money borrowed (net of cash and cash equivalents), on a pro forma basis giving effect to the funding of the loans under this Agreement and the Duratek Loan Agreement in connection with consummation of the Amendment Transactions. “Pro forma LTM EBITDA” shall be determined in a manner reasonably satisfactory to the Arranger and EnergySolutions.

(vi) The Administrative Agent and the Arranger shall have received all reasonable costs, fees, expenses and other amounts due and payable on or prior to the Second Amendment Effective Date, including reimbursement or payment of all out-of-pocket expenses (including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel for the Arranger) required to be reimbursed or paid by EnergySolutions, and for which invoices have been presented to EnergySolutions on or prior to the Second Amendment Effective Date.

(vii) The Arranger shall have received evidence reasonably satisfactory to them that all material Necessary Authorizations, including all material necessary consents to the execution, delivery and performance by EnergySolutions of this Agreement and the other Loan Documents to which it is a party and by the Subsidiaries and Holdco of the Loan Documents to which they are parties, have been obtained or made, are in full force and effect and are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Duratek Acquisition and the Arranger shall have received a certificate of an Authorized Signatory so stating.

(viii) All financing statements, the Deed of Trust, Mortgages and other documents relating to the perfection of the Lender’s liens on and security interests in the Collateral shall remain filed or recorded as provided pursuant to the Original Credit Agreement and the Original Security Documents.

(ix) No material litigation or other proceeding exists concerning the Duratek Acquisition.

(x) All intercompany indebtedness of the Loan Parties shall have been subordinated to their respective obligations hereunder, on terms reasonably acceptable to the Arranger.

(xi) The Arranger shall have received a certificate of the chief financial officer of EnergySolutions reaffirming as of the Second Amendment Effective Date the Projections included in the Confidential Information Memorandum or describing any changes therein, which shall not, individually or in the aggregate, be materially adverse to the Lenders.

(xii) The Lenders shall have received a solvency certificate, signed by the chief financial officer of EnergySolutions and in form and substance satisfactory to the Arranger, together with such other evidence reasonably requested by the Lenders, confirming the solvency of EnergySolutions and its Subsidiaries on a consolidated basis after giving effect to the Duratek Acquisition and the Amendment Transactions.

(xiii) All Obligations under and as defined in the Second Lien Credit Agreement shall have been repaid and the Second Lien Credit Agreement shall have been terminated.

(xiv) Mortgages and Mortgage Amendments. The Collateral Agent shall have received:

(A) with respect to the Deed of Trust, a Deed of Trust Amendment, duly executed and delivered by EnergySolutions, in form appropriate for filing in Tooele County Recorder’s Office in order to perfect and protect the lien created thereunder in respect of the real property interests described therein;

(B) with respect to the Deed of Trust Amendment, a copy of the existing mortgage title insurance policy and an endorsement with respect thereto (collectively, the “Mortgage Policy”) relating to the Deed of Trust encumbering such Mortgaged Property assuring the Collateral Agent that the Deed of Trust, as amended by the Deed of Trust Amendment is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except as expressly provided by Section 7.2 by the Collateral Agent, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent for the same coverage amount as for the Original Lenders under the Mortgage Policy if the issuer of the Mortgage Policy agrees to continue coverage by modification endorsement or for $25,000,000 coverage amount if a new mortgage title insurance policy, together with a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Deed of Trust; and

(C) with respect to the Deed of Trust Amendment, opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to the Arranger and each of the Lenders and be dated the Second Amendment Effective Date, (y) shall cover the enforceability of the Deed of Trust as amended by the Deed of Trust Amendment and such other matters incident to the transactions contemplated herein as the Arranger may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Collateral Agent.

Section 3.2 Conditions Precedent to Each Loan.

The obligation of the Lenders to make each Loan (including the initial Loans hereunder but excluding (x) a Letter of Credit Loan made by the Revolving Issuing Bank or a Revolving Lender pursuant to Section 2.2(f), (y) a conversion of all or a portion of a Loan from one Type to the other pursuant to Section 2.2(b) or Section 2.2(c), and (z) a reborrowing or continuation of all or a portion of a Loan of the same Type pursuant to Section 2.2(b) or Section 2.2(c)), and the obligation of either Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew or extend a Letter of Credit, is subject to the further conditions precedent that on the date of such Loan or issuance or renewal:

(a) The following statements shall be true (and each of the giving of the applicable Request for Loan, or Notice of Issuance or Notice of Renewal and the acceptance by EnergySolutions of the proceeds of such Loan or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by EnergySolutions that both on the date of such notice and on the date of such Loan or issuance or renewal such statements are true):

(i) All of the representations and warranties of the Loan Parties under this Agreement and the other Loan Documents, which, pursuant to Section 4.2 hereof, are made at and as of the time of such Loan, shall be true and correct at such time in all material respects as if made at such time (except to the extent they expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), both before and after giving effect to the application of the proceeds of such Loan, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties; and

(ii) No Default has occurred and is continuing, or would result from such Loan or issuance or renewal or from the application of the proceeds therefrom.

(b) The Administrative Agent shall have received a duly executed Request for Loan or Notice of Issuance in accordance with the requirements hereof.

(c) The Administrative Agent shall have received any such additional documentary information reasonably requested and reasonably satisfactory to the Administrative Agent confirming the satisfaction of any of the foregoing conditions in this Section 3.2 if, in the good faith judgment of Administrative Agent, such request is warranted under the circumstances.

ARTICLE 4.

Representations and Warranties

Section 4.1 Representations and Warranties.

EnergySolutions hereby agrees, represents and warrants in favor of the Administrative Agent and each Lender that:

(a) Organization; Ownership; Power; Qualification. EnergySolutions is a limited liability company, or, to the extent permitted by Section 7.4(b)(v), a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. EnergySolutions has the limited liability company power, or corporate power, as applicable, and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. Each Subsidiary, Holdco and Parent is a corporation, limited liability company or a partnership (as the case may be) duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation (as the case may be), and has the necessary power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. Holdco, EnergySolutions, Parent and each of their Subsidiaries are duly qualified, in good standing and authorized to do business in each jurisdiction (other than their respective jurisdictions of incorporation, organization or formation) in which the character of their respective properties or the nature of their respective businesses makes such qualification or authorization prudent, except where the failure to be so qualified and in good standing would not reasonably be expected to result in a Material Adverse Change.

(b) Authorization; Enforceability. EnergySolutions has the power and has taken all necessary action to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by EnergySolutions and is, and each of the other Loan Documents to which EnergySolutions is party is, a legal, valid and binding obligation of EnergySolutions enforceable against EnergySolutions in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of EnergySolutions), and (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by public policies which may affect the enforcement of certain rights or remedies provided for in this Agreement or the Security Documents.

(c) Subsidiaries and Holdco; Authorization; Enforceability. EnergySolutions’ Subsidiaries, Holdco’s Subsidiaries and all Investments of EnergySolutions and Holdco and their direct and indirect ownership thereof are set forth as of the Second Amendment Effective Date on Schedule 1, all of the economic and voting interests in Holdco other than the Management Participation Rights are set forth on Schedule 5 attached hereto, and except as set forth on Schedule 1 attached hereto, EnergySolutions and Duratek have the unrestricted right to vote the issued and outstanding shares of their corporate Subsidiaries, and the right to vote their partnership and membership interests in such partnership and limited liability company Subsidiaries in accordance with the terms of the applicable partnership agreement or operating agreement shown thereon; such shares of such corporate Subsidiaries have been duly authorized and issued and are fully paid and nonassessable. Each of Holdco, EnergySolutions, Parent and their Subsidiaries has the necessary power and authority, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated by this Agreement and by such Loan Documents. Each of the Loan Documents to which a Loan Party is party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of such Subsidiary or Holdco), and (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by public policies which may affect the enforcement of certain rights or remedies provided for in such Loan Documents.

(d) Consents, Applicable Law, Conflicts and Liens. Except as set forth on Schedule 6 hereto, the execution, delivery and performance, in accordance with their respective terms, by EnergySolutions of this Agreement and any Notes, and by Holdco, EnergySolutions, Parent and their Subsidiaries of each of the other Loan Documents to which they are respectively party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any material consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting Holdco, EnergySolutions, Parent or their Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under the certificate or articles of incorporation or by-laws, operating agreement or the partnership agreement, as the case may be, as such documents are amended, of Holdco, of EnergySolutions, of Parent or of any of their Subsidiaries, or under any material indenture, agreement, or other instrument, to which Holdco, EnergySolutions, Parent or any of their Subsidiaries is a party or by which any of them or their respective properties may be bound, (iv) conflict with, result in a breach of, or constitute a default or violation of, the terms and conditions of any of the Necessary Authorizations, except in the case of any conflict, breach, default or violation of any of the Environmental Permits not reasonably expected to result, individually or in the aggregate with all other exceptions to the representations and warranties in Section 4.1(aa)(i) hereof, in a Material Adverse Change or (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Holdco, EnergySolutions, Parent or any of their Subsidiaries except for Permitted Liens.

(e) Business. On the Second Amendment Effective Date and prior to the IPO Reorganization, Holdco is a holding company for EnergySolutions and EnergySolutions, together with its Subsidiaries and Holdco, is engaged in the business of owning, operating and investing in the Permitted Businesses. Upon the occurrence of the IPO Reorganization, Holdco is and will be a holding company for Parent, Parent is a direct or indirect holding company for each of EnergySolutions and Duratek and Parent, together with its Subsidiaries and Holdco, is engaged in the business of owning, operating and investing in the Permitted Businesses.

(f) Licenses, Etc. The Necessary Authorizations have been duly authorized by the grantors thereof and are in full force and effect. EnergySolutions and the Subsidiaries are in compliance in all material respects with all of the provisions of the Necessary Authorizations. Except as set forth on Schedule 7 attached hereto, EnergySolutions and the Subsidiaries have secured all Necessary Authorizations and all such Necessary Authorizations are in full force and effect. Except as set forth on Schedule 7 attached hereto, none of the material Necessary Authorization is the subject of any pending or, to EnergySolutions’ or Duratek’s knowledge, threatened revocation.

(g) Compliance with Law. Holdco, EnergySolutions, Parent and their Subsidiaries are in compliance with all Applicable Law except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(h) Title to Assets. Each of EnergySolutions, Parent and each of their respective Subsidiaries has (i) good, defensible, insurable, legal and beneficial fee simple title to (in the case of fee interests in real property), (ii) valid and enforceable leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good and defensible title to (in the case of all other personal property), all of its properties and assets. None of such properties or assets held by Holdco, Parent, EnergySolutions or their Subsidiaries, is subject to any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens, no financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names Holdco, Parent, EnergySolutions or their Subsidiaries as debtor or which covers or purports to cover any of the assets of Holdco, Parent, EnergySolutions or their Subsidiaries is currently effective and on file in any state or other jurisdiction, and none of Holdco, Parent, EnergySolutions or their Subsidiaries has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing.

(i) Litigation. There is no action, suit, revocation, proceeding or investigation pending against, or, to EnergySolutions’ knowledge, threatened against or in any other manner relating adversely to, Holdco, Parent, EnergySolutions or their Subsidiaries or any of their respective properties, including without limitation any of the Necessary Authorization, in any court or before any arbitrator of any kind or before or by any governmental body, except as described on Schedule 8 attached hereto as of the Second Amendment Effective Date or as subsequently disclosed to the Administrative Agent and the Lenders pursuant to Section 6.5 hereof; and no such action, suit, proceeding or investigation could reasonably be expected to have an adverse outcome which (i) calls into question the validity of this Agreement or any other Loan Document, (ii) challenges the continued possession and use of any License, by Holdco, Parent, EnergySolutions or their Subsidiaries or any Person in which EnergySolutions has, directly or indirectly, an Investment and such challenge could result in a Default pursuant to Section 8.1(k) hereof, or (iii) except as expressly set forth on Schedule 8 (or as disclosed pursuant to Section 6.5), could have a Material Adverse Change.

(j) Taxes. Except as set forth on Schedule 16, as of Second Amendment Effective Date all federal, material state and other material tax returns (including information returns) of Holdco, Parent, EnergySolutions and each of their Subsidiaries required by law to be filed have been duly filed and all federal, state and other Taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by Holdco, Parent, EnergySolutions or their Subsidiaries or imposed upon Holdco, Parent, EnergySolutions or their Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except (x) any such taxes (i) the payment of which Holdco, Parent, EnergySolutions or any of their respective Subsidiaries is diligently contesting in good faith by appropriate proceedings, (ii) for which adequate reserves in accordance with GAAP have been provided on the books of Holdco, Parent, EnergySolutions or their Subsidiaries and (iii) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced and (y) except to the extent the failure off such tax returns to have been so filed or such taxes to have been paid would not reasonably be expected to have a Material Adverse Change. Each of Holdco, Parent, EnergySolutions or their Subsidiaries has made adequate provision in accordance with GAAP for all taxes not yet due and payable, except as could not reasonably be likely to, individually or in the aggregate, have a Material Adverse

Change. Each of Holdco, Parent, EnergySolutions or their Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Change. None of Holdco, Parent, EnergySolutions or their Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury regulation Section 1.6011-4, except as could not reasonably be likely to, individually or in the aggregate, have a Material Adverse Change.

(k) Financial Statements. EnergySolutions has furnished or caused to be furnished to the Administrative Agent and the Lenders its (or its predecessor’s) audited financial statements on a consolidated basis with its Subsidiaries for the fiscal year ended December 31, 2005, which, together with other financial statements furnished to the Administrative Agent and the Lenders subsequent to the Agreement Date, are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of EnergySolutions and its Subsidiaries on a consolidated basis on and as at such dates and the results of operations for the periods then ended. Except as provided on Schedule 9 attached hereto, none of EnergySolutions, any of its Subsidiaries or Holdco has any material liabilities, contingent or otherwise, other than (i) as disclosed in the financial statements referred to in the preceding sentence, (ii) those that would not reasonably be expected to have a Material Adverse Change and (iii) as set forth or referred to in this Agreement.

(l) No Adverse Change. Since December 31, 2005, there has occurred no event which has had or which could reasonably be expected to have a Material Adverse Change.

(m) ERISA. EnergySolutions and each Subsidiary and each of their respective Plans are in compliance in all respects with ERISA and the Code, including Section 4980 B of the Code, except as could not reasonably be expected to have a Material Adverse Change. Neither Parent nor any of the Subsidiaries has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code with respect to any Plan. No ERISA Affiliate has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code with respect to any ERISA Affiliate Plan, except as could not reasonably be expected to have a Material Adverse Change. No Reportable Event, for which the 30-day notice requirement has not been waived, has occurred and is continuing with respect to any Plan, except as could not reasonably be expected to result in a Material Adverse Change. No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would reasonably be expected to subject EnergySolutions, Parent or any of the Subsidiaries to a tax or penalty in any amount on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code or an obligation to indemnify any other person for such tax or penalty, except as could not reasonably be expected to result in a Material Adverse Change. None of EnergySolutions, any Subsidiary or any of their ERISA Affiliates (i) has incurred or reasonably expects to incur any liability with respect to a withdrawal from any Multiemployer Plan, except as could not reasonably be expected to have a Material Adverse Change, or (ii) has received any notice concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, except as could not reasonably be expected to have a Material Adverse Change.

(n) Compliance with Regulations T, U, and X. None of Holdco, Parent, EnergySolutions or any of their Subsidiaries is engaged principally in or has as one of its important activities the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, any margin stock within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System; nor will any proceeds of the Loans be used for such purpose.

(o) Investment Company Act. None of Holdco, Parent, EnergySolutions or any of their Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by Holdco, Parent, EnergySolutions or any of their Subsidiaries of this Agreement nor the issuance of any Notes violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions thereof.

(p) Governmental Regulation. Except as set forth on Schedule 6 hereto, none of Holdco, Parent, EnergySolutions or any of their Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the execution and delivery of this Agreement. None of Holdco, Parent, EnergySolutions or any of their Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the performance, in accordance with their respective terms, of this Agreement or any other Loan Document.

(q) Absence of Default, Etc. Holdco, Parent, EnergySolutions and all of their Subsidiaries are in compliance in all respects with all of the provisions of their respective certificates or articles of organization or incorporation and by-laws, operating agreement or partnership agreements, as the case may be, and no event has occurred or failed to occur (including, without limitation, any matter which could create a Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a material default by Holdco, Parent, EnergySolutions or any of their Subsidiaries under any material agreement or other instrument relating to Indebtedness of Holdco, Parent, EnergySolutions or any of their Subsidiaries in the amount of $5,000,000 or more, any of the Necessary Authorization, or any judgment, decree or order in the amount of $5,000,000 or more to which Holdco, Parent, EnergySolutions or any of their Subsidiaries is a party or by which Holdco, Parent, EnergySolutions or any of their Subsidiaries or any of their respective properties may be bound or affected. None of Holdco, Parent, EnergySolutions or any of their Subsidiaries is a party to or bound by any contract or agreement continuing after the Second Amendment Effective Date, or bound by any Applicable Law, that could have a Material Adverse Change or result in the loss of any License.

(r) Accuracy and Completeness of Information. All information, reports, prospectuses and other papers and data relating to Holdco, Parent, EnergySolutions or any of their Subsidiaries and furnished by or on behalf of Holdco, Parent, EnergySolutions or any of their Subsidiaries to the Administrative Agent or the Lenders (including, without limitation, the Confidential Information Memorandum) were, taken as a whole, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter. No fact or situation is currently known to EnergySolutions which has had or could reasonably be expected to have a Material Adverse Change.

(s) Agreements with Affiliates and Management Agreements. Except as set forth on Schedule 10 attached hereto or otherwise permitted hereunder, none of Holdco, Parent, EnergySolutions or any of their Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any material management or consulting agreements of any kind.

(t) Priority. The Security Interest is a valid and perfected first priority security interest in the Collateral in favor of the Collateral Agent, for itself and for the benefit of the Secured Parties, securing, in accordance with the terms of the Security Documents, the outstanding Secured Obligations, and the Collateral is subject to no Liens other than Permitted Liens. The Liens created by the Security Documents are enforceable as security for the outstanding Secured Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of Holdco, Parent, EnergySolutions or any of their Subsidiaries, as the case may be), and (iii) enforcement may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and may be limited by Applicable Law that may affect the enforcement of certain rights or remedies provided for in such Loan Documents.

(u) Indebtedness. Except as permitted pursuant to Section 7.1 hereof, none of Holdco, Parent, EnergySolutions or any of their Subsidiaries has outstanding, as of the Second Amendment Effective Date, and after giving effect to the initial Loans hereunder on the Second Amendment Effective Date, any Indebtedness for Money Borrowed other than the Duratek Loans, the Indebtedness set forth on Schedule 1-A and the Indebtedness for Money Borrowed evidenced by this Agreement or any of the other Loan Documents.

(v) Investments. All Investments of Holdco, EnergySolutions and all of their Subsidiaries are shown as of the Second Amendment Effective Date on Schedule 1 attached hereto.

(w) Real Estate. As of the Second Amendment Effective Date, other than as listed and described on Schedule 11 attached hereto, none of EnergySolutions or any of its Subsidiaries or Holdco currently owns, leases or has previously owned or leased any real property.

(x) Intellectual Property. Holdco, Parent, EnergySolutions and each of their Subsidiaries own, possess or have the right to use all licenses and rights to all patents, trademarks, trademark rights, trade names, trade name rights, service marks and copyrights necessary to conduct their business in all respects as now conducted, without known conflict with any patent, trademark, trade name, service mark, license or copyright of any other Person, except to the extent that the failure to so own, possess or have the right to use the same could not reasonably be expected to result in a Material Adverse Change, and such intellectual property of Holdco, Parent, EnergySolutions or any of their Subsidiaries is not subject to any Lien, other than any Permitted Liens. All such licenses and rights with respect to patents, trademarks, trademark rights, trade names, trade name rights, service marks and copyrights are in full force and effect in all respects, except to the extent that the failure to so be in full force and effect could not reasonably be expected to result in a Material Adverse Change, and are not subject to any pending or, to the knowledge of EnergySolutions and Holdco, threatened attack or revocation.

(y) Patriot Act. None of Holdco, Parent, EnergySolutions or any of their Subsidiaries is in material violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

(z) Solvency. As of the Second Amendment Effective Date, the Loan Parties, taken as a whole are and, both before and after the making of any Loan hereunder on such date, will be Solvent.

(aa) Environmental Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change:

(A) the operations of EnergySolutions, Duratek and the Property are in compliance with all applicable Environmental Laws and Environmental Permits in all material respects, including, without limitation, obtaining, maintaining, and timely applying to obtain, amend or renew Environmental Permits necessary for operations of EnergySolutions and the Subsidiaries, and EnergySolutions and the Subsidiaries have no liability under such Environmental Laws and Environmental Permits;

(B) neither EnergySolutions nor any of the Subsidiaries nor any real property currently or previously owned, operated or leased by EnergySolutions or the Subsidiaries or any predecessor of EnergySolutions or the Subsidiaries is subject to any pending Environmental Claim or governmental investigation or, to EnergySolutions’ knowledge, threatened Environmental Claim or governmental investigation, in each case, related to Environmental Laws or Environmental Permits including, without limitation, any such Environmental Claim or governmental investigation to revoke Environmental Permits necessary for operations of EnergySolutions or the Subsidiaries;

(C) each of EnergySolutions and Duratek has obtained and currently maintains all funds required by applicable Environmental Law to secure any obligations of EnergySolutions and Duratek for closure and post-closure care of the Property;

(D) no lien has been placed upon or, to EnergySolutions’ or Duratek’s knowledge, is threatened to be placed upon the Property under any Environmental Law;

(E) neither EnergySolutions, Duratek nor any of their past or current facilities or operations, nor any predecessor of EnergySolutions or Duratek, nor any owner of premises leased or operated by EnergySolutions or Duratek, is subject to any outstanding settlement or order, writ, injunction, ruling, assessment, judgment, plan, arbitration award or decree from any Person (i) identifying or alleging noncompliance with or liability under any Environmental Laws, (ii) requiring Remedial Action or (iii) requiring payment of any Environmental Claim;

(F) there is no Environmental Claim pending against or to EnergySolutions’ or Duratek’s knowledge threatened against, affecting or involving any Person whose liability for such Environmental Claim EnergySolutions or Duratek has assumed contractually or by operation of law;

(G) neither EnergySolutions nor to EnergySolutions’ knowledge any predecessor of EnergySolutions, nor to EnergySolutions’ knowledge any owner of premises leased or operated by EnergySolutions or any of its predecessors, has filed any notice under any Environmental Law reporting a Release of Hazardous Material that is not otherwise authorized under applicable Environmental Laws or Environmental Permits; neither Duratek nor to Duratek’s knowledge any predecessor of Duratek, nor to Duratek’s knowledge any owner of premises leased or operated by Duratek or any of its predecessors, has filed any notice under any Environmental Law reporting a Release of Hazardous Material that is not otherwise authorized under applicable Environmental Laws or Environmental Permits;

(H) except as authorized under the Environmental Permits, in the ordinary course of the Permitted Business, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated or leased by EnergySolutions, Duratek or any of their predecessors that have given or could give rise to Remedial Action under any Environmental Law;

(I) no property now or previously owned or leased by EnergySolutions or Duratek (collectively, “Site”) is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or on any similar state list of sites requiring investigation or cleanup (collectively, “List”) and no such site of any predecessor of EnergySolutions or any of the Subsidiaries is listed or, to EnergySolutions’ knowledge, proposed for listing on any such List; and

(J) to EnergySolutions’ and Duratek’s knowledge, there is no proposed rule or introduced legislation (including any proposed rule or introduced legislation under discussion by any applicable state or local governmental authority) relating to applicable Environmental Laws, the enforcement of applicable Environmental Laws, or the grant or interpretation of applicable Environmental Permits, that would result in material expenditures or changes in the operations of the Permitted Business; and

(ii) Save and except those representations and warranties in Section 4.1(d)(iv) with respect to Environmental Permits, the representations and warranties of this Section 4.1(aa) are the sole and exclusive representations and warranties with respect to any Necessary Authorization addressed in Section 4.1(f) that is also an Environmental Permit, and with respect to any action, suit, revocation, proceeding or investigation addressed in Section 4.1(i) that is also an Environmental Claim.

(bb) Employee Relations. Each Loan Party and each of its Subsidiaries (A) has adequate relations with its employees, and (B) is not, except as set forth on Schedule 13, party to any collective bargaining agreement. Except as set forth on Schedule 13, no labor union has been recognized as the representative of any Loan Party’s or any of its Subsidiaries’ employees, and no Loan Party is aware of any pending, threatened or contemplated strikes, work stoppage or other material labor disputes involving such Loan Party’s or any of its Subsidiaries’ employees.

Section 4.2 Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material aspects, at and as of the Second Amendment Effective Date and on the date of each Loan except (i) to the extent expressly applicable only to the Second Amendment Effective Date (in which case such representations and warranties shall have been true and correct in all material respects as of the Second Amendment Effective Date) or previously fulfilled in accordance with the terms hereof, or (ii) to the extent already subject to a materiality qualification (in which case such representations and warranties shall be true and correct in all respects without further qualification). All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Loan under this Agreement.

ARTICLE 5.

General Covenants

So long as any of the Obligations is outstanding and unpaid, any Letter of Credit (other than a Collateralized Letter of Credit) shall be outstanding or EnergySolutions shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing:

Section 5.1 Preservation of Existence and Similar Matters.

EnergySolutions, Parent and Holdco each will, and will cause each of their respective Subsidiaries to:

(a) except as otherwise permitted hereunder, preserve and maintain its existence, rights, franchises, licenses and privileges in the state of its incorporation, organization or formation and in each other state in which it operates a material part of its business, including, without limitation, the Necessary Authorizations (other than any such the loss of which would not reasonably be expected to result in a Material Adverse Change); and

(b) qualify and remain qualified and authorized to do business in each jurisdiction (other than its jurisdiction of incorporation, organization or formation) in which the character of its properties or the nature of its business makes such qualification or authorization prudent, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 5.2 Business; Compliance with Applicable Law.

EnergySolutions, Parent and Holdco each will, and will cause each of their respective Subsidiaries to, (a) engage only in the Permitted Business and will not engage in any other business activity, and (b) comply with the requirements relating to the Licenses and of all Applicable Law except to the extent the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.3 Maintenance of Properties.

EnergySolutions, Parent and Holdco each will, and will cause each of their respective Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good working order and condition (reasonable wear and tear excepted and except for surplus and obsolete properties and properties damaged from casualty) all properties used in their respective businesses (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto except, in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 5.4 Accounting Methods and Financial Records.

EnergySolutions, Parent and Holdco each will, and will cause each of their respective Subsidiaries on a consolidated basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records in all material respects of their respective properties and assets. EnergySolutions, Parent and Holdco and their respective Subsidiaries will maintain a fiscal year ending on December 31.

Section 5.5 Insurance.

EnergySolutions will, and will cause each Subsidiary to:

(a) Maintain insurance (other than business interruption coverage insurance) including, but not limited to, public liability coverage insurance from responsible companies in such amounts and against such risks to EnergySolutions and each Subsidiary as is prudent and reasonably satisfactory to the Administrative Agent (including, without limitation, larceny, embezzlement, employee fidelity and other criminal misappropriation insurance);

(b) Keep their respective assets insured by responsible companies or self-insured on terms and in a manner reasonably acceptable to the Administrative Agent against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosions and hazards insured against by extended coverage, in amounts which are prudent for the Permitted Businesses, in accordance with industry standards, and reasonably satisfactory to the Administrative Agent, all premiums thereon to be paid by EnergySolutions and each Subsidiary.

(c) Require that each insurance policy for EnergySolutions and the Subsidiaries provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any termination of or proposed cancellation or nonrenewal of such policy, or material reduction in coverage, and name, other than with respect to directors and officers liability insurance coverage, the Collateral Agent (for itself and for the ratable benefit of the Secured Parties) as additional named loss payee to the extent of the Obligations and additional named insured.

(d) Subject to Section 5.5(e), proceeds of insurance for EnergySolutions and each Subsidiary paid to the Collateral Agent shall be applied to the payment or prepayment of the Obligations as provided under Section 2.10(c) or Section 8.3 hereof, as applicable. Any balance thereof remaining after payment in full of the Obligations shall be paid to EnergySolutions or as otherwise required by law.

(e) If in connection with any claim EnergySolutions or any Subsidiary shall be entitled to receive proceeds from any policy for insurance less than $10,000,000, then EnergySolutions or such Subsidiary shall have the right to elect (i) to use such proceeds to repair, replace (including, without limitation, the purchase of replacement assets similar in function to the assets as to which such proceeds are received) or rebuild the affected assets within one year after receipt of such proceeds (ii) to reinvest such proceeds in assets used or useful to the business of EnergySolutions or the Subsidiaries or (iii) to remit such proceeds to the Administrative Agent as provided under Section 5.5(d) hereof. In the event such insurance proceeds from any such claim exceed such threshold, the Administrative Agent shall hold such proceeds pending its receipt from EnergySolutions of a plan for the use of such proceeds and the approval of such plan by the Administrative Agent.

Section 5.6 Payment of Taxes and Claims.

EnergySolutions, Parent and Holdco each will, and will cause each of their respective Subsidiaries to timely file all material tax returns (including information returns), required by federal, state or other tax authorities and pay and discharge all Taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might reasonably be expected to become a Lien or charge upon any of their properties, except (i) that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge (other than a Permitted Lien) and no foreclosure, distraint, sale or similar proceedings shall have been commenced and (ii) for failures to do so that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 5.7 Visits and Inspections.

EnergySolutions, Parent and Holdco each will, and will cause each of their respective Subsidiaries to, permit representatives of the Administrative Agent and any of the Lenders, upon reasonable notice to EnergySolutions, Parent, Holdco or the relevant Subsidiary and during normal business hours, to (a) visit and inspect the properties of EnergySolutions or such Subsidiary, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers their respective businesses, assets, liabilities, financial positions, results of operations and business prospects so long as EnergySolutions is given reasonable opportunity to be present at such discussions, all at EnergySolutions’ expense in the case of actions described in the foregoing clauses (a) through (c) by the Administrative Agent’s representatives; provided, however, that unless an Event of Default shall have occurred and be continuing, EnergySolutions shall not be obligated to reimburse the Administrative Agent for more than one such visit or inspection per year. EnergySolutions, Parent, Holdco and each of their respective Subsidiaries will also permit representatives of the Administrative Agent and any of the Lenders to discuss with their respective auditors their respective businesses, assets, liabilities, financial positions, results of operations and business prospects, at (y) EnergySolutions’ expense, in the case of discussions between the Administrative Agent’s representatives and such respective auditors and (z) the Lender’s expense, in the case of discussions between any Lender’s representatives (other than those of the Administrative Agent, in its capacity as a Lender) and such respective auditors absent an Event of Default (provided that upon the occurrence and during the continuation of any Event of Default, the same shall be at EnergySolutions’ expense), in each case so long as EnergySolutions is given reasonable opportunity to be present at such discussions.

Section 5.8 Payment of Indebtedness; Loans.

EnergySolutions, Parent and Holdco each will, and will cause each of their Subsidiaries to, pay any and all of their respective Indebtedness when and as it becomes due, other than amounts diligently disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP.

Section 5.9 Use of Proceeds.

EnergySolutions will use, and will cause each Subsidiary to use, the aggregate proceeds of all Loans (a) for the Amendment Transactions and to pay all fees and expenses associated transactions contemplated hereby, (b) to repay all outstanding loans and obligations under and terminate the Second Lien Credit Agreement and (c) for working capital and general corporate purposes and Permitted Acquisitions and Real Property Acquisitions. No proceeds of Loans hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 5.10 Real Estate.

EnergySolutions, Parent and Holdco each at its sole cost and expense will, and will cause their respective Subsidiaries to, grant and record in the appropriate recording office (i) the Deed of Trust, (ii) the Deed of Trust Amendment and (iii) a mortgage (or deed of trust as applicable in a relevant jurisdiction) securing the Secured Obligations to the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent (each such mortgage or deed of trust being a “Mortgage”), covering each material fee-owned parcel of real estate acquired directly or indirectly by EnergySolutions, Parent, Holdco or any of their respective Subsidiaries after the Agreement Date. Such Mortgage shall be granted and recorded, promptly (but in no event more than 30 days) after any such acquisition. EnergySolutions and Holdco each at its sole cost and expense will, and will cause its Subsidiaries to, deliver to the Collateral Agent all documentation, including opinions of counsel and policies of title insurance, which in the reasonable opinion of the Collateral Agent is appropriate, either in connection with any request for approval of a proposed Permitted Acquisition or Real Property Acquisition or thereafter in connection with such grant, including without limitation any survey or any Phase I environmental audit requested by the Collateral Agent or any Lender in form and substance acceptance to such requesting party.

Section 5.11 Indemnity.

EnergySolutions, Parent and Holdco, each for itself and on behalf of each of their respective Subsidiaries, agree jointly and severally to indemnify and hold harmless each Lender and the Administrative Agent and each of their respective affiliates, employees, representatives, officers, trustees, directors, successors and assigns (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable attorneys’ (limited to the reasonable out-of-pocket fees and expenses of one outside counsel to all Indemnitees with such local counsel as may be necessary), experts’, agents’ and consultants’ fees and expenses (as such fees and expenses are incurred) and demands by any party, including the costs in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith, whether or not EnergySolutions, Holdco, Parent or any of their Subsidiaries, or the Person seeking indemnification is the prevailing party, whether or not such investigation, litigation or proceeding is brought by any Loan Party, its members, managers, directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto, (a) resulting from any breach or alleged breach by EnergySolutions, Holdco, Parent or any of their Subsidiaries of any representation, warranty or covenant made hereunder or under any other Loan Document; (b) arising out of or in connection with (i) any Commitment, any Loans, any Letter of Credit or otherwise under this Agreement or any other Loan Document (including the taking of Collateral for the Secured Obligations), including the use of the proceeds of Loans or any Letter of Credit hereunder in any fashion by EnergySolutions, Holdco, Parent or any of their respective Subsidiaries or the performance of their respective obligations under the Loan Documents by EnergySolutions, Holdco, Parent or any of their respective Subsidiaries, (ii) allegations of any participation by the Lenders or the Administrative Agent, or any of them, in the affairs of EnergySolutions, Holdco, Parent or any of their respective Subsidiaries, or allegations that any of them has any joint liability with EnergySolutions, Holdco, Parent or any of their respective Subsidiaries for any reason, (iii) any claims against the Lenders or the Administrative Agent, or any of them, by any shareholder, partner or other investor in or lender to EnergySolutions, Parent, Holdco, or any of their respective Subsidiaries, by any brokers or finders or investment advisers or investment bankers retained by EnergySolutions, Parent or Holdco or by any other third party, arising out of any Commitment, any Loans, any Letter of Credit or otherwise under this Agreement or any other Loan Document, (iv) the presence, use, generation, treatment, storage, recycling, management, Release or threatened Release of any Hazardous Material at, in, on or under, or the transport of Hazardous Materials to or from, property presently or formerly owned or operated by EnergySolutions or Duratek or their predecessors, Holdco or any of their respective Subsidiaries, (v) any Environmental Claim, (vi) the actual or alleged violation of any Environmental Law or Environmental Permit, (vii) any Environmental Testing or Environmental Clean-up Activities required by any applicable governmental authority or Environmental Law, (viii) any undertaking or action in response to a request for information, order or notice from, or investigation by, any governmental authority acting under any applicable Environmental Law, or (ix) any claims relating to natural resource damages, property damage (including diminution in value) or the death, personal injury or harm to any Person actually or allegedly arising from or relating to acts or omissions of EnergySolutions or Duratek or their predecessors, Holdco or any of their respective Subsidiaries or to conduct by any Person on property presently or formerly owned or operated by EnergySolutions, Holdco or any of their respective Subsidiaries; or (c) in connection with fees and other charges payable in connection with the Loans, or the execution, delivery and enforcement of this Agreement, the Security Documents, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof; in the case of clauses (a), (b) or (c), unless the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct or in breach of the Loan Documents, in any case by a final, non-appealable judicial order. The obligations of EnergySolutions, Holdco, Parent and their respective Subsidiaries under this Section 5.11 are in addition to, and shall not otherwise limit, any liabilities which EnergySolutions, Parent, Holdco or any respective Subsidiary might otherwise have in connection with any warranties or similar obligations of EnergySolutions, Parent, Holdco or such respective Subsidiary in any other agreement or instrument or for any other reason. For the avoidance of doubt, nothing in this Section 5.11 shall be construed so as to apply to the indemnification of Taxes that are neither Covered Taxes nor Other Taxes.

Section 5.12 Interest Rate Hedging.

Within forty-five (45) days from the Second Amendment Effective Date, and at the end of each fiscal quarter thereafter, EnergySolutions shall have entered into or maintained in effect one or more Hedge Agreements in such aggregate notional amount as necessary so that, with respect to no less than thirty-three percent (33%) of the then outstanding aggregate principal balance of the Term Loans and the Duratek Loans, EnergySolutions’ obligations to make floating rate interest payments thereunder will be hedged with fixed rate payments to be paid under such Hedge Agreements. Such Hedge Agreements shall provide interest rate protection on terms (including, without limitation, consideration of the creditworthiness of the other party to the proposed Hedge Agreement) reasonably acceptable to (and with parties reasonably acceptable to) the Administrative Agent for an average period of the lesser of (a) two (2) years from the date of such Hedge Agreement or Hedge Agreements and (b) the period remaining from the date thereof until the Term Loan Maturity Date. All Secured Obligations of EnergySolutions to any of the Lenders pursuant to any Secured Hedge Agreement shall rank pari passu with all other Secured Obligations. Any prepayment, acceleration, reduction, increase or any other change in the terms of the Loans hereunder will not alter the notional amount of any such Secured Hedge Agreement or otherwise affect EnergySolutions’ obligation to continue making payments under any such Secured Hedge Agreement, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such Secured Hedge Agreement.

Section 5.13 Covenants Regarding Formation of Subsidiaries and the Making of Acquisitions

At the time of any Acquisition permitted hereunder by EnergySolutions, Parent, Holdco or any of their respective Subsidiaries, or the formation of any new Subsidiary of any of EnergySolutions, Parent, Holdco or any of their respective Subsidiaries which is permitted under this Agreement, EnergySolutions, Parent and Holdco each will, and will cause their respective Subsidiaries, as appropriate, to, (i) in the case of the formation or Acquisition of a new Subsidiary, provide to the Administrative Agent an executed Subsidiary Security Agreement for such new Subsidiary (other than any Non-U.S. Subsidiary, for which no such Subsidiary Security Agreement is required), in substantially the form of Exhibit J attached hereto, together with appropriate UCC-1 financing statements, as well as an executed Subsidiary Guaranty for such new Subsidiary (other than any Non-U.S. Subsidiary, for which no such Subsidiary Guaranty is required), in substantially the form of Exhibit H attached hereto, which shall constitute both Security Documents and Loan Documents for purposes of this Agreement, as well as a loan certificate for such new Subsidiary, substantially in the form of Exhibit M, Exhibit N or Exhibit O attached hereto, as appropriate, together with appropriate attachments; (ii) in the case of any Acquisition by EnergySolutions, Parent or Holdco or any of their respective Subsidiaries or the formation of any new Subsidiary, pledge to the Collateral Agent all of the capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests of such Subsidiary or Person which is acquired or formed, beneficially owned by EnergySolutions, Parent, Holdco or any of their respective Subsidiaries, as the case may be, as additional Collateral for the Secured Obligations to be held by the Collateral Agent in accordance with the terms of EnergySolutions’ Pledge Agreement, Holdco Pledge Agreement, Subsidiary Pledge Agreement or a new Subsidiary Pledge Agreement (it being understood that (i) no Non-U.S. Subsidiary shall be required to execute any such Subsidiary Pledge Agreement and (ii) no Loan Party shall be required to pledge any equity or ownership interest in a newly acquired Subsidiary if such pledge is prohibited by the terms of such Subsidiary’s organizational documents) in substantially the form of Exhibit A attached hereto, and execute and deliver to the Collateral Agent all such documentation for such pledge as, in the reasonable opinion of the Collateral Agent, is appropriate; provided that (A) in the case of any Acquisition by EnergySolutions, Parent or Holdco or any of their respective Subsidiaries or the formation of any new Subsidiary that is a “first tier” Non-U.S. Subsidiary, not more than 65% of the capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests of any “first-tier” Non-U.S. Subsidiary or Person which is acquired or formed, beneficially owned by EnergySolutions, Parent, Holdco or any of their respective Subsidiaries, as the case may be, shall be pledged to the Collateral Agent as additional Collateral for the Secured Obligations to be held by the Collateral Agent in accordance with the terms of EnergySolutions’ Pledge Agreement, Holdco Pledge Agreement, Subsidiary Pledge Agreement or a new Subsidiary Pledge Agreement and (B) the requirement that any new Subsidiary of any of EnergySolutions, Parent, Holdco or any of their respective Subsidiaries execute a Subsidiary Guaranty and a Subsidiary Security Agreement shall not apply to a new non-wholly owned Subsidiary if, but only for so long as, (x) such Subsidiary has total assets of less than $5,000,000 individually and (y) the total assets of such Subsidiary, together with the total assets of all domestic Subsidiaries that do not Guarantee the Secured Obligations, are less than $10,000,000 in the aggregate; and (iii) in any case, provide all other documentation, including one or more opinions of counsel reasonably satisfactory to the Collateral Agent, which in the reasonable opinion of the Collateral Agent is appropriate with respect to such Acquisition, Real Property Acquisition or the formation of such Subsidiary. Investments made by EnergySolutions, Parent, Holdco or any of their respective Subsidiaries after the Agreement Date shall also be treated as additional Collateral and shall be subject to the provisions of the appropriate Security Documents. Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a “Loan Document” for purposes of this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.13, Parent shall execute a Guaranty of the Secured Obligations in the form of Exhibit H, a Security Agreement in the form of Exhibit J and a Pledge Agreement in the form of Exhibit A.

Section 5.14 Maintenance of Rating.

The Loan Parties shall at all times during the term hereof use commercially reasonable efforts to maintain ratings in respect of the Loans from S&P and Moody’s.

Section 5.15 Environmental Compliance.

Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, EnergySolutions, Duratek and Holdco each shall:

(a) comply, and cause all other Persons to comply, with all Environmental Laws and Environmental Permits now or hereafter applicable to the Property or the Permitted Business and EnergySolutions, Duratek and Holdco each shall have sole responsibility for all costs and expenses (including legal, consultant and other professional fees and expenses and costs of investigation) associated with such compliance;

(b) obtain and maintain in full force and effect all Environmental Permits required under applicable Environmental Law for operation of the Permitted Business;

(c) conduct and complete, at its sole cost and expense, any investigation, study, sampling, monitoring or testing (collectively “Environmental Testing”) and undertake any investigation, clean-up, removal, remedial, corrective, mitigation, response, monitoring or any other activity (collectively “Environmental Clean-up Activities”) required by any applicable governmental authority or Environmental Law with respect to Hazardous Materials at, in, on, under or from the Property, and any such Environmental Testing or Environmental Clean-up Activities shall be undertaken with appropriate diligence and in full compliance with all applicable Environmental Laws;

(d) provide as promptly as practicable (and in any event within 20 days of receipt thereof) to the Collateral Agent written notice of and copies of all written nonprivileged and material communications relating to (A) any pending or threatened Environmental Claim pertaining to the Property, or the use or operation thereof, EnergySolutions, Duratek, Holdco or the Permitted Business, or (B) any fact, condition, event or other circumstance with respect to the Property or any other facility or property presently or formerly owned or operated by EnergySolutions, Duratek, Holdco or any Person for which EnergySolutions, Duratek or Holdco is responsible, which is reasonably likely to result in a material Environmental Claim pertaining to the Property, EnergySolutions, Duratek or Holdco; all such notices shall describe in reasonable detail the nature of the Environmental Claim, investigation, fact, condition, event or other circumstance and EnergySolutions’, Duratek’s or Holdco’s response thereto;

(e) at any time, if EnergySolutions or Duratek receives notice that an adverse change in the environmental condition of the Property has occurred or an adverse environmental condition with respect to the Property has been discovered, and at EnergySolutions’ or Duratek’s sole cost and expense, (i) diligently commence (or cause another Person to commence) to cure such condition, to the extent required by applicable Environmental Laws (including commencing any evaluation or assessment of such conditions and the development of an appropriate plan with respect thereto), within 30 days after receipt of such notice (or such shorter period as may be required by applicable Environmental Laws or in the event of an emergency) and (ii) thereafter diligently prosecute (or cause another Person to diligently prosecute) such cure to completion; and

(f) EnergySolutions, Parent and Holdco shall provide to the Administrative Agent such detailed reports relating to any material Environmental Claim as may reasonably be requested by the Administrative Agent or the Lenders.

Section 5.16 Required Consents and Transfer of Licenses in Event of Default.

If an Event of Default specified in Section 8.1 shall have occurred and be continuing and the Administrative Agent exercises a remedy under Section 8.2, EnergySolutions, Duratek, Parent and Holdco shall, at the request of the Administrative Agent: (a) use commercially reasonable efforts to seek and obtain all required prior approvals and consents to the direct or indirect transfer of control of the Property, the Permitted Business or the applicable Licenses or Environmental Permits, including all approvals and consents required by any Environmental Law, License or Environmental Permit, (b) cooperate with the Administrative Agent, or any receiver or other Person appointed by the Administrative Agent, to assist such Person in identifying the Licenses and Environmental Permits required to own, maintain, operate or transfer the Property or the Permitted Business from and after the Event of Default, and (c) use commercially reasonable best efforts to either transfer to the Administrative Agent or a Person designated by the Administrative Agent the Licenses and Environmental Permits of EnergySolutions, where permissible, or obtain new Licenses and Environmental Permits for the Administrative Agent or Person designated by the Administrative Agent. Such efforts, cooperation and assistance shall include, but are not limited to, EnergySolutions’, Duratek’s, Parent’s, Holdco’s or their respective agents’ attendance at public hearings and, to the extent necessary, the use of the knowledge, expertise and information of EnergySolutions, Duratek, Holdco, Parent and their respective agents, experts and employees.

Section 5.17 Subordination of Intercompany Loans.

Each Loan Party covenants and agrees that any existing and future debt obligation of Holdco, EnergySolutions or any Subsidiary to any Non-U.S. Subsidiary shall be subordinated to the Loans.

Section 5.18 IPO Reorganization.

In connection with, and as a condition precedent to, the consummation of the IPO Reorganization, Parent, Energy Solutions and the Subsidiaries will execute any further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, which the Collateral Agent may reasonably request, in order to preserve, protect and maintain the security interests created or intended to be created by the Security Documents, including, but not limited to, (i) a Guarantee by Parent of the Secured Obligations (to the extent Parent did not execute a Guarantee prior to the IPO Reorganization), (ii) all Pledge Amendments (as defined in the Pledge Agreements) or additional pledge agreements necessary for Parent (or the applicable Loan Party) to pledge to the Collateral Agent, for the benefit of the Secured Parties, 100% of its equity or ownership interests in each of EnergySolutions and Duratek.

Section 5.19 Duratek Payoff.

No later than 5 Business Days after the Duratek Payoff, Duratek and/or its Subsidiaries shall enter into deposit account control agreement(s), in form and substance reasonably satisfactory to the Collateral Agent, establishing the Collateral Agent’s “control” (as defined in Section 9-104 of the UCC) over all deposit accounts of Duratek and its Subsidiaries; provided that no such control agreement shall be required for any deposit account (i) the balance of which is swept at the end of each Business Day into a deposit account subject to the Collateral Agent’s control and (ii) the balance of which, together with the balance of all other deposit accounts of Duratek and its Subsidiaries for which no control agreement has been obtained, is less than $250,000 in the aggregate at any time.

Section 5.20 Post-Closing Collateral Matters.

(a) To the extent (i) such items have not been delivered as of the Second Amendment Effective Date and (ii) such items are necessary to permit First American Title Insurance Company to remove the general survey exception from the applicable lender’s title policy, within thirty (30) days after the Second Amendment Effective Date, unless waived or extended by the Administrative Agent in its sole discretion, the applicable Loan Party shall deliver to the Administrative Agent, with respect to each title policy, dated on or about the date hereof, insuring the Mortgage encumbering the Mortgaged Property located at (i) 7400 Osborn Road, Barnwell, South Carolina, (ii) 16043 Dunbarton Boulevard, Barnwell, South Carolina, (iii) 1790 Dock Street, Memphis, Tennessee, (iv) 1560 Bear Creek Road, Oak Ridge, Tennessee, and (v) 628 Gallagher Road, Kinston, Tennessee, the following:

(i) a survey; and

(ii) endorsements thereto (1) eliminating the general or standard survey exception and (2) providing the comprehensive and survey endorsements thereto as well as any other endorsements reasonably requested by the Administrative Agent which were omitted as a result of the applicable Loan Party’s failure to obtain a survey contemporaneously with said title policy.

(b) Notwithstanding the foregoing, with respect to the Mortgaged Properties located at (i) 7400 Osborn Road, Barnwell, South Carolina, and (ii) 16043 Dunbarton Boulevard, Barnwell, South Carolina, the applicable Loan Party shall deliver to the Administrative Agent on the Second Amendment Effective Date a Mortgage encumbering that portion of such Mortgaged Properties for which First American Title Insurance Company has issued a title commitment, together with a title policy, dated on or about the date hereof, insuring such Mortgage, and with respect to the remainder of such Mortgaged Properties, the applicable Loan Party shall deliver to the Administrative Agent within thirty (30) days after the Second Amendment Effective Date, unless waived or extended by the Administrative Agent in its sole discretion, an amendment to such Mortgage encumbering the remainder of such Mortgaged Properties, together with an endorsement to such title policy, dated as of the date of such amendment to such Mortgage, insuring such Mortgage as so amended, encumbering the entirety of said Mortgaged Properties.

ARTICLE 6.

Information Covenants

So long as any of the Obligations is outstanding and unpaid, any Letter of Credit (other than a Collateralized Letter of Credit) shall be outstanding or EnergySolutions has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing, EnergySolutions will furnish or cause to be furnished to each Lender and the Administrative Agent, at their respective offices:

Section 6.1 Quarterly and Interim Financial Statements and Information.

Within forty-five (45) days after the last day of each of the first three quarters of each fiscal year of EnergySolutions, unaudited balance sheets of EnergySolutions on a consolidated basis with all of its Subsidiaries, as at the end of such quarter and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of EnergySolutions on a consolidated basis with all of its Subsidiaries, for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and the appropriate prior period (but only for such quarter and other periods for which such comparative figures are available) and shall be certified by the chief financial officer of EnergySolutions to be, in his or her opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP (except as to the exclusion of certain Subsidiaries which should be consolidated with EnergySolutions under GAAP), the financial position of EnergySolutions on a consolidated basis with all of its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments. Notwithstanding anything to the contrary set forth herein, after an IPO Reorganization, all such financial statements furnished pursuant to this Section 6.1 shall be for Parent on a consolidated basis with all of its Subsidiaries.

Section 6.2 Annual Financial Statements and Information.

Within one hundred twenty (120) days after the end of each fiscal year of EnergySolutions, the audited consolidated balance sheets of EnergySolutions on a consolidated basis with all of its Subsidiaries, as of the end of such fiscal year, and the related audited consolidated statements of operations for such fiscal year and, to the extent available, and not previously provided to the Administrative Agent, for the previous two (2) fiscal years, the related audited consolidated statements of changes in members’ equity for such fiscal year and, to the extent available and not previously provided hereunder, for the previous two (2) fiscal years, and related audited consolidated statements of cash flows for such fiscal year and, to the extent available, for the previous two (2) fiscal years, which shall be accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) of Ernst & Young LLP or other independent certified public accountants of recognized national standing or otherwise reasonably acceptable to the Administrative Agent, together with a statement of such accountants that in connection with their audit, nothing came to their attention that caused them to believe that EnergySolutions was not in compliance with the terms, covenants, provisions or conditions of Section 7.7 hereof. Notwithstanding anything to the contrary set forth herein, after an IPO Reorganization, all such financial statements furnished pursuant to this Section 6.2 shall be for Parent on a consolidated basis with all of its Subsidiaries.

Section 6.3 Performance Certificates.

At the time the annual and quarterly financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, the Performance Certificate:

(a) setting forth as at the end of such quarterly period or fiscal year, as the case may be, whether or not EnergySolutions (or, after an IPO Reorganization, Parent) was in compliance with the requirements of Section 7.7 hereof; and

(b) stating that, to his or her knowledge, no Default or Event of Default has occurred as at the end of such quarterly period or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by EnergySolutions with respect to such Default or Event of Default.

Section 6.4 Copies of Other Reports.

(a) Promptly upon receipt thereof, copies of any final management report submitted to EnergySolutions (or, after an IPO Reorganization, Parent) by EnergySolutions’ or Parent’s independent public accountants including, without limitation, the report prepared in connection with the annual audit referred to in Section 6.2.

(b) Promptly upon receipt thereof, copies of any material adverse notice or report regarding any License, the loss of which could reasonably be expected to result in a Material Adverse Change, held by EnergySolutions, Parent, Holdco or any of their respective Subsidiaries.

(c) In connection with any proposed Acquisition by EnergySolutions or any Subsidiary described in Section 7.6(d)(ii), or any proposed Real Property Acquisition, and promptly upon each request, such data, certificates, reports, statements, opinions of counsel prepared for the Administrative Agent and the Lenders, or any of them, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of EnergySolutions or any of Subsidiary as the Administrative Agent or any Lender may reasonably request, including, without limitation, a Phase I environmental report in connection with any proposed Real Property Acquisition.

(d) Annually, a certificate of insurance indicating that the requirements of Section 5.5 hereof remain satisfied for such fiscal year.

(e) Annually, and in no event later than January 31 of any year, a copy of EnergySolutions’ (or, after an IPO Reorganization, Parent’s) annual financial forecasts for itself and its Subsidiaries for such fiscal year.

Section 6.5 Notice of Litigation and Other Matters.

Notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after any officer of EnergySolutions becomes aware of the occurrence of any of the following events:

(a) the commencement of all material proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against, or to the extent known to EnergySolutions, Parent or Holdco, in any other way relating materially adversely to, EnergySolutions, Parent, Holdco or any of their Subsidiaries, or any of their respective properties, assets or businesses or any License;

(b) any adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of EnergySolutions or any Subsidiary, which has had or could reasonably be expected to have a Material Adverse Change;

(c) any Default or the occurrence or non-occurrence of any event (A) that constitutes, or that with the passage of time or giving of notice or both would constitute, a material default by EnergySolutions, Parent, Holdco or any of their respective Subsidiaries under any material agreement other than this Agreement to which EnergySolutions, Parent, Holdco or any of their respective Subsidiaries is a party or by which any of their respective properties may be bound, or (B) that could reasonably be expected to have a Material Adverse Change, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(d) (A) the occurrence of a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would result in the imposition on EnergySolutions or any of the Subsidiaries of a tax or penalty, (B) any Reportable Event (for which the 30-day notice requirement has not been waived) with respect to any Plan, (C) the institution or, to the knowledge of EnergySolutions or any Subsidiary, threatened institution by the PBGC of proceedings under ERISA to terminate or to partially terminate any Plan or ERISA Affiliate Plan or appoint a trustee to administer any such Plan, (D) the commencement of or, to the knowledge of EnergySolutions or any Subsidiary, threatened commencement of any litigation regarding any such Plan, in each case, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change;

(e) the occurrence of any event subsequent to the Second Amendment Effective Date which, if such event had occurred prior to the Second Amendment Effective Date, would have constituted an exception to the representation and warranty in Section 4.1(m) of this Agreement.

ARTICLE 7.

Negative Covenants

So long as any of the Obligations is outstanding and unpaid, any Letter of Credit (other than a Collateralized Letter of Credit) shall be outstanding or EnergySolutions has a right to borrow from the Lenders hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing:

Section 7.1 Indebtedness of Holdco, EnergySolutions and Its Subsidiaries.

EnergySolutions (or, after an IPO Reorganization, Parent) and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness, or enter into any Derivatives Contract, except:

(a) the Obligations (other than Loans made pursuant to Section 2.15);

(b) current accounts payable, accrued expenses, customer advance payment liabilities in connection with FASB 143, liabilities that are not Indebtedness for Money Borrowed and liabilities that are related to litigation, in each case, incurred in, or resulting from the conduct of, the ordinary course of the Permitted Business;

(c) Indebtedness secured by Permitted Liens described in clauses (g), (h) and (j) of the definition of “Permitted Liens”;

(d) Obligations under the Secured Hedge Agreements;

(e) Indebtedness expressly permitted under Section 7.5 hereof;

(f) Indebtedness existing on the Second Amendment Effective Date and listed on Schedule 14 (as reduced by any permanent repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule 14, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(g) Indebtedness of EnergySolutions and the Subsidiaries (other than Indebtedness of the type acquired or assumed in accordance with Section 7.1(l)) evidenced by Capitalized Lease Obligations (to the extent permitted hereby) and purchase money Indebtedness, provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this Section 7.1(g) exceed $40,000,000 at any time outstanding;

(h) so long as no Default or Event of Default then exists or would result therefrom, Additional Permitted Debt to the extent that (i) such Additional Permitted Debt is issued to the seller as all or part of the consideration for any Permitted Acquisition or Real Property Acquisition or (ii) the Net Proceeds thereof are used within 90 days after the date of issuance thereof to finance all or a part of any Permitted Acquisition or Real Property Acquisition (including to refinance any Indebtedness of either the Acquisition Entity or the business acquired) and to pay the related fees and expenses, provided that (x) the sum of (1) the aggregate principal amount of all Additional Permitted Debt incurred pursuant to this Section 7.1(h) plus (2) the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.1(i) shall not exceed $10,000,000 at any time outstanding, and (y) if all or any portion of the Net Proceeds of such Additional Permitted Debt are not so used within such 90-day period (or such earlier date, if any, as EnergySolutions determines not to (or that it cannot) consummate a Permitted Acquisition within such 90-day period), such remaining portion shall be repaid to the extent not prohibited by the terms thereof, and to the extent so prohibited, shall be applied on the last day of such period (or such earlier date of determination, if any) as a mandatory prepayment of principal of the Term Loans to be applied in accordance with Section 2.6(b) hereof;

(i) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) or Real Property Acquisition, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Real Property Acquisition, (y) such Indebtedness does not constitute Indebtedness for Money Borrowed, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute Indebtedness for Money Borrowed for purposes of this clause (y), and (z) the aggregate principal amount of all Indebtedness permitted by this Section 7.1(i) shall not exceed at any time outstanding the aggregate principal amount which, when added to the aggregate principal amount of all Indebtedness then outstanding pursuant to Section 7.1(h), equals $10,000,000;

(j) so long as no Default or Event of Default then exists or would result therefrom, Indebtedness incurred by EnergySolutions and the Subsidiaries in the ordinary course of the Permitted Business, including without limitation the amount by which the aggregate amount of performance or fidelity bonds permitted under Section 7.1(l) below exceeds the aggregate amount of cash and Letters of Credit securing the same, not to exceed an aggregate principal amount of $5,000,000 at any one time outstanding; provided that no more than $2,500,000 of the Indebtedness incurred pursuant to this clause (j) may be secured by a Lien on the property of EnergySolutions and the Subsidiaries;

(k) intercompany Indebtedness to the extent permitted by Section 7.6(c)(v) or 7.6(c)(x);

(l) EnergySolutions’ reimbursement and other obligations in connection with performance bonds and/or fidelity bonds that are secured only by either cash proceeds of Revolving Loans or by Letters of Credit issued hereunder, which bonds are required to be furnished by EnergySolutions or such Subsidiary in connection with contracts entered into by EnergySolutions or such Subsidiary in the ordinary course of its Permitted Business;

(m) Guaranties by EnergySolutions or any Subsidiary Guarantor in respect of any Indebtedness of EnergySolutions or any Subsidiary Guarantor, in each case, otherwise permitted under this Section 7.1;

(n) Indebtedness representing replacement, renewal, extension, refinancing or refunding of the foregoing (other than Section 7.1(a) and Section 7.1(f)); provided, however, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so replaced, renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; provided further, however, that (A) such replacing, renewing, extending, refinancing or refunding Indebtedness shall have no mandatory repayments or redemptions prior to the Indebtedness being replaced, renewed, extended, refinanced or refunded and (B) in the case of any replacing, renewing, extending, refinancing or refunding of Indebtedness pari passu to the Obligations hereunder, the replacing, renewing, extending, refinancing or refunding Indebtedness is made pari passu or subordinated to the Obligations hereunder and, in the case of any replacing, renewing, extending, refinancing or refunding of Indebtedness subordinated to the Obligations hereunder, the replacing, extending, refinancing or refunding Indebtedness is made subordinate to the Obligations hereunder to substantially the same or a greater extent as the Indebtedness replaced, renewed, extended, refinanced or refunded;

(o) Indebtedness of up to $240,000,000 aggregate principal amount in respect of the Duratek Loans under the Duratek Loan Agreement and, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Permitted Refinancing Indebtedness in respect thereof;

(p) Indebtedness from Loans made pursuant to Section 2.15 hereto which is used solely to finance a Permitted Acquisition (and to pay fees and expenses related thereto); provided that after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding test period) on a pro forma basis as if it was incurred on the first day of the immediately preceding fiscal quarter, EnergySolutions (or, after an IPO Reorganization, Parent) would be in compliance with Section 7.7; and

(q) Indebtedness incurred by Non-U.S. Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Section 7.2 Limitation on Liens.

EnergySolutions, Parent and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 7.3 Amendment and Waiver.

EnergySolutions, Parent and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, except in connection with a transaction otherwise permitted hereunder, enter into any amendment of its articles or certificate of incorporation or organization or, as applicable, operating agreement or partnership agreement, except in each case to the extent that the Administrative Agent determines, in its reasonable credit judgment, that such amendment is not material and not adverse to the interests of the Lenders.

Section 7.4 Liquidation, Merger, Disposition of Assets.

(a) Disposition of Assets. EnergySolutions, Parent and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, at any time sell, lease, license, abandon, transfer, assign or otherwise dispose of any of their assets (other than Excluded Asset Sales), unless (i) any Net Proceeds therefrom are applied as provided in Section 2.6(b) hereof, (ii) any such sale, lease, license or disposition resulting in Net Proceeds in excess of $1,000,000 is made for fair market value as determined by the managers of EnergySolutions, (iii) at least 75% of the consideration received consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of EnergySolutions or any Subsidiary and no Default then exists or would be caused thereby (unless such sale, lease, license, abandonment or other disposal would cure any such Default) and (iv) as to any such sale, lease, license or other disposition where the aggregate consideration to be received is in excess of $20,000,000, the Majority Lenders shall have given their express prior written consent, after receiving such information and documents as the Administrative Agent or any Lender may request; provided, that nothing in this Section 7.4(a) shall prevent the sale or disposition by Holdco of its Equity Interests in Parent after the IPO Reorganization. At the time of any such Permitted Asset Sale hereunder in which the aggregate consideration therefor exceeds $10,000,000, EnergySolutions shall provide the Administrative Agent and the Lenders with projections assuming the consummation of the Permitted Asset Sale and demonstrating pro forma compliance with Section 7.7 hereof for the remaining term of this Agreement.

(b) Liquidation, Merger or Consolidation. EnergySolutions, Parent and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation;

provided that if no Default then exists or would be caused thereby, the following such transactions are permitted: (i) a merger or consolidation among EnergySolutions and one or more of its Subsidiaries that is a wholly-owned Subsidiary Guarantor, provided EnergySolutions is the surviving Person; (ii) a merger or consolidation among Duratek and one or more of its Subsidiaries that is a wholly-owned Subsidiary Guarantor, provided Duratek is the surviving Person; (iii) a merger or consolidation between or among two or more Subsidiaries; provided that if any of the entities is a Subsidiary Guarantor, the surviving entity shall be a Subsidiary Guarantor; (iii) an Acquisition permitted hereunder effected by a merger or consolidation in which EnergySolutions or a Subsidiary is the surviving Person; (iv) a liquidation or dissolution of one or more Subsidiaries into its or their parent entity (provided EnergySolutions or one of the Subsidiaries is such parent entity), (v) any transaction or series of related transactions whereby EnergySolutions becomes a corporation organized under the laws of the State of Delaware or the State of Utah, so long as, following such transaction or transactions, no Person other than Holdco has an economic or voting interest in EnergySolutions and (vi) the IPO Reorganization; provided that, at least ten (10) days prior to executing any transaction or transactions permitted by clause (v) of this Section 7.4(b), EnergySolutions shall provide written notice to the Collateral Agent and shall execute any amendment to the Loan Documents reasonably requested by the Collateral Agent to maintain a valid and perfected first priority security interest in the Collateral in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, securing, in accordance with the terms of the Security Documents, the outstanding Secured Obligations. Notwithstanding anything to the contrary in any Loan Document (other than this Agreement), any reorganization permitted pursuant to clause (v) of this Section 7.4(b) shall be deemed not to be a breach of any representation or warranty in any Loan Document (other than this Agreement), so long as EnergySolutions complies with the notification and documentation requirements in such clause (v). Notwithstanding anything to the contrary contained above, Parent must at all times after the IPO Reorganization directly or indirectly own 100% of the Equity Interests of each of EnergySolutions and Duratek.

Section 7.5 Limitation on Guaranties.

Except as permitted under Section 7.1, EnergySolutions, Parent and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, at any time Guaranty, assume or be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (a) a Guaranty by endorsement of negotiable instruments for collection in the ordinary course of business, or (b) obligations under agreements of EnergySolutions or any of the Subsidiaries entered into in connection with the acquisition of services, supplies and equipment in the ordinary course of the Permitted Business of EnergySolutions or any of the Subsidiaries, or (c) as may be contained in any Loan Document including, without limitation, the Holdco Guaranty and the Subsidiary Guaranty.

Section 7.6 Investments and Acquisitions.

EnergySolutions (or, after an IPO Reorganization, Parent) shall not, and shall cause each Subsidiary not to, make any Investment in any Person, or make any Acquisition, or any acquisition of any interest in real property, except that EnergySolutions may enter into the Secured Hedge Agreements, and that, so long as no Default exists before and after giving effect thereto:

(a) Cash Equivalents. EnergySolutions and each Subsidiary may, directly or through a brokerage account, purchase (i) marketable direct obligations of the United States of America, its agencies and instrumentalities maturing within one year from the date of acquisition thereof,

(ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar denominated time deposits, certificates of deposit and bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (i) and (ii) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above (collectively, “Cash Equivalents”).

(b) Acquisitions. Subject to compliance with Section 7.6(d), EnergySolutions and the Subsidiaries may make Permitted Acquisitions and Real Property Acquisitions.

(c) Investments. Subject to compliance with Section 7.6(d), EnergySolutions and the Subsidiaries may make the following Investments (collectively “Permitted Investments”):

(i) EnergySolutions and the Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of EnergySolutions or such Subsidiary;

(ii) EnergySolutions and its Consolidated Subsidiaries (or, after an IPO Reorganization, each Consolidated Subsidiary of Parent) may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of their suppliers and customers or in good faith settlement of delinquent obligations of, and other disputes with, their customers and suppliers arising in the ordinary course of business;

(iii) EnergySolutions and its Consolidated Subsidiaries (or, after an IPO Reorganization, each Consolidated Subsidiary of Parent) may make Investments consisting of loans and advances to officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business and in an aggregate amount not to exceed $1,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(iv) EnergySolutions and its Consolidated Subsidiaries (or, after an IPO Reorganization, each Consolidated Subsidiary of Parent) may enter into Secured Hedge Agreements;

(v) the Loan Parties may make intercompany loans and advances between and among one another (collectively, the “Intercompany Loans”), provided that (A) such Intercompany Loan made shall be evidenced by an intercompany promissory note, which note shall be pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement, and (B) each obligor and obligee in respect of each such Intercompany Loan shall have executed and delivered to the Collateral Agent a counterpart of a Subordination Agreement;

(vi) EnergySolutions and the Subsidiaries may make Investments in their respective Subsidiaries that are Subsidiary Guarantors;

(vii) a Subsidiary that is not a Subsidiary Guarantor may make Investments in another Subsidiary that is not a Subsidiary Guarantor;

(viii) EnergySolutions and the Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by the definition of “Permitted Asset Sale”;

(ix) Investments outstanding on the Second Amendment Effective Date and set forth on Schedule 17;

(x) other Investments in any Subsidiary that is not a Subsidiary Guarantor and joint ventures not to exceed $25,000,000 at any time outstanding; provided that any Investment in the form of a loan or advance shall be evidenced by a note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents; and

(xi) the IPO Reorganization.

(d) Conditions to Permitted Acquisitions, Real Property Acquisitions and Permitted Investments. No Permitted Acquisition, Real Property Acquisition or Permitted Investment permitted under Section 7.6(b) or (c) hereof may be consummated unless:

(i) (A) EnergySolutions (or, after the IPO Reorganization, Parent) shall be in pro forma compliance with the financial covenants set forth in Section 7.7 before and after giving effect to such Permitted Acquisition, Real Property Acquisition or Permitted Investment, as the case may be, (B) no Default shall have occurred and be continuing (or would occur after giving effect thereto) and (C) such Permitted Acquisition, Real Property Acquisition or Permitted Investment shall not be reasonably expected to have a Material Adverse Change;

(ii) With respect to any Permitted Acquisition, Real Property Acquisition or Permitted Investment of more than $20,000,000, EnergySolutions shall provide the Administrative Agent and the Lenders with notice thereof, not less than ten (10) days prior to the proposed closing thereof, and with copies of all material information pertaining to such Permitted Acquisition, Real Property Acquisition or Permitted Investment, as the

case may be, and a certificate signed by the chief financial officer of EnergySolutions, certifying pro forma compliance with the covenants listed in clause (i) of this Section 7.6(d), together with any calculations necessary to demonstrate such compliance; and

(iii) Sections 5.10, 5.13 and 6.4(c) of this Agreement have been complied with.

Section 7.7 Financial Covenants.

EnergySolutions and its Subsidiaries (or, after an IPO Reorganization, Parent and its Subsidiaries) shall not:

(a) Leverage Ratio. Permit the Leverage Ratio to exceed the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Maximum Ratio
September 30, 2006	5.00
December 31, 2006	5.00
March 31, 2007 – September 30, 2007	4.75
December 31, 2007	4.50
March 31, 2008 – September 30, 2008	4.25
December 31, 2008	4.00
March 31, 2009 – June 30, 2009	3.75
September 30, 2009	3.50
December 31, 2009	3.25
March 31 , 2010 – thereafter	3.00

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Minimum Ratio
September 30, 2006	2.25
December 31, 2006	2.25
March 31, 2007 – December 31, 2007	2.50
March 31, 2008	2.75
June 1, 2008 – March 31, 2009	3.00
June 30, 2009 – December 31, 2009	3.25
March 31, 2010 – thereafter	3.50

Notwithstanding the foregoing, at all times after the Duratek Payoff, for the purpose of calculating the Leverage Ratio pursuant to Section 7.7(a) and the Interest Coverage Ratio pursuant to Section 7.7(b), Operating Cash Flow shall exclude (x) the net income of Duratek and its Subsidiaries on a consolidated basis determined in accordance with GAAP and (y) any items that would be added to the net income of Duratek and its Subsidiaries in the calculation of the operating cash flow of Duratek and its Subsidiaries (calculated in the same manner, and with the same adjustments, as “Operating Cash Flow” of EnergySolutions and its Subsidiaries); provided that “Duratek and its Subsidiaries” shall not include EnergySolutions and its Subsidiaries if EnergySolutions is a Subsidiary of Duratek.

(c) Maximum Capital Expenditures. Permit the aggregate Capital Expenditures of EnergySolutions and the Subsidiaries on a consolidated basis to be greater than the amounts for the respective fiscal years set forth below:

Fiscal Year	Maximum Capital Expenditures
2006	$40.0 million
2007 and thereafter	$30.0 million

However, to the extent the aggregate Capital Expenditures of EnergySolutions and the Subsidiaries on a consolidated basis in any one fiscal year (ending on or after December 31, 2005) are less than the maximum amount permitted pursuant to this Section 7.7(c), then EnergySolutions and its Subsidiaries on a consolidated basis may expend an additional amount on Capital Expenditures in a subsequent fiscal year equal to the dollar amount of the lesser of the shortfall from such fiscal year and 50% of the amount permitted for Capital Expenditures in the prior fiscal year; however, in no circumstance may any shortfall be carried forward from more than one fiscal year at any time.

Section 7.8 Affiliate Transactions and Restricted Payments.

(a) Except as specifically provided herein (including, without limitation, Section 7.7 and Section 7.8(b) hereof), EnergySolutions, Parent and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, at any time enter into any transaction or series of related transactions with any Affiliate of EnergySolutions or any of the Subsidiaries, other than (i)(A) in the ordinary course of business or (B) in an amount less than $250,000 per year in the aggregate for all such transactions and (ii) in each case, on terms that are no less favorable to EnergySolutions or such Subsidiary, as the case may be, than those that would reasonably be obtained by EnergySolutions or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except (a) as described on Schedule 10 attached hereto, (b) reasonable and customary fees paid to nonofficer members of the board of directors (or similar governing body) of EnergySolutions and the Subsidiaries and (c) transactions necessary to effect the Duratek Acquisition or the IPO Reorganization, unless in each case the Administrative Agent consents in writing to such transaction prior to the consummation of such transaction.

(b) The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than Permitted Restricted Payments.

Section 7.9 Real Estate.

None of Holdco, Parent, EnergySolutions or any of their respective Subsidiaries shall purchase any single parcel of real estate other than any purchase that constitutes a Real Property Acquisition.

Section 7.10 ERISA Liabilities.

EnergySolutions (or, after an IPO Reorganization, Parent) shall not, and shall cause each of its Subsidiaries not to, permit the assets of any of their respective Plans to be less than the accumulated benefit obligations of all such Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) by an amount that could reasonably be expected to have a Material Adverse Change if the Plans were terminated.

Section 7.11 Limitation on Preferred Stock.

EnergySolutions, Parent and Holdco each shall not permit any of their respective Subsidiaries to create or issue any preferred capital stock, limited partnership interest, general partnership interest, or other securities or other equity or ownership interest except for (a) preferred capital stock, limited partnership interests, general partnership interests, and other securities and other equity and ownership interests outstanding on the Second Amendment Effective Date or (b) preferred capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests issued to and held by EnergySolutions, Parent or any other Subsidiary.

Section 7.12 Negative Pledge.

EnergySolutions, Parent and Holdco each shall not, and shall cause each of their respective Subsidiaries not to, enter into after the Second Amendment Effective Date or permit to exist after the Second Amendment Effective Date any new agreement (other than this Agreement, any Duratek Loan Documents or any other Loan Document) that limits or conditions the ability of EnergySolutions, Parent, Holdco or any of their respective Subsidiaries to create, incur, assume or suffer to exist Liens on property of such Person except that this Section 7.12 shall not prohibit (a) any negative pledge incurred or provided in connection with any Lien referred to in clause (e) of the definition of “Permitted Lien” in Article 1 solely to the extent any such negative pledge relates to the property secured by or the subject of such Lien, (b) any restrictions on any Subsidiary of EnergySolutions, Parent or Holdco under any agreement in effect at the time such Subsidiary becomes a Subsidiary of EnergySolutions, Parent or Holdco, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or a Subsidiary of Holdco, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) Additional Permitted Debt, (e) customary restrictions on assignment of contracts (other than assignments in favor of the Collateral Agent for the benefit of the Secured Parties) contained within such agreements, (f) customary restrictions with respect to an asset imposed pursuant to an agreement for the disposition of such asset (so long as such disposition is permitted by Section 7.6 hereof and which agreement is not proscribed by a provision hereof other than those contained in this Section 7.12) and (g) customary restrictions in joint venture agreements of joint ventures that are not Subsidiaries.

Section 7.13 Payment Restrictions Affecting Subsidiaries.

EnergySolutions (or, after the IPO Reorganization, Parent) shall not, directly or indirectly, enter into after the Second Amendment Effective Date or suffer to exist after the Second Amendment Effective Date, or permit any Subsidiary to enter into after the Second Amendment Effective Date or suffer to exist after the Second Amendment Effective Date, any new agreement or arrangement limiting the ability of any of such Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, EnergySolutions or any Subsidiary (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents, (b) any agreement in effect at the time a Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (c) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.2, (d) Additional Permitted Debt, (e) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of EnergySolutions or any of the Subsidiaries (other than in favor of the Collateral Agent for the benefit of the Secured Parties), (f) customary provisions restricting assignment (other than in favor of the Collateral Agent for the benefit of the Secured Parties) of any licensing agreement (in which EnergySolutions or any of the Subsidiaries is the licensee) or other contract entered into by EnergySolutions or any of the Subsidiaries in the ordinary course of business, and (g) restrictions on the transfer (other than in favor of the Collateral Agent for the benefit of the Secured Parties) of any asset subject to a Lien permitted by Section 7.2.

Section 7.14 Speculative Transactions.

EnergySolutions, Parent and Holdco shall not, and shall cause each of their respective Subsidiaries not to, enter into any derivatives transaction other than a Hedge Agreement.

Section 7.15 Name, Jurisdiction of Organization and Business.

Other that as permitted pursuant to Section 7.4, no Loan Party shall change its name or its jurisdiction of incorporation without (i) 10 Business Days’ notice to the Administrative Agent and (ii) taking all actions reasonably satisfactory to the Collateral Agent that are necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, nor shall EnergySolutions or any of the Subsidiaries enter into or conduct any business other than a Permitted Business.

Section 7.16 [Reserved]

Section 7.17 Permitted Activities of Holdings and Parent.

Holdco and, after the IPO Reorganization, Parent shall not (a) incur, directly or indirectly, any Indebtedness (other than Indebtedness permitted by Section 7.1); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents or permitted pursuant to Section 7.2; (c) engage in any business or activity or own any assets other than (i) the equity interests of EnergySolutions and, after an IPO Reorganization, Duratek or a holding company that is a Loan Party and that owns, directly or indirectly, the Equity Interests of EnergySolutions and Duratek, (ii) performing its obligations and activities incidental thereto under the Loan Documents, (iii) making Restricted Payments and Investments to the extent permitted by this Agreement and (iv) in the case of Holdco, sell or dispose of its Equity Interests in Parent after the IPO Reorganization; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than in connection with an IPO Reorganization); (e) sell or otherwise dispose of any Equity Interests of EnergySolutions or Duratek (other than in connection with the IPO Reorganization); (f) create or acquire any Subsidiary or make or own any Investment in any Person other than EnergySolutions or Duratek (other than in connection with the IPO Reorganization); or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

ARTICLE 8.

Default

Section 8.1 Events of Default.

Each of the following events shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a) Any representation or warranty made under this Agreement or any other Loan Document shall prove to be incorrect or misleading in any material respect when made, or when deemed to be made pursuant to Section 4.2 hereof;

(b) EnergySolutions (i) shall default in the payment of any principal amount of the Loans, or (ii) shall default in the payment of any interest, fees or other amounts payable to the Lender Parties, the Administrative Agent or any of them, when due, and such Default, in the case of this clause (ii), shall not be cured by payment in full within three (3) Business Days;

(c) Holdco, EnergySolutions, Parent or any of their Subsidiaries shall default in the performance or observance of any agreement or covenant contained in Article 7 hereof;

(d) Holdco, EnergySolutions, Parent or any of their Subsidiaries shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days after the earlier of the date that (i) any officer or manager of EnergySolutions becomes aware of such default or (ii) notice of such default to EnergySolutions from the Administrative Agent or any Lender becomes effective in accordance with Section 11.1 hereof;

(e) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by EnergySolutions, any of the Subsidiaries or any other obligor thereunder, which shall not be cured within a period of thirty (30) days after the earlier of the date that (i) any officer or manager of EnergySolutions becomes aware of such default or (ii) notice of such default to EnergySolutions from the Administrative Agent or any Lender becomes effective in accordance with Section 11.1 hereof;

(f) There shall be entered and remain unstayed a decree or order for relief in respect of Holdco, Parent, EnergySolutions or any of their respective Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of Holdco, Parent, EnergySolutions or any of their respective Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of Holdco, Parent, EnergySolutions or any of their respective Subsidiaries; or an involuntary petition shall be filed or case commenced against Holdco, Parent, EnergySolutions or any of their respective Subsidiaries and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) such petition and stay shall continue undismissed for a period of forty-five (45) consecutive days;

(g) Holdco, Parent, EnergySolutions or any of their respective Subsidiaries shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or Holdco, Parent, EnergySolutions or any of their respective Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or shall seek or consent to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Holdco, Parent, EnergySolutions or any of their respective Subsidiaries, or of any substantial part of their respective properties, or Holdco, Parent, EnergySolutions or any their respective Subsidiaries shall fail generally to pay its debts as they become due, or Holdco, Parent, EnergySolutions or any of their respective Subsidiaries shall take any action in furtherance of any such action;

(h) A judgment shall be entered by any court against Holdco, Parent, EnergySolutions or any of the Subsidiaries for the payment of money which, singly or in the aggregate with other such judgments (to the extent the amount of such judgment exceeds the amount of insurance coverage therefor, net of any deductible or co-payment, and as to which the related carrier has been notified of such judgment and has responded in writing and not denied insurance coverage therefor, including without limitation the amount of such coverage), exceeds $10,000,000 or a warrant of attachment or execution or similar process shall be issued or levied against property of Holdco, Parent, EnergySolutions or any of the Subsidiaries which, together with all other such property of Holdco, Parent, EnergySolutions or any of the Subsidiaries subject to other such process, exceeds in value $10,000,000 in the aggregate, and within sixty (60) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal, or after the expiration of any such stay, such judgment, warrant or process shall not have been paid, discharged or reduced to an amount less than $5,000,000;

(i) (A) There shall be at any time any “accumulated funding deficiency,” as defined in Section 302 of ERISA or in Section 412 of the Code, with respect to any Plan or any ERISA Affiliate Plan; (B) a trustee shall be appointed by a United States District Court to administer any such Plan or ERISA Affiliate Plan; (C) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or ERISA Affiliate Plan; (D) the PBGC or a plan administrator shall institute proceedings to terminate any Plan or ERISA Affiliate Plan; or EnergySolutions, Parent or any of the Subsidiaries shall incur any liability under Title IV of ERISA in connection with the termination of any Plan or an ERISA Affiliate Plan (other than liabilities for benefit obligations that are sufficiently funded at the time of termination in accordance with applicable provisions of Title IV of ERISA); (E) any Plan, or trust created under any such Plan, shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject EnergySolutions or any of the Subsidiaries to a tax or penalty in any amount on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code or an obligation to indemnify any other person for such tax or penalty; or (F) the incurrence by EnergySolutions, Parent or any of the Subsidiaries of any liability with respect to a withdrawal or partial withdrawal from any Multiemployer Plan or the receipt by EnergySolutions or any Subsidiary of any notice, or the receipt by any Multiemployer Plan from EnergySolutions or any Subsidiary of any notice, concerning the imposition on EnergySolutions or any Subsidiary of withdrawal liability as defined under Title IV of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization with the meaning of Title IV of ERISA, and, in each case, such event or condition, together with other such events or conditions, if any, would reasonably be expected to subject EnergySolutions and the Subsidiaries to any tax, liability or penalty in excess of $5,000,000;

(j) There shall occur (i) any default under any Indebtedness (other than the Loans) of Holdco, Parent, EnergySolutions or any of the Subsidiaries in an aggregate principal amount exceeding $5,000,000 at maturity and which default shall continue unremedied for any applicable period of time sufficient to allow the holder of such Indebtedness to accelerate the maturity of such Indebtedness; (ii) any default under any Hedge Agreement having a notional principal amount of $5,000,000 or more; or (iii) unless otherwise permitted herein, any defeasance or any other action the result of which is to defease or repay any other subordinated Indebtedness of EnergySolutions without payment in full of the Obligations;

(k) One or more of the Necessary Authorizations shall be terminated or revoked such that EnergySolutions and the Subsidiaries are no longer able to operate their businesses or any portion thereof or any of such Necessary Authorizations shall fail to be renewed at the stated expiration thereof such that EnergySolutions and the Subsidiaries are no longer able to operate their businesses or any portion thereof and retain the revenue received therefrom, except in the event that the termination or revocation could not reasonably be expected to have a Material Adverse Change;

(l) Any Security Document or any Note or any other Loan Document or any material provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by Holdco, EnergySolutions, Parent or any of their respective Subsidiaries or by any governmental authority having jurisdiction over any of them seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or Holdco, EnergySolutions, Parent or any of their respective Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(m) Any Security Document shall for any reason fail or cease to create a valid and first priority Lien on or Security Interest in any material portion of the Collateral purported to be covered thereby, subject to any Permitted Lien, or any such Lien or Security Interest shall cease to be perfected, except if such failure results from the Collateral Agent’s failure to file any UCC-l financing statement or UCC-3 continuation statement in the appropriate jurisdiction or to maintain possession or control of such portion of the Collateral as a result of a sale or assignment of such Collateral by the Collateral Agent; or

(n) There shall occur a Change of Control.

Section 8.2 Remedies.

(a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or Section 8.1(g)) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders, may formally declare that an Event of Default has occurred and, at the request of the Majority Lenders, may (i) terminate all or any portion of the Commitments of each Lender Party and the obligation of each Lender Party to make Loans (other than in respect of purchases of participations in Letter of Credit Loans by the Revolving Issuing Bank or a Revolving Lender pursuant to Section 2.2(f)(ii)) and of the Issuing Banks to issue Letters of Credit and (ii) declare the principal of and interest on the Loans and any Notes and all other amounts owed to the Lender Parties and the Administrative Agent under this Agreement and any Notes and any other Obligations to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes or any other Loan Document to the contrary notwithstanding, and the Commitments shall thereupon forthwith terminate and all such amounts shall be immediately due and payable.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or Section 8.1(g), all principal, interest and other amounts due hereunder and under any Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable, the Commitments of each Lender Party and the obligation of each Lender Party to make Loans (other than in respect of Letter of Credit Loans by the Revolving Issuing Bank or a Revolving Lender pursuant to Section 2.2(f)(ii)) and of the Issuing Banks to issue Letters of Credit shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Lender Parties or the Majority Lenders or any of them and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c) Upon acceleration of the Obligations, as provided in Section 8.2(a) or (b), the Administrative Agent and the Lender Parties shall have all of the post-default rights granted to them, or any of them, under the Loan Documents and under Applicable Law.

(d) Upon acceleration of the Obligations, as provided in Section 8.2(a) or (b), the Administrative Agent, upon request of the Majority Lenders, shall have the right to the appointment of a receiver for the properties and assets of EnergySolutions and the Subsidiaries, both to operate and to sell such properties and assets, and EnergySolutions, for itself and on behalf of the Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection EnergySolutions or any Subsidiary may have thereto or the right to have a bond or other security posted by the Collateral Agent on behalf of the Secured Parties, in connection therewith.

(e) The rights and remedies of the Administrative Agent, the Collateral Agent and the Lender Parties hereunder shall be cumulative and not exclusive.

Section 8.3 Payments Subsequent to Declaration of Event of Default.

Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to any of the Administrative Agent, the Collateral Agent or the Lender Parties or otherwise received by any of such Persons (from realization on Collateral for the Secured Obligations or otherwise) shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to reimburse the reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment including, without limitation, any reasonable costs incurred by any of them in connection with the sale or disposition of any Collateral for the Secured Obligations; second, to make distributions in accordance with Section 2.10(c); and third, upon satisfaction in full of all Secured Obligations, to EnergySolutions or as otherwise required by law.

Section 8.4 Actions in Respect of the Letters of Credit upon Default.

If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 8.2 or otherwise, make demand upon EnergySolutions to, and forthwith upon such demand EnergySolutions will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Revolving Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Revolving Letters of Credit, EnergySolutions will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Revolving Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Revolving Issuing Bank or Revolving Lenders, as applicable, to the extent permitted by Applicable Law.

Section 8.5 Certain Cure Rights.

(a) Financial Condition Covenants. Notwithstanding anything to the contrary contained in Section 8.1, in the event that EnergySolutions (or, after the IPO Reorganization, Parent) fails to comply with the requirements of any covenants set forth in Section 7.7(a) or (b) (each, a “Financial Condition Covenant”), until the expiration of the 20th day subsequent to the date the certificate calculating such Financial Condition Covenant is required to be delivered pursuant to Section 6.3, Holdco shall have the right to issue equity interests to the Equity Sponsors for cash, and, in each case, to contribute any such cash to the capital of EnergySolutions (collectively, the “Cure Right”), and upon the receipt by EnergySolutions of such cash (the “Cure Amount”) pursuant to the exercise by Holdco of such Cure Right such Financial Condition Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Operating Cash Flow shall be increased, solely for the purpose of measuring the Financial Condition Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, Holdco and EnergySolutions (and, after the IPO Reorganization, Parent) shall then be in compliance with the requirements of all Financial Condition Covenants, Holdco and EnergySolutions (and, after the IPO Reorganization, Parent) shall be deemed to have satisfied the requirements of the Financial Condition Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Condition Covenants which had occurred shall be deemed cured for all purposes of this Agreement.

(b) Limitations on Exercise of Cure Right, etc. Notwithstanding anything herein to the contrary, (a) in no event shall Holdco be entitled to exercise the Cure Right in more than two consecutive fiscal quarters and (b) each Cure Amount shall not exceed the amount required to cure the applicable failure to comply with a Financial Condition Covenant. To the extent a fiscal quarter ended for which the Financial Condition Covenants are initially recalculated as a result of a Cure Right is included in the calculation of a Financial Condition Covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Operating Cash Flow for such initial fiscal period.

ARTICLE 9.

The Agents

Section 9.1 Appointment and Authorization.

Each Lender (in its capacities as a Lender and an Issuing Bank (if applicable)) hereby consents to the assignment by Calyon of all of its rights and duties as the Administrative Agent and Collateral Agent to CNAI pursuant to the Successor Agent Agreement and hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its Loans irrevocably to appoint and authorize, CNAI as the Administrative Agent and the Collateral Agent, as applicable, to take such actions as agents on its behalf and to exercise such powers hereunder, under the Security Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding anything in the Loan Documents to the contrary, neither Calyon (as administrative and collateral agent under the Original Credit Agreement), the Administrative Agent, the Collateral Agent nor any of their respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith (or, with respect to Calyon, the Original Credit Agreement), except for its or their own gross negligence or willful misconduct.

Section 9.2 Interest Holders.

The Administrative Agent may treat each Lender Party, or the Person designated in the last notice filed with the Administrative Agent, whether under Section 11.1, Section 11.5 or otherwise hereunder, as the holder of all of the interests of such Lender Party in its Loans, Commitments and Synthetic Deposits until written notice of transfer, signed by such Lender Party (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 9.3 Consultation with Counsel.

The Administrative Agent and the Collateral Agent may consult with legal counsel selected by it with due care (which may include counsel to EnergySolutions) and shall not be liable for any action taken or suffered by it in good faith in consultation with the Majority Lenders and in reasonable reliance on such consultations.

Section 9.4 Documents.

The Administrative Agent and the Collateral Agent shall be under no duty to examine, inquire into or pass upon the validity, effectiveness or genuineness of this Agreement, any Note, any other Loan Document or any other instrument, document or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent and the Collateral Agent shall be entitled to assume (absent knowledge to the contrary) that they are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

Section 9.5 CNAI and Affiliates.

With respect to its Commitments, the Loans and Synthetic Deposits made by it and the Notes issued to it, if any, CNAI shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include CNAI in its individual capacity. CNAI and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CNAI was not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

Section 9.6 Responsibility of the Administrative Agent and the Collateral Agent.

The duties and obligations of the Administrative Agent and the Collateral Agent under this Agreement and the Security Documents are only those expressly set forth in this Agreement and the Security Documents. The term “Agent” is used merely for convenience of reference, and the Administrative Agent and the Collateral Agent shall not, either as a result of the use of such term or for any other reason, have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or the Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to assume that no Default has occurred and is continuing unless it has actual knowledge, or has been notified by EnergySolutions, of such fact or has been notified by a Lender Party in writing that such Lender Party considers that a Default has occurred and is continuing, and such Lender Party shall specify in detail the nature thereof in writing. Each of the Administrative Agent and the Collateral Agent shall not be liable hereunder for any action taken or omitted to be taken except for its own gross negligence or willful misconduct. The Administrative Agent shall provide promptly each Lender Party with copies of such documents received from EnergySolutions in connection with this Agreement as such Lender Party may reasonably request.

Section 9.7 Collateral and Guaranty Matters.

(a) The Collateral Agent, as collateral agent hereunder and under the Security Documents, is hereby authorized to act on behalf of the Secured Parties, in its own capacity and through other agents and sub-agents appointed by it with due care, under the Security Documents. In connection with its role as secured party with respect to the Collateral hereunder, the Collateral Agent shall act as collateral agent, for itself and for the ratable benefit of the Secured Parties, and such role as Collateral Agent shall be disclosed on all appropriate accounts, certificates, filings, mortgages and other Collateral documentation.

(b) The Lender Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, and the Collateral Agent may, without further written consent or authorization from Lenders (subject to Section 11.12 hereof), and agrees with and for the benefit of EnergySolutions that it shall execute any documents or instruments and take any further actions, in each case at the sole cost and expense of EnergySolutions, necessary:

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or transferred or to be sold or transferred as part of or in connection with any sale, or transferred in any liquidation or merger, in each case, permitted hereunder or under any other Loan Document, or (C) subject to Section 11.12, if approved, authorized or ratified in writing by the Majority Lenders; or

(ii) to release any Guarantor (other than Parent) from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; or

(iii) after the IPO Reorganization (but only if Parent has complied with the requirements of Section 5.18), to release Holdco from this Agreement, the Holdco Pledge Agreement and the Holdco Security Agreement (and release any corresponding Liens) and terminate the Holdco Guaranty.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.7.

Section 9.8 Action by the Administrative Agent and the Collateral Agent.

(a) Each of the Administrative Agent and the Collateral Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent or the Collateral Agent, as applicable, shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. Neither the Administrative Agent nor the Collateral Agent shall incur any liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances for the protection of the interests of the Lender Parties, except for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court having jurisdiction over the subject matter.

(b) In any event, neither the Collateral Agent nor the Administrative Agent shall be liable to the Lenders or to any Lender in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders or of all the Lenders, where expressly required by this Agreement, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

Section 9.9 Notice of Default or Event of Default.

In the event that the Administrative Agent or any Lender Party shall acquire actual knowledge, or shall have been notified, of any Default (other than through a notice by one party hereto to all other parties), the Administrative Agent or such Lender Party shall promptly notify the Administrative Agent, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders or of all the Lenders, where expressly required by this Agreement, shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default within ten (10) days after their receipt of the notice of any Default from the Administrative Agent or any Lender Party, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights as it deems in its discretion to be advisable for the protection of the Lender Parties.

Section 9.10 Responsibility Disclaimed.

Each of the Administrative Agent and the Collateral Agent shall not be under any liability or responsibility whatsoever as agent:

(a) to EnergySolutions or any other Person as a consequence of any failure or delay in performance by or any breach by any Lender Party or Lender Parties of any of its or their obligations under this Agreement;

(b) to any Lender Party or Lender Parties as a consequence of any failure or delay in performance by, or any breach by, (i) EnergySolutions of any of its obligations under this Agreement or any Notes or any other Loan Document, or (ii) any Subsidiary or any other obligor under any other Loan Document;

(c) to any Lender Party or Lender Parties, for any statements, representations or warranties in this Agreement, or any other document contemplated by this Agreement or any other Loan Document, or any information provided pursuant to this Agreement, any other Loan Document or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability or sufficiency of this Agreement, any Notes, any other Loan Document or any other document contemplated by this Agreement;

(d) to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; or

(e) Under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.11 Indemnification.

(a) Each Lender Party severally agrees to indemnify each Agent and Calyon, in its capacity as administrative agent under the Original Credit Agreement) (to the extent not promptly reimbursed by EnergySolutions) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents and any action taken or omitted by Calyon in any way relating to or arising out of the Original Credit Agreement or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by EnergySolutions under Section 11.2, to the extent that such Agent is not promptly reimbursed for such costs and expenses by EnergySolutions. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.11 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Revolving Lender severally agrees to indemnify the Revolving Issuing Bank (to the extent not promptly reimbursed by EnergySolutions) from and against such Revolving Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Revolving Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Revolving Issuing Bank under the Loan Documents; provided, however, that no Revolving Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Revolving Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Lender agrees to reimburse the Revolving Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by EnergySolutions under Section 11.2, to the extent that the Revolving Issuing Bank is not promptly reimbursed for such costs and expenses by EnergySolutions. Each Synthetic Lender severally agrees to indemnify the Synthetic Issuing Bank (to the extent not promptly reimbursed by EnergySolutions) from and against such Synthetic Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Synthetic Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Synthetic Issuing Bank under the Loan Documents; provided, however, that no Synthetic Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Synthetic Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Synthetic Lender agrees to reimburse the Synthetic Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by EnergySolutions under Section 11.2, to the extent that the Synthetic Issuing Bank is not promptly reimbursed for such costs and expenses by EnergySolutions.

(c) For purposes of this Section 9.11, the Lender Parties’ respective ratable shares of any amount shall be determined, with respect to any time deemed appropriate by such Agent, according to the sum of (i) the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the aggregate unused portions of their respective Revolving Commitments at such time; provided that the aggregate principal amount of Letter of Credit Loans owing to the Revolving Issuing Bank shall be deemed “owed to” the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender Party to reimburse any Agent or the Revolving Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Revolving Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Revolving Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Revolving Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 9.11 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.12 Credit Decision.

Each Lender Party represents and warrants to each other Lender Party, to each Agent and to the Administrative Agent that:

(a) in making its decision to enter into this Agreement and to make its Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of EnergySolutions and the Subsidiaries and that it has made an independent credit judgment, and that it has not relied upon the Administrative Agent, any Agent or any other Lender Party, or information provided by the Administrative Agent (other than information provided to the Administrative Agent by EnergySolutions and forwarded by the Administrative Agent to the Lender Parties); and

(b) so long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of EnergySolutions and the Subsidiaries.

Section 9.13 Successor Agents.

(a) Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving written notice five days prior to the effective date of such resignation to the Lender Parties and EnergySolutions. Upon any such resignation, the Majority Lenders shall have the right, in consultation with EnergySolutions, to appoint a successor Administrative Agent; provided, that, at the time of the resignation of the Administrative Agent, no successor Administrative Agent has been appointed by the Majority Lenders, the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be any Lender Party or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent (including, for the avoidance of doubt, Calyon’s resignation as administrative agent pursuant to the Successor Agent Agreement), the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent (and with respect to Calyon, including any action taken or omitted to be taken subsequent to its resignation in connection with (x) the payoff of the Original Term Loans or (y) other obligations under the Original Credit Agreement).

(b) Resignation of Collateral Agent. The Collateral Agent may resign at any time by giving written notice of such resignation to the Lender Parties and EnergySolutions. Upon any such resignation, the Majority Lenders shall have the right, in consultation with EnergySolutions, to appoint a successor Collateral Agent; provided that if, at the time of the resignation of the Administrative Agent, no successor Collateral Agent has been appointed by the Majority Lenders, the retiring Collateral Agent may, on behalf of the Lender Parties, appoint a successor Collateral Agent and, after its resignation and prior to the appointment of any successor Collateral Agent, the retiring Collateral Agent will act as a nominee for perfection with respect to the applicable Collateral. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent (including, for the avoidance of doubt, Calyon’s resignation as collateral agent pursuant to the Successor Agent Agreement), the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent (and with respect to Calyon, including any action taken or omitted to be taken subsequent to its resignation in connection with the payoff of the Original Term Loans).

(c) General. If no successor agent shall have been appointed and shall have accepted such appointment prior to the resignation of the Administrative Agent or Collateral Agent, then the retiring Administrative Agent or Collateral Agent, as applicable, shall thereupon be discharged from its duties and obligations under the Loan Documents and the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent or Collateral Agent, as applicable, under the Loan Documents until such time, if any, as the Majority Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided above. After any retiring agent’s resignation hereunder as Administrative Agent or Collateral Agent shall have become effective (including, for the avoidance of doubt, Calyon’s resignation as administrative agent and collateral agent pursuant to the Successor Agent Agreement), the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement (and with respect to Calyon, including any action taken or omitted to be taken subsequent to its resignation in connection (x) with the payoff of the Original Term Loans or (y) other obligations under the Original Credit Agreement).

Section 9.14 Delegation of Duties.

The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

Section 9.15 Additional Agents.

None of the Lender Parties or other entities identified on the facing page of, signature pages of or elsewhere in this Agreement as a “syndication agent,” “documentation agent,” “sole bookrunner” or “sole lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties so identified shall have or be deemed to have any fiduciary relationship with any other Lender Party. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

Section 9.16 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent or its designee (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on EnergySolutions) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Agreement and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.3, 2.5 and 11.2) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 11.2.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

Section 9.17 Security Documents. Notwithstanding anything herein to the contrary, each Lender also acknowledges that CNAI, Collateral Agent hereunder, is also acting as Collateral Agent under the Duratek Loan Agreement, and in such dual capacities has entered into the Security Documents on behalf of both the Secured Parties hereunder as well as the secured parties under the Duratek Loan Agreement, each Secured Party hereby waiving any actual or potential conflict or breach of duty created or existing as the result of such dual capacities and acknowledging that it has read the terms and conditions of the Security Documents and has accepted the same without reliance on any of the Agents.

ARTICLE 10.

Change in Circumstances

Affecting Fixed Rate Loans

Section 10.1 Eurodollar Basis Determination Inadequate or Unfair.

If, with respect to any proposed Eurodollar Option Loan for any Interest Period, the Administrative Agent determines after consultation with the Lenders that deposits in Dollars (in the applicable amount) are not being offered to each of the Lenders in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to EnergySolutions and the Lenders, whereupon until the Administrative Agent notifies EnergySolutions that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make or continue Eurodollar Option Loans shall be suspended.

Section 10.2 Illegality.

If after the Second Amendment Effective Date the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Second Amendment Effective Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible, or any such governmental authority, central bank or comparable agency shall assert that it is unlawful, for any Lender to make, maintain or fund Eurodollar Option Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and EnergySolutions. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, (a) the obligation of the Lenders to make or continue Eurodollar Option Loans shall be suspended until the Administrative Agent shall notify EnergySolutions and the Lenders that the circumstances causing such suspension no longer exist and (b) unless EnergySolutions, within three (3) Business Days thereafter, converts all Eurodollar Option Loans into Base Rate Option Loans in accordance with the terms of this Agreement, EnergySolutions shall repay in full the then outstanding principal amount of each affected Eurodollar Option Loan of such Lender, together with accrued interest thereon and any reimbursement required under Section 2.11 hereof, on either (i) the last day of the then current Interest Period applicable to such affected Eurodollar Option Loans if such Lender may lawfully continue to maintain and fund such Eurodollar Option Loans to such day or (ii) immediately if such Lender may not lawfully continue to fund and maintain such affected Eurodollar Option Loans to such day. Concurrently with repaying each affected Eurodollar Option Loan of such Lender, notwithstanding anything contained in Article 2 or Article 3 hereof, EnergySolutions may borrow a Base Rate Option Loan from such Lender, and such Lender shall make such Base Rate Option Loan, if so requested, in an amount such that the outstanding principal amount held by such Lender shall equal the outstanding principal amount immediately prior to such repayment.

Section 10.3 Increased Costs.

(a) If after the Second Amendment Effective Date the adoption or effectiveness of any Applicable Law or any change or effectiveness in any Applicable Law (whether adopted before or after the Second Amendment Effective Date) or any interpretation or change in interpretation or administration or effectiveness thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender Party with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender Party to any tax, duty or other charge with respect to its obligation to make or continue Eurodollar Option Loans, or its Eurodollar Option Loans or Synthetic Deposits, or shall change the basis of taxation of payments to any Lender Party of the principal of or interest on its Eurodollar Option Loans, Synthetic Deposits or in respect of any other amounts due under this Agreement, in respect of its Eurodollar Option Loans, Synthetic Deposits or its obligation to make or continue Eurodollar Option Loans (except for changes in the rate or method of calculation of tax on the overall net income of such Lender Party); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender Party or shall impose on any Lender Party or the London interbank borrowing market or the New York certificate of deposit market any other condition affecting its obligation to make or continue Eurodollar Option Loans or its Eurodollar Option Loans or Synthetic Deposits;

and the result of any of the foregoing is to increase the cost to such Lender Party of making or maintaining any such Eurodollar Option Loans or Synthetic Deposits, or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Loans, or to reduce the amount of any sum received or receivable by such Lender Party under this Agreement with respect thereto, then, within five (5) days after demand by such Lender Party, EnergySolutions agrees to pay to such Lender Party such additional amount or amounts as will compensate such Lender Party for such increased costs (other than any increased costs resulting from Taxes that are Covered Taxes or Other Taxes (which shall be governed exclusively by Section 2.14) or are excluded from the definition of Covered Taxes under Section 2.14(a)). Each Lender Party will promptly notify EnergySolutions and the Administrative Agent of any event of which it has knowledge, occurring after the Second Amendment Effective Date, which will entitle such Lender Party to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(b) Any Lender Party claiming compensation under this Section 10.3 shall provide EnergySolutions with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct, absent manifest error. In determining such amount, such Lender Party may use any reasonable averaging and attribution methods. If any Lender Party demands compensation under this Section 10.3, EnergySolutions may at any time, upon at least five (5) Business Days’ prior notice to such Lender Party, prepay in full the then outstanding affected Eurodollar Option Loans of such Lender Party, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.11 hereof. Concurrently with prepaying such Eurodollar Option Loans, notwithstanding anything contained in Article 2 or Article 3 hereof, EnergySolutions may borrow a Base Rate Option Loan from such Lender Party, and such Lender Party shall, if so requested, make such Base Rate Option Loan in an amount such that the outstanding principal amount held by such Lender Party shall equal the outstanding principal amount immediately prior to such prepayment.

(c) If any Lender requests compensation under this Section 10.3, then EnergySolutions may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) EnergySolutions shall have paid to the Administrative Agent the assignment fee specified in Section 11.5, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of and premium (if any) on its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts Section 2.11, treating such assignment as a voluntary prepayment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or EnergySolutions (in the case of all other amounts); (iii) such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling EnergySolutions to require such assignment and delegation cease to apply. Each Lender agrees that, if EnergySolutions elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s

Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 10.4 Effect on Other Loans.

(a) If notice has been given pursuant to Section 10.1, 10.2 or 10.3 suspending the obligation of any Lender to make or continue Eurodollar Option Loans, or requiring Eurodollar Option Loans of any Lender to be repaid or prepaid, then, unless and until such Lender notifies EnergySolutions that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made or continued as Eurodollar Option Loans shall, at the option of EnergySolutions, be made or continued instead as Base Rate Option Loans.

(b) If, with respect to any Eurodollar Option Loan, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loan will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Option Loans for such Interest Period, the Administrative Agent shall forthwith so notify EnergySolutions and the Lenders which have made such Loan, whereupon (i) such Eurodollar Revolving Loan will automatically, on the last day of the then existing Interest Period therefor, be reborrowed as a Base Rate Revolving Loan, (ii) such Eurodollar Term Loan will automatically, on the last day of the then existing Interest Period therefor, be continued as a Base Rate Term Loan and (iii) the obligation of the Lenders which have made such Loan to make further or continue Eurodollar Option Loans shall be suspended until the Administrative Agent shall notify EnergySolutions that such Lenders have determined that the circumstances causing such suspension no longer exist.

ARTICLE 11.

Miscellaneous

Section 11.1 Notices.

(a) All notices and other communications provided for hereunder shall be in writing (including fax or e-mail communication) and mailed, telecopied or delivered. All such notices and other communications shall, when mailed, faxed or e-mailed, be effective when deposited in the mails, transmitted by fax or e-mail, except that notices and communications to any Agent pursuant to Article 2, 3 or 9 shall not be effective until received by such Agent. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) If to EnergySolutions, to it at:

EnergySolutions LLC

423 West 300 South

Salt Lake City, UT 84101

Attn: Chip Everest

Tel: (801) 649-2257

Fax: (801) 236-7995

E-mail: ceverest@energysolutions.com

with a copy to:

Lindsay Goldberg & Bessemer L.P.

630 Fifth Avenue, 30th Floor

New York, NY 10111

If to the Administrative Agent, to it at:

Citicorp North America, Inc.

390 Greenwich Street

New York, NY 10013

Attn: Rob Ziemer

Tel: (212) 723-6734

Fax: (646) 291-1655

E-mail: rob.ziemer@citigroup.com

with a copy to such counsel to the Administrative Agent as the Administrative Agent may designate in writing from time to time.

(ii) If to the Lender Parties, to them at the addresses set forth beside their names on Schedules 4-A, 4-B and 4-C.

Copies shall be provided to Persons other than parties hereto only in the case of notices under Article 8 hereof.

(b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.

(c) Delivery by fax of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and/or the Agents to distribute communications, such as financial statements and other information as provided in Article 6, and to distribute Loan Documents for execution by the parties thereto, and the Administrative Agent and the Agents shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except for their own gross negligence or willful misconduct. The Administrative Agent and the parties shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of EnergySolutions even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. No Agent and no Lender Party shall be liable or responsible for any loss, cost, expense or liability resulting from the reliance by such Person on each notice purportedly given by or on behalf of EnergySolutions in accordance with this Agreement, other than, with respect to any Agent or Lender Party, the losses, costs, expenses and liabilities that result from the gross negligence or willful misconduct of such Agent or Lender Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.2 Costs and Expenses.

(a) EnergySolutions will promptly pay, or reimburse, without duplication:

(i) all reasonable out-of-pocket expenses of the Administrative Agent or the Collateral Agent in connection with the preparation, structuring, due diligence, negotiation, execution, delivery, syndication and administration of this Agreement and the other Loan Documents and the transactions related hereto, contemplated hereunder and thereunder and the making of the initial Loans hereunder (whether or not such Loans are made), including, but not limited to, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, special counsel for the Arrangers;

(ii) all reasonable out-of-pocket expenses of the Administrative Agent or the Collateral Agent in connection with the administration of the transactions contemplated in this Agreement or the other Loan Documents, the restructuring and “work out” of such transactions and the preparation, negotiation, execution and delivery of any waiver, amendment or consent, whether or not such waiver, amendment or consent shall become effective, by the Administrative Agent and the Lender Parties relating to this Agreement or the other Loan Documents, including, but not limited to, the reasonable fees and disbursements of any experts, agents or consultants and of special counsel for the Administrative Agent or the Collateral Agent (limited to one outside counsel to the Administrative Agent and the Collateral Agent and such local counsel as may be necessary for the Administrative Agent and the Collateral Agent), but excluding any assignment fee pursuant to Section 11.5(b) hereof; and

(iii) all out-of-pocket costs and expenses of the Administrative Agent or the Collateral Agent and the Lenders in connection with the enforcement of this Agreement or the other Loan Documents and all out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Loans or the other Obligations, whether in any action, suit or litigation, or any bankruptcy, insolvency, liquidation, or other similar proceeding affecting creditors’ rights generally, which in each case shall include reasonable fees and out-of-pocket expenses of one respective outside counsel and such local counsel as may be necessary for the Administrative Agent, the Collateral Agent and the Lenders.

(b) EnergySolutions also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Commitments, the actual or proposed use of the proceeds of any Loan or Letter of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent.

Section 11.3 Waivers.

The rights and remedies of the Administrative Agent, the Collateral Agent and the Lender Parties under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Collateral Agent or the Lender Parties, or any of them, in exercising any right shall operate as a waiver of such right. The Administrative Agent and the Lender Parties expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any future funding of a request for a Loan. In the event the Lender Parties decide to fund a Loan or issue a Letter of Credit at a time when EnergySolutions is not in strict compliance with the terms of this Agreement, such decision by the Lender Parties shall not be deemed to constitute an undertaking by the Lender Parties to fund any further Loans, to issue any further Letter of Credit or to preclude the Lender Parties and the Administrative Agent from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Administrative Agent, the Lender Parties or the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement such as to require further notice of their intent to require strict adherence to the terms of this Agreement in the future.

Section 11.4 Set-Off.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and the Lender Parties are hereby authorized by EnergySolutions at any time or from time to time, without notice to EnergySolutions or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by any Lender Party or the Administrative Agent to or for the credit or the account of EnergySolutions or any of its Subsidiaries against and on account of the Obligations irrespective of whether (a) any Lender Party or the Administrative Agent shall have made any demand hereunder or (b) the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such Obligations or any of them shall be contingent or unmatured. Upon direction by the Administrative Agent with the consent of the Majority Lenders, each Lender Party holding deposits of EnergySolutions or any of its Subsidiaries shall exercise its set-off rights as so directed.

Section 11.5 Binding Effect and Assignment.

(a) This Agreement shall become effective when it shall have been executed by EnergySolutions and each Agent and the Administrative Agent shall have been notified by each Lender party hereto, and EnergySolutions shall have been notified by the Administrative Agent, that each such Lender party hereto has executed it and thereafter shall be binding upon and inure to the benefit of EnergySolutions, each Agent and each such Lender and their respective successors and assigns, except that EnergySolutions shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

(b) Each Lender may enter freely into participation agreements with respect to or otherwise grant participations in its Loans and Synthetic Deposits to one or more banks or other lenders or financial institutions; provided, however, that (i) such Lender’s obligations hereunder shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall not be entitled by the benefit of its participation to vote or otherwise take action under this Agreement or any other Loan Document, except with respect to the matters referred to in Section 11.12 hereof relating to the matters in which affected Lenders are required to vote or all Lenders are required to vote, (iv) such Lender shall deliver to the Administrative Agent and EnergySolutions (in such number of copies as shall be reasonably requested by the recipient) duly signed and properly completed copies of Internal Revenue Service Form W-8 IMY (or any successor thereto) for each participant, and (v) EnergySolutions shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder. In addition, each Lender may sell up to 100%, assign or create a security interest in all or any portion of its rights hereunder and under the other Loan Documents to any other Person on an assignment basis; provided that (A) (I) at any time hereunder, such assignment is to an Affiliate of the assignor, an Approved Fund, another Lender or any Conduit Lender, (II) prior to a date to be separately agreed among EnergySolutions, Holdco and the Arranger (the “Syndication Date”), such assignment is made by the Administrative Agent in connection with syndication of any of the Loans, (III) prior to the Syndication Date, the Administrative Agent has given its written consent to the proposed assignee of a Lender hereunder or (IV) after the Syndication Date, EnergySolutions (unless there exists at the time of such assignment an Event of Default hereunder) and the Administrative Agent have given their prior written consent to the proposed assignee of a Lender hereunder, which consents shall not be unreasonably delayed, conditioned or withheld, and (B) each such assignment shall be in a principal amount of not less than the lesser of (I) the entire amount of such Lender’s interest hereunder or (II) $1,000,000 (calculated for the Term Loans and the Synthetic Deposits on a combined basis with such Lender’s contemporaneous assignment of its Duratek Loans) unless an assignment is from one Lender to another or to an Approved Fund or an Affiliate of a Lender, in which case there shall be no minimum assignment amount. Each Lender who sells or assigns a portion of its Loans or Synthetic Deposits pursuant hereto shall pay to the Administrative Agent an assignment fee of $3,500 with respect to each assignment (except that one such fee shall be payable in connection with simultaneous assignments (i) to or by two or more Approved Funds and (ii) of Duratek Loans), such fee to be paid to the Administrative Agent not later than the effective date of the assignment of the Loan or Synthetic Deposit relating thereto. All assignments by any of the Lenders of any interests hereunder shall be made pursuant to an Assignment and Acceptance. Each Lender may provide any proposed participant or assignee with confidential information provided to such Lender regarding Holdco, EnergySolutions, Parent and the Subsidiaries on a confidential basis, and such participant or assignee shall agree to maintain such confidentiality in accordance with the provisions of Section 11.19 hereof. Further, each permitted assignee or participant with respect to any portion of the Loans shall be entitled to the benefits, and subject to the burdens, of Sections 2.11, 2.13, 2.14 and Article 10 hereof and all other provisions hereof and of the other Loan Documents as a “Lender” hereunder. Each Participant shall be entitled to the benefits of Sections 2.11, 2.13 and 2.14 and Article 10 (subject to the requirements of those Sections) to the same extent as if it were a Lender, but no participant shall be entitled to a greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold. Upon the grant of a participation of its commitment by a Lender pursuant to this Section 11.5(b), such Lender (on behalf of EnergySolutions) shall maintain a register analogous to the Register described in Section 11.5(c) below. Notwithstanding anything to the contrary set forth herein, each assignment by a Lender of its Term Loans or Synthetic Deposits hereunder shall be made concurrently with the ratable assignment of all or a portion of such Lender’s (i) Duratek Loans (ii) Synthetic Deposits or Term Loans, as applicable, and no assignment of the Term Loans or Synthetic Deposits shall be made by any Lender hereunder unless such Lender makes a simultaneous ratable assignment of all or a portion of its Duratek Loans and its Synthetic Deposits or Term Loans, as applicable. Before and after any assignment of Term Loans or Synthetic Deposits by any Lender, the ratios of (i) such Lender’s Term Loans to the aggregate principal amount of Term Loans outstanding, (ii) such Lender’s Synthetic Deposits to the aggregate amount of Synthetic Deposits and (iii) such Lender’s Duratek Loans to the aggregate principal amount of Duratek Loans outstanding, shall be identical.

(c) The Administrative Agent, acting for this purpose as an agent of EnergySolutions, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and EnergySolutions, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection at the offices of the Administrative Agent by EnergySolutions or any Lender, at any reasonable time during normal business hours and from time to time upon reasonable prior notice. Each Lender agrees to provide the Administrative Agent and EnergySolutions with written notice of the assignment of all or part of its rights hereunder. Upon the Administrative Agent’s receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee Lender, the assignee’s completed administrative questionnaire (unless the assignee is already a Lender), the fee referred to in Section 11.5(b) above and any written consent to such assignment required thereby, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effected for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. In connection with each assignment of Synthetic Deposits, the Synthetic Deposit of the assignor Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy such assignee’s obligations in respect of Synthetic Deposit Letters of Credit. Each Synthetic Lender agrees that immediately prior to each assignment by a Synthetic Lender (i) the Administrative Agent shall establish a new Synthetic Deposit Sub-Account in the name of the assignee, (ii) unless otherwise consented to by the Administrative Agent, a corresponding portion of the Synthetic Deposit credited to the Synthetic Deposit Sub-Account of the assignor Lender shall be purchased by the assignee and shall be transferred from the assignor’s Synthetic Deposit Sub-Account to the assignee’s Synthetic Deposit Sub-Account and (iii) if after giving effect to such assignment the Synthetic Deposit of the assignor Lender shall be zero, the Administrative Agent shall close the Synthetic Deposit Sub-Account of such assignor Lender.

(d) Notwithstanding anything to the contrary contained in this Section 11.5, any Lender that is a fund that invests in bank loans may (without the consent of EnergySolutions or the Administrative Agent) pledge all or a portion of its rights in connection with this Agreement to the trustee or any holder of obligations or agents therefor owed, or securities issued, by such fund as security for such obligations or securities; provided that such trustee shall not be entitled to exercise any of the rights of a Lender Party under the Loan Documents, even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise. No pledge described in the immediately preceding sentence shall release any such Lender from its obligations hereunder.

(e) The Revolving Issuing Bank may assign to an assignee all of its rights and obligations under the undrawn portion of its Revolving Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be made in accordance with clause (A) of the second proviso in Section 11.5(b) and (ii) the parties to each such assignment shall execute and deliver to the Administrative

Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500. The Revolving Issuing Bank shall promptly notify EnergySolutions of such Assignment.

(f) Except as specifically set forth in Section 11.5(b) hereof, nothing in this Agreement or any Notes, express or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any Notes.

(g) The provisions of this Section 11.5 shall not apply to any purchase of participations among the Lenders pursuant to Section 2.12 hereof.

(h) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and EnergySolutions (a “Conduit Lender”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any Conduit Lender to fund any Loan, and (ii) if a Conduit Lender elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by a Conduit Lender hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no Conduit Lender shall be entitled to the benefits of Sections 2.13, 2.14 and 10.3 (or any other increased costs protection provision) to any greater extent than the Granting Lender would have been entitled absent the use of a Conduit Lender and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any Conduit Lender may (i) with notice to, but without prior consent of, EnergySolutions and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such Conduit Lender. This Section 11.5(h) may not be amended without the prior written consent of each Granting Lender all or any part of whose Loans are being funded by a Conduit Lender at the time of such amendment.

(i) Notwithstanding any contrary provision of this Section 11.5, any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

Section 11.6 Accounting Principles.

Except as set forth in the following sentence, references in this Agreement to GAAP shall be to such principles as defined in Section 1.4, and all accounting terms used herein without definition shall be used as defined under GAAP. All references to Operating Cash Flow, Debt Service and other such terms shall be deemed to refer to such items of EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries on a consolidated basis, consistently applied, unless otherwise indicated herein.

Section 11.7 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

Section 11.8 Governing Law and Jurisdiction.

(a) THIS AGREEMENT, ANY NOTES AND ANY LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY AND UN-CONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.9 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.10 Interest.

(a) In no event shall the amount of interest due or payable hereunder or under any Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by EnergySolutions or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless EnergySolutions shall notify the Administrative Agent or such Lender in writing that it elects to have such excess returned forthwith. It is the express intent hereof that EnergySolutions not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by EnergySolutions under Applicable Law.

(b) Notwithstanding the use by the Lenders of the Base Rate, the Federal Funds Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to EnergySolutions at interest rates related to such reference rates.

Section 11.11 Table of Contents and Headings.

The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.12 Amendment and Waiver.

Neither this Agreement nor any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by the Administrative Agent (or, in the case of Security Documents executed by the Collateral Agent for itself and on behalf of the Secured Parties, signed by the Collateral Agent and approved by) and the Majority Lenders and, in the case of an amendment, by EnergySolutions, except that (a) any amendment or waiver or consent relating to (i) any delay or extension in the terms of repayment or of the expiration date of any Commitment or Synthetic Deposit or change in the order of application of repayment or application in the reduction of any Commitment of the Loans provided in Section 2.4 or Section 2.8 hereof shall be made only with the written consent by each Lender Party directly affected thereby, (ii) any reduction in principal, interest (other than as a result of any waiver in respect of the Default Rate), premium or fees due hereunder or postponement of the payment thereof shall be made only with the written consent by each Lender Party directly affected thereby, (iii) the release of all or substantially all of the Collateral for the Loans shall be made only with the written consent by each Lender Party, (iv) any waiver of any Default due to the failure by EnergySolutions to pay any sum due to any of the Lenders hereunder shall be made only with the written consent by each Lender Party directly affected thereby, (v) any release of Holdco, Parent or any material Subsidiary Guarantor from its Guaranty of all or any portion of the Obligations, except in connection with a merger, sale or other disposition otherwise permitted hereunder, shall be made only with the written consent by each Lender Party, (vi) any portion of Section 2.6, 2.8, 2.10, 2.12 or 8.3, as it relates to the relative priority of payment among the Obligations, or any other provision of this Agreement or any of the other Loan Documents specifically requiring the consent or approval of each of the Lender Parties directly affected thereby shall be made only with the written consent by each Lender Party directly affected thereby, (vii) any amendment of this Section 11.12, the definition of Majority Lenders or any other change or modification of any of the voting percentage requirements hereunder shall be made only with the written consent by each Lender Party, (viii) any amendment that extends the Eurodollar Period beyond six months shall be made with the consent of each Lender directly affected thereby and (ix) any amendment, waiver or modification of the prepayment provisions of Section 2.6 or Section 2.8, or any change in the definitions related thereto, shall be made only with the written consent by each Lender Party directly affected thereby, (b) any amendment relating to any increase in any Commitment of any Lender shall be made only by an instrument in writing signed by such Lender, the Administrative Agent and EnergySolutions, (c) no amendment, waiver or consent shall, unless in writing and signed by the Revolving Issuing Bank, in addition to the Lenders required above, affect the rights or duties of the Revolving Issuing Bank under this Agreement or any Revolving Letter of Credit Agreement, (d) no amendment, waiver or consent shall, unless in writing and signed by the Synthetic Issuing Bank, in addition to the Lenders required above, affect the rights or duties of the Synthetic Issuing Bank under this Agreement or any Synthetic Letter of Credit Agreement, (e) the Fee Letter may be amended or otherwise modified by the parties thereto without the consent of, or notice to, any other Person and (f) no amendment or modification that would require the Revolving Lenders to make a Loan or other extension of credit at a time they otherwise would not be required to do so shall be effective without the prior written consent of the Majority Revolving Lenders. Any amendment to any provision hereunder governing the rights, obligations or liabilities of the Administrative Agent in its capacity as such may be made only by an instrument in writing signed by the Administrative Agent and by each of the Lender Parties.

If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by clause (b) above), and the consent of all Lenders required hereunder would have been obtained but for any Lender’s failure to consent (such Lender, a “Non-Consenting Lender”) and the consent of Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then EnergySolutions shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such Non-Consenting Lender or Lenders (or, at the option of EnergySolutions if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments or Synthetic Deposits), to replace only the Commitments, Synthetic Deposits and/or Loans of the respective Non-Consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 10.3 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay all outstanding Loans or refund the Synthetic Deposit of such Lender that gave rise to the need to obtain such Lender’s consent in accordance with this Agreement; provided that, unless the Commitments that are terminated, Loans that are repaid and Synthetic Deposit that is refunded pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Majority Lenders (determined after giving effect to the proposed action) shall specifically consent thereto. In addition, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders or Synthetic Lenders) or the Term Lenders (but not the Revolving Lenders or Synthetic Lenders) or the Synthetic Lenders (but not the Term Lenders or the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by EnergySolutions and the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto under this Section 11.12 if such Lenders were the only Lenders hereunder at the time; provided further that EnergySolutions shall pay to any Non-Consenting Lender any premium that would be payable in the event of a prepayment on such date.

Section 11.13 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.14 Other Relationships.

No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent or its Affiliates and each Lender Party or its respective Affiliates to enter into or maintain business relationships with EnergySolutions or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.15 Directly or Indirectly.

If any provision in this Agreement refers to any action taken or to be taken by any Person or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.16 Reliance on and Survival of Various Provisions.

All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (a) shall be deemed to have been relied upon by the Administrative Agent and each of the Lender Parties notwithstanding any investigation heretofore or hereafter made by them and (b) shall survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.11, 2.13, 2.14, 5.11, 9.11, 10.3 and 11.2 hereof, shall survive the termination of this Agreement and the payment and performance of all other Obligations.

Section 11.17 Senior Debt.

The Indebtedness of EnergySolutions evidenced by this Agreement is secured by the Security Documents and is intended by the parties hereto to be in parity with the Secured Hedge Agreements in effect from time to time (with respect to Secured Obligations under Secured Hedge Agreements) and senior in right of payment to any other Investors of EnergySolutions.

Section 11.18 Obligations Several.

The obligations of the Administrative Agent and each of the Lender Parties hereunder are several, not joint.

Section 11.19 Confidentiality.

The Lender Parties shall hold all information which has been identified as non-public, proprietary or confidential by EnergySolutions obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound financial service industry practices; provided, however, that the Lender Parties may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers and other professional advisors in connection with this Agreement; (b) to any pledgee referred to in Section 11.5(d) or any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such pledgee, contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.19); (c) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender Party’s investment portfolio in connection with ratings issued with respect to such Lender Party; (d) as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such proposed syndicate member or proposed transferee or participant agrees to be bound by the provisions of this Section 11.19); (e) as required or requested by any governmental authority or representative thereof; (f) in connection with the exercise of any right or remedy under this Agreement, the Secured Hedge Agreements, any other Loan Document or related document; (g) as required by any law, rule, regulation or judicial process; or (h) with respect to any litigation to which any Loan Party, any Agent, any Lender Party or any of their Affiliates is a party. In no event shall any Lender Party be obligated or required to return any materials furnished to it by EnergySolutions. The foregoing provisions shall not apply to a Lender Party with respect to information that (i) is or becomes generally available to the public (other than through a breach of this Section 11.19 by such Lender Party), (ii) is already in the possession of such Lender Party on a nonconfidential basis, or (iii) comes into the possession of such Lender Party in a manner not known to such Lender Party to involve a breach of a duty of confidentiality owing to EnergySolutions.

Section 11.20 No Liability of the Issuing Banks.

EnergySolutions assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Banks nor any of their officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by either Issuing Banks against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that EnergySolutions shall have a claim against the Issuing Banks, and the Issuing Banks shall be liable to EnergySolutions, to the extent of any direct, but not consequential, damages suffered by EnergySolutions that EnergySolutions proves were caused by (i) the Issuing Banks’ willful misconduct, gross negligence or breach of any Loan Document as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Banks’ willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 11.21 Patriot Act Notice.

Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. EnergySolutions shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender Parties in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.22 Performance.

If any performance (other than payment) under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day.

Section 11.23 The Platform.

EnergySolutions hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, EnergySolutions agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

EnergySolutions further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems. (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ENERGYSOLUTIONS, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ENERGYSOLUTIONS’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.24 Holdco Release.

Upon the consummation of the IPO Reorganization, Holdco shall be released from its obligations under the Loan Documents, all representations, warranties and covenants applicable to Holdco shall cease to be in effect and Holdco shall be released from this Agreement, and the Holdco Guaranty, the Holdco Pledge and the Holdco Security Agreement shall be terminated (and the Collateral Agent shall execute all documents reasonably requested by EnergySolutions confirming the same) so long as (i) Parent, EnergySolutions and the Subsidiaries have complied with their obligations under Section 5.18 of the Credit Agreements and (ii) all Pledged Equity Interests (as defined in all Pledge Agreements existing prior to the IPO Reorganization other than the Holdco Pledge Agreement) have been pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the other Pledge Agreements.

ARTICLE 12.

Waiver of Jury Trial

Section 12.1 Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first appearing above.

ENERGYSOLUTIONS, LLC,
a Utah limited liability company

By:	/S/ R STEVE CREAMER
R Steve Creamer,
President and Chief Executive Officer

Taxpayer Identification Number: 14-1921823

Address of Principal Place of Business:
423 West 300 South Salt Lake City, Utah 84101

STATE OF UTAH	)
)
COUNTY OF SALT LAKE	)

On the day of June     , in the year 2006, before me, the undersigned personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the instrument, personally appeared and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

/S/ KIMBERLEE LONGHURST
Notary

[Notarial Seal]

[signatures continue on the following pages]

ENV HOLDINGS LLC,
a Delaware limited liability company

By:	/S/ ANDREW S. WEINBERG
Andrew S. Weinberg,
Manager

Taxpayer Identification Number: 56-2494657

Address of Principal Place of Business:

c/o Goldberg Lindsay & Co LLC
630 Fifth Avenue, 30th Floor
New York, NY 10111

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CITICORP NORTH AMERICA, INC., as Administrative Agent, Collateral Agent, Revolving Issuing Bank, Synthetic Issuing Bank and a Lender

By:	/S/ JULIE PERSILY
Name:	Julie Persily
Title:	Managing Director

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CITIGROUP GLOBAL MARKETS INC., as Lead Arranger

By:	/S/ JULIE PERSILY
Name:	Julie Persily
Title:	Managing Director

[signatures continue on the following page]

CALYON NEW YORK BRANCH, as Syndication Agent and Lender

By:	/S/ MARK KONEVAL
Name:	Mark Koneval
Title:	Managing Director

By:	/S/ ALEX AVERBUKH
Name:	Alex Averbukh
Title:	Director

[signatures continue on the following page]

, as Lender

By:
Name:
Title:
[This amendment was executed by authorized signatories of 3 Lender Institutions:]

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